UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

(Amendment No. 1)

GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

WESTERN URANIUM CORPORATION
(Exact name of registrant as specified in its charter)

Ontario, Canada	98-1271843
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

700-10 King Street East, Toronto, Ontario, Canada M5C 1C3
(Address of principal executive offices)

(416) 564-2870
(Registrant's telephone number, including area code)

Copies to:

J. Brad Wiggins, Esq.

SecuritiesLawUSA, PC

One Metro Center
700 12th Street, NW, Suite 700
Washington, D.C. 20005
Tel (202) 261-0660

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

None

None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Shares
(Title of Class)

None
(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐

Non-Accelerated Filer ☐	Smaller Reporting Company ☒
(Do not check if a smaller reporting company)

Western Uranium Corporation

You should rely only on the information contained in this document or to which we have referred you.  We have not authorized anyone to provide you with information that is different.  You should assume that the information contained in this document is accurate as of the date of this Form 10 only.

This registration statement will become effective automatically 60 days from the date of the original filing, pursuant to Section 12(g)(1) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As of the effective date we will become subject to the requirements of Regulation 13(a) under the Exchange Act and will be required to file Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, and will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

USE OF NAMES

As used in this Form 10, unless the context otherwise requires, the terms “we,” “us,” “our,” “Western” and “WUC” , “Corporation”, or the “Company” refer to Western Uranium Corporation, an Ontario Canadian corporation, and its subsidiaries.

CURRENCY

The accounts of the Company are maintained in U.S. dollars. All dollar amounts referenced in this Form 10 and the consolidated financial statements are stated in U.S. dollars.

FORWARD LOOKING STATEMENTS

The statements contained in this document that are not purely historical are “forward-looking statements.”  Although we believe that the expectations reflected in such forward-looking statements, including those regarding future operations, are reasonable, we can give no assurance that such expectations will prove to be correct.  Forward-looking statements are not guarantees of future performance and they involve various risks and uncertainties.  Forward-looking statements contained in this document include statements regarding our proposed services, market opportunities and acceptance, expectations for revenues, cash flows and financial performance, and intentions for the future.  Such forward-looking statements are included under Item 1.  “Business” and Item 2.  “Financial Information - Management’s Discussion and Analysis of Financial Condition and Results of Operations”.  All forward-looking statements included in this document are made as of the date hereof, based on information available to us as of such date, and we assume no obligation to update any forward-looking statement.  It is important to note that such statements may not prove to be accurate and that our actual results and future events could differ materially from those anticipated in such statements.  Among the factors that could cause actual results to differ materially from our expectations are those described under Item 1.  “Business,” Item 1A. “Risk Factors” and Item 2.  “Financial Information - Management’s Discussion and Analysis of Financial Condition and Results of Operations”.  All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this section and other factors included elsewhere in this document.

Item 1.	Business.

THE COMPANY

We are in the business of exploring, developing, mining and production from our uranium and vanadium resource properties.

We  are an exploration stage company for purposes of Industry Guide 7 of the U.S. Securities and Exchange Commission. Industry Guide 7 states that mining companies like ours can be classified into three stages: exploration, development, or production. Exploration stage includes all companies engaged in the search for mineral deposits, which are not in either the development or production stage. In order to be classified as a development or production stage company, the company must have already established reserves. The Company has not established reserves for purposes of Industry Guide 7.

Our mineral properties are located on the western Colorado and Utah plateau of south western Colorado and adjacent areas of the western United States. Upon our acquisition of Black Range Minerals Limited (“Black Range”), a mineral exploration and development company, our primary focus is bringing the fully permitted Sunday Mine Complex into production using the Ablation technology, development of the Hansen Project and the commercialization of the Ablation mineral concentration technology.

The Sunday Mine Complex is located in western San Miguel County, Colorado. The complex consists of the following five individual mines: the Sunday mine, the Carnation mine, the Saint Jude mine, the West Sunday mine and the Topaz mine. The operation of each of these mines requires a separate permit and all such permits have been obtained by Western and are currently valid. In addition, each of the mines has good access to a paved highway, electric power to existing declines, office/storage/shop and change buildings, and extensive underground haulage development with several vent shafts complete with exhaust fans.

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The Hansen/Taylor Ranch Project hosts six separate deposits and is located northwest of Canon City in Colorado. The Hansen Deposit has been targeted for initial production because (i) of its size, (ii) it is the highest grade of all of the deposits, and (iii) it is the most technically advanced of the deposit in terms of historical permitting and drilling.

We have acquired a license (“Ablation”), which provides a low cost, purely physical, method of concentrating mineralization by applying a grain-size separation process to ore slurries. No chemicals are added in the process, yet very high mineral recoveries can be achieved with considerable mass reduction; facilitating the separation of a high-value, high-grade ore product from a coarse-grained barren “clean sand” product.

Application of Ablation is expected to have a very positive effect on the development of not only the Company’s Hansen Deposit but also many other uranium deposits, globally, because it is expected to significantly reduce both capital and operating costs; while timelines to obtain mine permits may also be reduced.

Extensive test work has shown that from amenable sandstone-hosted uranium ore types, typically more than 90% of the uranium mineralization can be separated into 10-20% of the initial sample mass.

Our common shares are quoted on the Canadian Stock Exchange, also known as the “CSE,” under the symbol “WUC” as well as the OTCQX Best Marketplace under the symbol “WSTRF.” We are headquartered in Ontario, Canada with mining operations in the two U.S. states of Utah and Colorado. We have 1 full-time employee. The mailing address of our headquarters is 10 King Street East, Suite 700, Toronto, Ontario, M5C 1C3, Canada, and the telephone number at that location is (416) 564-2870. Our corporate website is located at http://western-uranium.com/.

We are an “emerging growth company” as that term is defined in the Jumpstart Our Business Startups Act (the “JOBS Act”). The JOBS Act defines an “emerging growth company” as one that had total annual gross revenues of less than $1,000,000,000 during the last fiscal year. Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act) are required to comply with the new or revised financial accounting standard. The JOBS Act also provides that a company can elect to opt out of the extended transition period provided by Section 102(b)(1) of the JOBS Act and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable.

CORPORATE HISTORY

Western Uranium Corporation was incorporated in December, 2006 under the Ontario Business Corporations Act and was formerly a non-listed reporting issuer subject to the rules and regulations of the Ontario Securities Commission. On November 20, 2014, the Company completed a listing process on the Canadian Securities Exchange ("CSE"). As part of that process, the Company acquired 100% of the issued and outstanding shares of Pinon Ridge Mining LLC ("PRM"), a Delaware limited liability company. The transaction constituted a reverse takeover of Western by PRM. After obtaining appropriate shareholder approvals, the Company subsequently reconstituted its Board of Directors and senior management team.

OUR STRATEGY

Our vision is to become a leading uranium developer and producer. Our strategy is to build value for stockholders by advancing our projects towards production when uranium markets improve, while prudently managing our cash and liquidity position for financial flexibility. The Company holds an exclusive 25 year license to use ablation mining technology (“AMT”), a proven technology that we anticipate will improve the efficiency of the sandstone hosted uranium mining process, which will be in operation at our Sunday Mine complex later in early 2017. The license agreement was entered into on March 17, 2015 and expires on March 16, 2040. There are no remaining license fee obligations and there are no future royalties due under the agreement. The Company has an exclusive right to the AMT, including the right to sub-license the technology to other third parties. The Company may not sell or assign the AMT.

Furthermore, related to AMT in connection with the acquisition of Black Range Minerals Ltd. (“Black Range”), the Company assumed a call option agreement between Black Range and Mr. George Glasier. Prior to the Black Range Transaction, George Glasier, the Company’s CEO, who is also a director, (“Seller”) transferred his interest in a former joint venture with Ablation Technologies, LLC to Black Range. In connection with the transfer, Black Range issued 25 million shares of Black Range common stock to Seller and committed to pay $500,000 to Seller within 60 days of the first commercial application of the ablation technology. Western assumed this contingent payment obligation in connection with the Black Range Transaction.

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At any time we may have acquisition or partnering opportunities in various stages of active review, including, for example, our engagement of consultants and advisors to analyze particular opportunities, analysis of technical, financial and other confidential information, submission of indications of interest, participation in preliminary discussions and negotiations and involvement as a bidder in competitive processes.

The timing for commencement of uranium production is uncertain and is dependent upon a sustained increase in the market price of uranium and the approval of and/or license permitting the use of ablation technology in mining. As such we would require uranium pricing of more than $45 per pound. We have been in consultation with the Colorado Department of Public Health and Environment (“CDPHE”) to determine if a license is needed. Furthermore, we would need to build a full-scale ablation machine in connection with our startup. To begin mining, we would expect to incur startup costs totaling approximately $2,000,000, consisting of equipment upgrades of $650,000, overhead costs of $720,000, permits of $100,000, mine preparation of $100,000, employee hiring of $200,000, contract miner equipment of $100,000, drill program of $100,000, and miscellaneous of $30,000. In approximately early September 2016 we will know whether a permit will be needed. If no permit is required and the price of uranium is $45 per pound, production may begin as early as the first half of 2017.

Western Uranium Corporation believes that its mineral resources have a reasonable prospect for economic extraction, either with the utilization of ablation mining technology or without it.  However, the Company has not yet been able to perform a Preliminary Economic Assessment (“PEA”).  The inputs to the PEA are dependent on the extent to which ablation mining technology will be utilized.  The Company will not know whether it will be able to utilize the ablation mining technology until the CDPHE regulatory authorities decide whether a source material license or other license is required. It is possible that the CDPHE will decide no license is required.  Accordingly, the Company has not yet been able to determine the cut-off grades and pricing under an economic assessment.

RECENT CORPORATE DEVELOPMENTS

Private placements

On February 4, 2015, the Company completed a private placement raising gross proceeds of CAD $1,760,000 (US$1,453,602) through the issuance of 640,000 common shares at a price of CAD $2.75 (US$2.27) per common share. In connection with this private placement, the Company paid broker fees, legal fees and other expenses of US$99,809.

On December 31, 2015, the Company completed a private placement raising gross proceeds of CAD $300,000 through the subscription for 101,009 common shares at a price of CAD $2.97 (US$2.14) per common share, and warrants to purchase aggregate of 101,009 common shares at an exercise price of CAD $3.50. Of the total amount received, CAD $275,000 (US$198,298) was received in December of 2015 while the remainder was received in February of 2016. The warrants are exercisable immediately upon issuance and expire five years from the date of issuance. At December 31, 2015, the Company accounted for these proceeds of $198,298 as subscriptions payable.

During April 2016, the Company initiated a private placement for the sale of units of its securities for a price per unit of $1.70 (CAD) (US$1.34). Each unit consists of one common share and one warrant to purchase a common share at $2.60 (CAD). The warrants are exercisable immediately upon issuance and expire five years after the date of issuance. During April and May 2016 the Company raised gross proceeds of CAD $791,090 (US$621,870) through the issuance of 465,347 units.

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Acquisition of Mineral Properties from EFHC

On August 18, 2014, the Company closed on the purchase of certain mining properties from Energy Fuels Holding Corp. (“EFHC”) in an arm’s length transaction. The mining assets include both owned and leased land in the states of Utah and Colorado. All of the mining assets represent properties that have previously been mined to different degrees for uranium in the past. As some of the properties have not formally established proven or probable reserves, there may be greater inherent uncertainty as to whether or not any mineralized material can be economically extracted as originally planned and anticipated.

Acquisition of PRM

On November 20, 2014, Western, through its wholly-owned US subsidiary Western Uranium Corporation, which was incorporated in Utah (“Western US”), acquired 100% of the members' interests of PRM. The transaction formed the basis for the Company obtaining a public listing on the CSE. To effect the transaction, Western issued 11,000,000 post-consolidation common shares in exchange for all the issued and outstanding securities of PRM.

PRM is a Delaware limited liability company with an indefinite term, which was formed on March 10, 2014 for the purpose of purchasing and operating uranium mines in Utah and Colorado.

Acquisition of Black Range

On September 16, 2015, Western completed its acquisition of Black Range, an Australian company that was listed on the Australian Securities Exchange until the acquisition was completed. The acquisition terms were pursuant to a definitive Merger Implementation Agreement entered into between Western and Black Range. Pursuant to the agreement, Western acquired all of the issued shares of Black Range by way of Scheme of Arrangement (“the Scheme”) under the Australian Corporation Act 2001 (Cth) (the "Black Range Transaction"), with Black Range shareholders being issued common shares of Western on a 1 for 750 basis. On August 25, 2015, the Scheme was approved by the shareholders of Black Range and on September 4, 2015, Black Range received approval by the Federal Court of Australia. In addition, Western issued to certain employees, directors and consultants options to purchase Western common shares. Such stock options were intended to replace Black Range stock options outstanding prior to the Black Range Transaction on the same 1 for 750 basis.

In connection with the Black Range Transaction, Western acquired the net assets of Black Range. These net assets consist principally of interests in a uranium complex of mines located in Colorado (the “Hansen-Taylor Complex”) and a 100% interest in a 25 year license for ablation mining technologies and related patents from Ablation Technologies, LLC. The Hansen-Taylor Complex is principally a sandstone-hosted deposit that was discovered in 1977 which was permitted for mining in 1981. Ablation is a low cost, purely physical method of concentrating mineralization of uranium ore by applying a grain-size separation process to ore slurries.

OVERVIEW OF THE URANIUM INDUSTRY

The only significant commercial use for uranium is as a fuel for nuclear power plants for the generation of electricity. According to the World Nuclear Association ("WNA"), as of January 2016, there were 396 nuclear reactors operable worldwide, excluding the 43 idled reactors in Japan, with annual requirements of about 147.5 million pounds of uranium. In addition, the WNA lists 66 reactors under construction, 158 being planned and 330 being proposed.

Worldwide uranium production or primary supply in 2016 is estimated by UxC Consulting in its Q4 2015 report at 163 million pounds. This is compared with 151 million pounds of primary supply in 2015. Using estimates from WNA, estimated global uranium demand was 148 million pounds in 2015.

Spot prices rose from $21.00 per pound in January 2005 to a high of $136.00 per pound in June 2007 in anticipation of sharply higher projected demand as a result of a resurgence in nuclear power and the depletion or unavailability of secondary supplies. The sharp price increase was driven in part by high levels of buying by utility companies, which resulted in most utilities covering their requirements through 2009. A decrease in near-term utility demand coupled with rising levels of supplies from producers and traders led to downward pressure on uranium prices since the third quarter of 2007. A rebound in uranium prices in conjunction with a recovery in commodities in 2010 was curtailed by the Fukushima disaster in Japan.

In 2015, the average weekly spot price of uranium was $36.83 per pound compared with $35.50 in 2014 and $39.00 per pound in 2013. In 2015, the weekly spot price of uranium reached a high of $39.50 per pound in March while the low for the year was $33.75 per pound in December. The year end 2015 spot price was $34.25 per pound. As of March 14, 2016, the weekly spot price was $28.75 per pound and the long-term contract price was $44.00 per pound.

Based upon recent uranium pricing forecasts from leading bankers as provided below, we believe that uranium prices will improve over the coming years. We are expecting demand for uranium to improve over the mid-term from an expected increase of nuclear power generation in China, and to a lesser extent, India, Russia and other countries. Factors causing us to expect rising uranium prices include near term utility long-term contracting and gradual restarting of Japan's idled 43 reactors.

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Forecasts from leading bankers:

As of April 28, 2016, Cantor Fitzgerald LP forecast that the price of uranium per pound would rise to $35.19 in 2016, $48.00 in 2017, and $66.25 in 2018.

As of April 19, 2016, Capital Economics Ltd forecast that the price of uranium per pound would rise to $33.00 in 2016 and $42.00 in 2017.

As of May 2, 2016, Toronto-Dominion Bank forecast that the price of uranium per pound would rise to $34.00 in 2016 and $45.00 in 2017.

As of March 29, 2016, BMO Capital Groups Co. forecast that the price of uranium per pound would rise to $32.00 in 2016, $41.00 in 2017, and $46.00 in 2018.

Vanadium

Conventional and new vanadium applications include steelmaking, grid scale renewable energy storage, high performance batteries, and chemicals.

When a very small amount of vanadium is added to steel, high-strength low-alloy vanadium steel is created while greatly reducing energy, shipping and production costs. And while steelmaking accounts for roughly 92% of all vanadium currently consumed, it's estimated that vanadium is only used in about 9% of all steels today.

International metals consultancy TTP Squared, Inc. forecasts steel-specific vanadium consumption will grow at a Consolidated Annual Growth Rate (CAGR) of 4.8% over the period 2010 to 2025 not because steel will be in much greater demand but because vanadium alloy steel will be in greater demand.

After steelmaking, the second largest market for vanadium is that of catalysts and chemical applications.

While currently representing up to 5% of global consumption, demand from this segment is projected to grow in the short- and mid-term, according to the leading international metals and minerals research firm Roskill.

In particular, greater demand is expected in connection with the reduction of emissions from coal-fired power plants in developing economies such as China and India, as well as emissions from vehicles via catalytic converters.

Significant new sources of demand for vanadium are also expected to originate from lithium-vanadium phosphate batteries.

As microgrids and renewable energy projects boom, storing power during off-peak times is quickly becoming a global priority. Over the past decade, lithium-ion technology has emerged as the dominant player, amounting for a full 96 per cent of the U.S. market in 2015, according to GTM Research. Though vanadium batteries will never challenge lithium’s stranglehold on the mobile devices market, its ability to be cycled thousands of times without degrading and scaled up or down to match the scope of a specific project could translate to significant penetration in the medium and large scale storage market.

While this new energy storage technology is still considered cutting edge, it continues to impress multiple commercial markets, particularly the automotive industry, where lithium-vanadium phosphate batteries represent the only battery solution with high enough energy density to convince consumers that electric vehicles can compete with gas vehicles on a performance basis.

The current vanadium market price is at a 10-year low and is below the historical floor of $5.00 per lb. The 10-year high price was $17.00 per lb in 2008. In 2014 global supply was 168,000 kilotonnes and demand was 166,000 kilotonnes.

COMPETITION

There is global competition for uranium properties, capital, customers and the employment and retention of qualified personnel. We compete with multiple exploration companies for both properties as well as skilled personnel. In the production and marketing of uranium, there are a number of producing entities globally, some of which are government controlled and several of which are significantly larger and better capitalized than we are. Several of these organizations also have substantially greater financial, technical, manufacturing and distribution resources than we have.

Our future uranium production will also compete with uranium from secondary supplies, including the sale of uranium inventory held by the U.S. Department of Energy. In addition, there are numerous entities in the market that compete with us for properties and operate in situ recovery (“ISR”) facilities. If we are unable to successfully compete for properties, capital, customers or employees or with alternative uranium sources, it could have a materially adverse effect on our results of operations.

With respect to sales of uranium, the Company competes primarily based on price. We will market uranium to utilities and commodity brokers. We are in direct competition with supplies available from various sources worldwide. We believe we compete with multiple operating uranium companies.

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OVERVIEW OF WESTERN PROPERTIES

On September 16, 2015, in connection with the Black Range Transaction, the Company acquired additional mineral properties. The mining properties acquired through Black Range include leased land in the states of Colorado, Wyoming and Alaska. None of these mining properties are operational at this time. As these properties have not formally established proven or probable reserves, there may be greater inherent uncertainty as to whether or not any mineralized material can be economically extracted as originally planned and anticipated.

The Company’s mining properties acquired on August 18, 2014, include: San Rafael Uranium Project located in Emery County, Utah; The Sunday Mine Complex located in western San Miguel County, Colorado; The Van 4 Mine located in western Montrose County, Colorado; The Yellow Cat Project located in eastern Grand County, Utah; The Farmer Girl Mine project located in Montrose County, Colorado; The Sage Mine project located in San Juan County, Utah, and San Miguel County, Colorado USA.

The Company’s mining properties acquired on September 16, 2015, include Hansen, North Hansen, High Park, Picnic Tree, Taylor Ranch and Boyer Ranch, located in Fremont County, Colorado. The Company also acquired Jonesville Coal located in Palmer Recording District, Alaska and Keota located in Weld County, Wyoming.

THE ABLATION PROCESS

The Ablation mining process is dramatically different from conventional mining techniques. The benefits of ablation are as follows:

●	Mining, crushing, and separation of uranium and vanadium occurs underground. This means costs of moving material to the surface are much less as 80%-90% of the post Ablation material remains underground.

●	Less radiometric exposure due to the less surface material and time duration of material handling.

●	Lower costs for transportation of post Ablation material on the roads to the mill because 80-90% of the waste rock remained underground.

●	Once the post Ablation material reaches the mill, the acid consumption at the mill, power, and radiometric exposure is much less due to the lower quantities of material moving through the milling process.

●	Ablation mining technology can be used on legacy uranium stockpiles in the Western United States to clean up uranium waste dumps. WUC would use Ablation on the waste dumps, removing up to 90% of the uranium while leaving clean sand in place of the uranium dump. This means Ablation mining technology positively contributes to the 'greening of the environment' by ablating these legacy stockpiles.

●	Ablation mining allows the cost of production of uranium to be reduced. When a utility purchases the uranium at a lower price, this allows the utility to keep the price of electricity to the consumer low.

However, we may not be able to realize the anticipated benefits of the ablation process due to uncertainties associated with that process. When working with AMT there is an uncertain regulatory framework, which  may cause delays in our start up, and/or increase our costs. There is undetermined mill efficiency of the post Ablation ore, which may adversely impact our expected profitability. Use of Ablation mining technology represents an additional processing step at the mine, requiring additional equipment, support, material handling and a potential increase in water usage requirements.

ENVIRONMENTAL CONSIDERATIONS AND PERMITTING

United States

Uranium extraction is regulated by the federal government, states and, in some cases, by Indian tribes. Compliance with such regulation has a material effect on the economics of our operations and the timing of project development. Our primary regulatory costs have been related to obtaining licenses and permits from federal and state agencies before the commencement of production activities. The current environmental regulatory requirements for the ISR industry are well established. Many ISR projects have gone a full life cycle without any significant environmental impact. However, the process can make environmental permitting difficult and timing unpredictable.

U.S. regulations pertaining to climate change continue to evolve in both the U.S. and internationally. We do not anticipate any adverse impact from these regulations that would be unique to our operations.

Mining Permits are disclosed on a per mine basis below.

Reclamation and Restoration Costs and Bonding Requirements

At the conclusion of conventional mining, a site is decommissioned and reclaimed. Reclamation involves removing evidence of surface disturbance. The reclamation liabilities of the US mines are subject to legal and regulatory requirements, and estimates of the costs of reclamation are reviewed periodically by the applicable regulatory authorities. The reclamation liability represents the Company’s best estimate of the present value of future reclamation costs in connection with the mineral properties. The Company determined the gross reclamation liabilities at December 31, 2015 of the mineral properties to be approximately $1,036,142.

The Company is required by State regulatory agencies to obtain financial surety relating to certain of its future restoration and reclamation obligations. The Company has provided performance bonds issued for the benefit of the Company in the amount of $1,036,286 to satisfy such regulatory requirements.

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Item 1A.	Risk Factors

Risks Related to Our Business

Our business activities are subject to significant risks, including those described below. Every investor or potential investor in our securities should carefully consider these risks. If any of the described risks actually occurs, our business, financial position and results of operations could be materially adversely affected. Such risks are not the only ones we face and additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business.

We are not producing uranium at this time. As a result, we currently have no sources of operating cash. If we cannot access additional sources of private or public capital, partner with another company that has cash resources and/or find other means of generating revenue other than uranium production, we may not be able to remain in business.

Until we begin uranium production, we have no way to generate cash inflows unless we monetize certain of our assets or obtain additional financing. We can provide no assurance that our properties will be placed into production or that we will be able to continue to find, develop, acquire and finance additional reserves. If we cannot monetize certain existing assets, partner with another company that has cash resources, find other means of generating revenue other than uranium production and/or access additional sources of private or public capital, we may not be able to remain in business and our stockholders may lose their entire investment.

Our ability to function as an operating mining company will be dependent on our ability to mine our properties at a profit sufficient to finance further mining activities and for the acquisition and development of additional properties. The volatility of uranium prices makes long-range planning uncertain and raising capital difficult.

Our ability to operate on a positive cash flow basis will be dependent on mining sufficient quantities of uranium at a profit sufficient to finance our operations and for the acquisition and development of additional mining properties. Any profit will necessarily be dependent upon, and affected by, the long and short term market prices of uranium, which are subject to significant fluctuation. Uranium prices have been and will continue to be affected by numerous factors beyond our control. These factors include the demand for nuclear power, political and economic conditions in uranium producing and consuming countries, uranium supply from secondary sources and uranium production levels and costs of production. A significant, sustained drop in uranium prices may make it impossible to operate our business at a level that will permit us to cover our fixed costs or to remain in operation.

Evaluating our future performance may be difficult since we have a limited financial and operating history, with significant negative cash flow and accumulated deficit to date. Furthermore, there is no assurance that we will be successful in securing any form of additional financing in the future, therefore substantial doubt exists as to whether our cash resources and working capital will be sufficient to enable the Company to continue its operations over the next twelve months. Our long-term success will depend ultimately on our ability to achieve and maintain profitability and to develop positive cash flow from our mining activities.

As more fully described within this registration statement, we acquired our first mineral properties in November of 2014. To date, we have been acquiring additional mineral properties and raising capital. We hold uranium projects in various stages of exploration in the States of Colorado and Utah.

As more fully described under “Liquidity and Capital Resources” of Item 2. “Financial Information - Management’s Discussion and Analysis of Financial Condition and Result of Operations”, we have a history of significant negative cash flow and net losses, with an accumulated deficit balance of $2.2 million and $1.9 million at March 31, 2016 and December 31, 2015, respectively. We have been reliant on equity financings from the sale of our common shares and on debt financing in order to fund our operations. We do not expect to achieve profitability or develop positive cash flow from operations in the near term. As a result of our limited financial and operating history, including our significant negative cash flow and net losses to date, it may be difficult to evaluate our future performance.

At March 31, 2016 and December 31, 2015, we had a working capital deficit of $2.7 million. The continuation of the Company as a going concern is dependent upon our ability to obtain adequate additional financing which we have successfully secured since inception. However, there is no assurance that we will be successful in securing any form of additional financing in the future, therefore substantial doubt exists as to whether our cash resources and working capital will be sufficient to enable the Company to continue its operations over the next twelve months. The Company’s independent auditor has stated in its report that the consolidated financial statements for the two years ended December 31, 2015 were prepared assuming that the Company would continue as a going concern. The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred continuing losses from operations and is dependent upon future sources of equity or debt financing in order to fund its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

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Our reliance on equity and debt financings is expected to continue for the foreseeable future, and their availability whenever such additional financing is required, will be dependent on many factors beyond our control including, but not limited to, the market price of uranium, the continuing public support of nuclear power as a viable source of electricity generation, the volatility in the global financial markets affecting our stock price and the status of the worldwide economy, any one of which may cause significant challenges in our ability to access additional financing, including access to the equity and credit markets. We may also be required to seek other forms of financing, such as asset divestitures or joint venture arrangements to continue advancing our uranium projects which would depend entirely on finding a suitable third party willing to enter into such an arrangement, typically involving an assignment of a percentage interest in the mineral project.

Our long-term success, including the recoverability of the carrying values of our assets and our ability to acquire additional uranium projects and continue with exploration and pre-extraction activities and mining activities on our existing uranium projects, will depend ultimately on our ability to achieve and maintain profitability and positive cash flow from our operations by establishing ore bodies that contain commercially recoverable uranium and to develop these into profitable mining activities. The economic viability of our mining activities has many risks and uncertainties. These include, but are not limited to: (i) a significant, prolonged decrease in the market price of uranium; (ii) difficulty in marketing and/or selling uranium concentrates; (iii) significantly higher than expected capital costs to construct the mine and/or processing plant; (iv) significantly higher than expected extraction costs; (v) significantly lower than expected uranium extraction; (vi) significant delays, reductions or stoppages of uranium extraction activities; and (vi) the introduction of significantly more stringent regulatory laws and regulations. Our mining activities may change as a result of any one or more of these risks and uncertainties and there is no assurance that any ore body that we extract mineralized materials from will result in achieving and maintaining profitability and developing positive cash flow.

Our operations are capital intensive, and we will require significant additional financing to acquire additional uranium projects, continue with our exploration and begin pre-extraction activities on our existing uranium projects.

Our operations are capital intensive and future capital expenditures are expected to be substantial. We will require significant additional financing to fund our operations, including acquiring additional uranium projects, continuing with our exploration and beginning pre-extraction activities which include assaying, drilling, geological and geochemical analysis and mine construction costs. In the absence of such additional financing, we would not be able to fund our operations, including continuing with our exploration and pre-extraction activities, which may result in delays, curtailment or abandonment of any one or all of our uranium projects.

Uranium exploration and pre-extraction programs and mining activities are inherently subject to numerous significant risks and uncertainties, and actual results may differ significantly from expectations or anticipated amounts. Furthermore, exploration programs conducted on our uranium projects may not result in the establishment of ore bodies that contain commercially recoverable uranium.

Uranium exploration and pre-extraction programs and mining activities are inherently subject to numerous significant risks and uncertainties, many beyond our control, including, but not limited to: (i) unanticipated ground and water conditions and adverse claims to water rights; (ii) unusual or unexpected geological formations; (iii) metallurgical and other processing problems; (iv) the occurrence of unusual weather or operating conditions and other force majeure events; (v) lower than expected ore grades; (vi) industrial accidents; (vii) delays in the receipt of or failure to receive necessary government permits; (viii) delays in transportation; (ix) availability of contractors and labor; (x) government permit restrictions and regulation restrictions; (xi) unavailability of materials and equipment; and (xii) the failure of equipment or processes to operate in accordance with specifications or expectations. These risks and uncertainties could result in: delays, reductions or stoppages in our mining activities; increased capital and/or extraction costs; damage to, or destruction of, our mineral projects, extraction facilities or other properties; personal injuries; environmental damage; monetary losses; and legal claims.

Success in uranium exploration is dependent on many factors, including, without limitation, the experience and capabilities of a company’s management, the availability of geological expertise and the availability of sufficient funds to conduct the exploration program. Even if an exploration program is successful and commercially recoverable uranium is established, it may take a number of years from the initial phases of drilling and identification of the mineralization until extraction is possible, during which time the economic feasibility of extraction may change such that the uranium ceases to be economically recoverable. Uranium exploration is frequently non-productive due, for example, to poor exploration results or the inability to establish ore bodies that contain commercially recoverable uranium, in which case the uranium project may be abandoned and written-off. Furthermore, we will not be able to benefit from our exploration efforts and recover the expenditures that we incur on our exploration programs if we do not establish ore bodies that contain commercially recoverable uranium and develop these uranium projects into profitable mining activities, and there is no assurance that we will be successful in doing so for any of our uranium projects.

8

Whether an ore body contains commercially recoverable uranium depends on many factors including, without limitation: (i) the particular attributes, including material changes to those attributes, of the ore body such as size, grade, recovery rates and proximity to infrastructure; (ii) the market price of uranium, which may be volatile; and (iii) government regulations and regulatory requirements including, without limitation, those relating to environmental protection, permitting and land use, taxes, land tenure and transportation.

We have established the existence of mineralized materials for uranium properties. We have not established proven or probable reserves, as defined by the SEC under Industry Guide 7, through the completion of a “final” or “bankable” feasibility study for any of our uranium properties. Furthermore, we have no current plans to establish proven or probable reserves for any of our uranium properties as it doesn’t serve a business purpose at the present time.

We may not be able to realize anticipated benefits of the ablation process due to uncertainties associated with that process.

When working with AMT there is an uncertain regulatory framework, which  may cause delays in our start up, and/or increase our costs. There is undetermined mill efficiency of the post Ablation ore, which may adversely impact our expected profitability. Use of Ablation mining technology represents an additional processing step at the mine, requiring additional equipment, support, material handling and a potential increase in water usage requirements.

We do not insure against all of the risks we face in our operations.

In general, where coverage is available and not prohibitively expensive relative to the perceived risk, we will maintain insurance against such risk, subject to exclusions and limitations. We currently maintain insurance against certain risks including securities and general commercial liability claims and certain physical assets used in our operations, subject to exclusions and limitations; however, we do not maintain insurance to cover all of the potential risks and hazards associated with our operations. We may be subject to liability for environmental, pollution or other hazards associated with our exploration, pre-extraction and extraction activities, which we may not be insured against, which may exceed the limits of our insurance coverage or which we may elect not to insure against because of high premiums or other reasons. Furthermore, we cannot provide assurance that any insurance coverage we currently have will continue to be available at reasonable premiums or that such insurance will adequately cover any resulting liability.

Our inability to obtain financial surety would threaten our ability to continue in business.

Future financial surety requirements to comply with federal and state environmental and remediation requirements and to secure necessary licenses and approvals will increase significantly as future development and production occurs at certain of our sites in the United States. The amount of the financial surety for each producing property is subject to annual review and revision by regulators. We expect that the issuer of the financial surety instruments will require us to provide cash collateral for a significant amount of the face amount of the bond to secure the obligation. In the event we are not able to raise, secure or generate sufficient funds necessary to satisfy these requirements, we will be unable to develop our sites and bring them into production, which inability will have a material adverse impact on our business and may negatively affect our ability to continue to operate.

Acquisitions that we may make from time to time could have an adverse impact on us.

From time to time, we examine opportunities to acquire additional mining assets and businesses. Any acquisition that we may choose to complete may be of a significant size, may change the scale of our business and operations, and may expose us to new geographic, political, operating, financial and geological risks. Our success in our acquisition activities depends on our ability to identify suitable acquisition candidates, negotiate acceptable terms for any such acquisition, and integrate the acquired operations successfully with those of our Company. Any acquisitions would be accompanied by risks which could have a material adverse effect on our business. For example, there may be a significant change in commodity prices after we have committed to complete the transaction and established the purchase price or exchange ratio; a material ore body may prove to be below expectations; we may have difficulty integrating and assimilating the operations and personnel of any acquired companies, realizing anticipated synergies and maximizing the financial and strategic position of the combined enterprise, and maintaining uniform standards, policies and controls across the organization; the integration of the acquired business or assets may disrupt our ongoing business and our relationships with employees, customers, suppliers and contractors; and the acquired business or assets may have unknown liabilities which may be significant. In the event that we choose to raise debt capital to finance any such acquisition, our leverage will be increased. If we choose to use equity as consideration for such acquisition, existing shareholders may suffer dilution. Alternatively, we may choose to finance any such acquisition with our existing resources. There can be no assurance that we would be successful in overcoming these risks or any other problems encountered in connection with such acquisitions.

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The uranium industry is subject to numerous stringent laws, regulations and standards, including environmental protection laws and regulations. If any changes occur that would make these laws, regulations and standards more stringent, it may require capital outlays in excess of those anticipated or cause substantial delays, which would have a material adverse effect on our operations.

Uranium exploration and pre-extraction programs and mining activities are subject to numerous stringent laws, regulations and standards at the federal, state, and local levels governing permitting, pre-extraction, extraction, exports, taxes, labor standards, occupational health, waste disposal, protection and reclamation of the environment, protection of endangered and protected species, mine safety, hazardous substances and other matters. Our compliance with these requirements requires significant financial and personnel resources.

The laws, regulations, policies or current administrative practices of any government body, organization or regulatory agency in the United States or any other applicable jurisdiction, may change or be applied or interpreted in a manner which may also have a material adverse effect on our operations. The actions, policies or regulations, or changes thereto, of any government body or regulatory agency or special interest group, may also have a material adverse effect on our operations.

Uranium exploration and pre-extraction programs and mining activities are subject to stringent environmental protection laws and regulations at the federal, state, and local levels. These laws and regulations, which include permitting and reclamation requirements, regulate emissions, water storage and discharges and disposal of hazardous wastes. Uranium mining activities are also subject to laws and regulations which seek to maintain health and safety standards by regulating the design and use of mining methods. Various permits from governmental and regulatory bodies are required for mining to commence or continue, and no assurance can be provided that required permits will be received in a timely manner.

Our compliance costs including the posting of surety bonds associated with environmental protection laws and regulations and health and safety standards have been significant to date, and are expected to increase in scale and scope as we expand our operations in the future. Furthermore, environmental protection laws and regulations may become more stringent in the future, and compliance with such changes may require capital outlays in excess of those anticipated or cause substantial delays, which would have a material adverse effect on our operations.

To the best of our knowledge, our operations are in compliance, in all material respects, with all applicable laws, regulations and standards. We may not be able or may elect not to insure against the risk of liability for violations of such laws, regulations and standards, due to high insurance premiums or other reasons. Where coverage is available and not prohibitively expensive relative to the perceived risk, we will maintain insurance against such risk, subject to exclusions and limitations. However, we cannot provide any assurance that such insurance will continue to be available at reasonable premiums or that such insurance will be adequate to cover any resulting liability.

We may not be able to obtain, maintain or amend rights, authorizations, licenses, permits or consents required for our operations.

Our exploration and mining activities are dependent upon the grant of appropriate rights, authorizations, licenses, permits and consents, as well as continuation and amendment of these rights, authorizations, licenses, permits and consents already granted, which may be granted for a defined period of time, or may not be granted or may be withdrawn or made subject to limitations. There can be no assurance that all necessary rights, authorizations, licenses, permits and consents will be granted to us, or that authorizations, licenses, permits and consents already granted will not be withdrawn or made subject to limitations.

Closure and remediation costs for environmental liabilities may exceed the provisions we have made.

Natural resource companies are required to close their operations and rehabilitate the lands in accordance with a variety of environmental laws and regulations. Estimates of the total ultimate closure and rehabilitation costs for uranium operations are significant and based principally on current legal and regulatory requirements and closure plans that may change materially. Any underestimated or unanticipated rehabilitation costs could materially affect our financial position, results of operations and cash flows. Environmental liabilities are accrued when they become known, are probable and can be reasonably estimated. Whenever a previously unrecognized remediation liability becomes known, or a previously estimated reclamation cost is increased, the amount of that liability and additional cost will be recorded at that time and could materially reduce our consolidated net income in the related period.

The laws and regulations governing closure and remediation in a particular jurisdiction are subject to review at any time and may be amended to impose additional requirements and conditions which may cause our provisions for environmental liabilities to be underestimated and could materially affect our financial position or results of operations.

Major nuclear incidents may have adverse effects on the nuclear and uranium industries.

The nuclear incident that occurred in Japan in March 2011 had significant and adverse effects on both the nuclear and uranium industries. If another nuclear incident were to occur, it may have further adverse effects for both industries. Public opinion of nuclear power as a source of electricity generation may be adversely affected, which may cause governments of certain countries to further increase regulation for the nuclear industry, reduce or abandon current reliance on nuclear power or reduce or abandon existing plans for nuclear power expansion. Any one of these occurrences has the potential to reduce current and/or future demand for nuclear power, resulting in lower demand for uranium and lower market prices for uranium, adversely affecting the Company’s operations and prospects. Furthermore, the growth of the nuclear and uranium industries is dependent on continuing and growing public support of nuclear power as a viable source of electricity generation.

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The marketability of uranium concentrates will be affected by numerous factors beyond our control which may result in our inability to receive an adequate return on our invested capital.

The marketability of uranium concentrates extracted by us will be affected by numerous factors beyond our control. These factors include macroeconomic factors, fluctuations in the market price of uranium, governmental regulations, land tenure and use, regulations concerning the importing and exporting of uranium and environmental protection regulations. The future effects of these factors cannot be accurately predicted, but any one or a combination of these factors may result in our inability to receive an adequate return on our invested capital.

The only significant market for uranium is nuclear power plants world-wide, and there are a limited number of customers.

We are dependent on a limited number of electric utilities that buy uranium for nuclear power plants. Because of the limited market for uranium, a reduction in purchases of newly produced uranium by electric utilities for any reason (such as plant closings) would adversely affect the viability of our business.

The price of alternative energy sources affects the demand for and price of uranium.

The attractiveness of uranium as an alternative fuel to generate electricity may be dependent on the relative prices of oil, gas, coal and hydro-electricity and the possibility of developing other low-cost sources of energy. If the prices of alternative energy sources decrease or new low-cost alternative energy sources are developed, the demand for uranium could decrease, which may result in a decrease in the price of uranium.

The title to our mineral property interests may be challenged.

Although we have taken reasonable measures to ensure proper title to our interests in mineral properties and other assets, there is no guarantee that the title to any of such interests will not be challenged. No assurance can be given that we will be able to secure the grant or the renewal of existing mineral rights and tenures on terms satisfactory to us, or that governments in the jurisdictions in which we operate will not revoke or significantly alter such rights or tenures or that such rights or tenures will not be challenged or impugned by third parties, including local governments, aboriginal peoples or other claimants. Our mineral properties may be subject to prior unregistered agreements, transfers or claims, and title may be affected by, among other things, undetected defects. A successful challenge to the precise area and location of our claims could result in us being unable to operate on our properties as permitted or being unable to enforce our rights with respect to our properties.

Due to the nature of our business, we may be subject to legal proceedings which may divert management’s time and attention from our business and result in substantial damage awards.

Due to the nature of our business, we may be subject to numerous regulatory investigations, securities claims, civil claims, lawsuits and other proceedings in the ordinary course of our business. The outcome of these lawsuits is uncertain and subject to inherent uncertainties, and the actual costs to be incurred will depend upon many unknown factors. We may be forced to expend significant resources in the defense of these suits, and we may not prevail. Defending against these and other lawsuits in the future may not only require us to incur significant legal fees and expenses, but may become time-consuming for us and detract from our ability to fully focus our internal resources on our business activities. The results of any legal proceeding cannot be predicted with certainty due to the uncertainty inherent in litigation, the difficulty of predicting decisions of regulators, judges and juries and the possibility that decisions may be reversed on appeal. There can be no assurances that these matters will not have a material adverse effect on our business, financial position or operating results.

Competition from better-capitalized companies affects prices and our ability to acquire both properties and personnel.

There is global competition for uranium properties, capital, customers and the employment and retention of qualified personnel. In the production and marketing of uranium, there are a number of producing entities, some of which are government controlled and all of which are significantly larger and better capitalized than we are. Many of these organizations also have substantially greater financial, technical, manufacturing and distribution resources than we have.

Our future uranium production will also compete with uranium recovered from the de-enrichment of highly enriched uranium obtained from the dismantlement of United States and Russian nuclear weapons and imports to the United States of uranium from the former Soviet Union and from the sale of uranium inventory held by the United States Department of Energy. In addition, there are numerous entities in the market that compete with us for properties and are attempting to become licensed to operate ISR and/or underground mining facilities. If we are unable to successfully compete for properties, capital, customers or employees or with alternative uranium sources, it could have a materially adverse effect on our results of operations.

11

Because we have limited capital, inherent mining risks pose a significant threat to us compared with our larger competitors.

Because we have limited capital we may be unable to withstand significant losses that can result from inherent risks associated with mining, including environmental hazards, industrial accidents, flooding, earthquake, interruptions due to weather conditions and other acts of nature which larger competitors could withstand. Such risks could result in damage to or destruction of our infrastructure and production facilities, as well as to adjacent properties, personal injury, environmental damage and processing and production delays, causing monetary losses and possible legal liability. Our business could be harmed if we lose the services of our key personnel.

Our business and mineral exploration programs depend upon our ability to employ the services of geologists, engineers and other experts. In operating our business and in order to continue our programs, we compete for the services of professionals with other mineral exploration companies and businesses. In addition, several entities have expressed an interest in hiring certain of our employees. Our ability to maintain and expand our business and continue our exploration programs may be impaired if we are unable to continue to employ or engage those parties currently providing services and expertise to us or identify and engage other qualified personnel to do so in their place. To retain key employees, we may face increased compensation costs, including potential new stock incentive grants and there can be no assurance that the incentive measures we implement will be successful in helping us retain our key personnel.

If we fail to maintain proper and effective internal controls, our ability to produce accurate and timely consolidated financial statements could be impaired, which could harm our operating results, our ability to operate our business and investors’ views of us.

Ensuring that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate consolidated financial statements on a timely basis is a costly and time-consuming effort that will need to be evaluated frequently. Section 404 of the Sarbanes-Oxley Act requires public companies to conduct an annual review and evaluation of their internal controls. The Company is in the process of reviewing its internal control over financial reporting in the interest of complying with Section 404 of the Sarbanes-Oxley Act. Our failure to maintain the effectiveness of our internal controls in accordance with the requirements of the Sarbanes-Oxley Act could have a material adverse effect on our business. We could lose investor confidence in the accuracy and completeness of our financial reports, which could have an adverse effect on the price of our common shares.

The Company may be subject to certain tax consequences in its business, which may increase the cost of doing business.

The Company may not be able to structure its acquisitions to result in tax-free treatment for the companies or their stockholders, which could deter third parties from entering into certain business combinations with the Company or result in being taxed on consideration received in a transaction.

Risks Related to Our Stock

If we are unable to raise additional capital, our business may fail and stockholders may lose their entire investment.

We had $70,595 and $214,482 in cash at March 31, 2016 and December 31, 2015, respectively. There can be no assurance that we will be able to obtain additional capital after we exhaust our current cash. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of such securities would likely result in substantial dilution to existing stockholders. If we borrow money, we will have to pay interest and may also have to agree to restrictions that limit our operating flexibility.

If additional capital is not available in sufficient amounts or on a timely basis, we will experience liquidity problems, and we could face the need to significantly curtail current operations, change our planned business strategies and pursue other remedial measures. Any curtailment of business operations would have a material negative effect on operating results, the value of our outstanding stock is likely to fall, and our business may fail, causing our stockholders to lose their entire investment.

Shareholders could be diluted if we were to use common shares to raise capital.

We may need to seek additional capital to carry our business plan. This financing could involve one or more types of securities including common shares, convertible debt or warrants to acquire common shares. These securities could be issued at or below the then prevailing market price for our common shares. Any issuance of additional common shares could be dilutive to existing stockholders and could adversely affect the market price of our common shares.

12

The Company’s common shares may be traded infrequently and in low volumes, which may negatively affect the ability to sell shares.

The Company’s common shares may trade infrequently and in low volumes on the OTC Markets, meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time may be relatively small or non-existent. This situation may be attributable to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community who can generate or influence sales volume, and that even if we came to the attention of such institutionally oriented persons, they tend to be risk-averse in this environment and would be reluctant to follow an early stage company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in the Company’s shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price.  The Company cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained.  Due to these conditions, we can give you no assurance that you will be able to sell your shares at or near bid prices or at all if you need money or otherwise desire to liquidate your shares.  Further, institutional and other investors may have investment guidelines that restrict or prohibit investing in securities traded in the over-the-counter market.  These factors may have an adverse impact on the trading and price of our securities, and could even result in the loss by investors of all or part of their investment.

The Company’s Common Share Price May Be Volatile.

The future trading price of the Company’s common shares may be volatile and may fluctuate substantially. The price of the common shares may be higher or lower than the price you pay for your shares, depending on many factors, some of which are beyond the Company’s control and may not be directly related to its operating performance. These factors include the following:

●	price and volume fluctuations in the overall stock market from time to time;

●	significant volatility in the market price and trading volume of securities of mineral exploration and mining companies;

●	changes in government regulations or regulatory policies with respect to mineral exploration and mining companies or in the status of our regulatory approvals;

●	actual or anticipated changes in earnings or fluctuations in operating results;

●	announcements by us or by our competitors of acquisitions or of new products, commercial relationships or capital commitments;

●	disruption to our operations or those of other sources critical to our operations;

●	the emergence of new competitors;

●	commencement of, or our involvement in, litigation;

●	dilutive issuances of our common shares or the incurrence of additional debt;

●	adoption of new or different accounting standards;

●	general economic conditions and trends and slow or negative growth of related markets;

●	loss of a major funding source; or

●	departures of key personnel.

Due to the continued potential volatility of the stock price, the Company may be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and resources from the business.

13

The sale of shares by our directors and officers may adversely affect the market price for our shares.

Sales of significant amounts of common shares held by our officers and directors, or the prospect of these sales, could adversely affect the market price of our common shares. Management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

We have never paid or declared any dividends on our common shares.

We have never paid or declared any dividends on our common shares or preferred stock. Likewise, we do not anticipate paying, in the near future, dividends or distributions on our common shares. Any future dividends on common shares will be declared at the discretion of our board of directors and will depend, among other things, on our earnings, our financial requirements for future operations and growth, and other facts as we may then deem appropriate.

Our Chief Executive Officer and one of our directors are also our two largest stockholders, and as a result they can exert control over us and have actual or potential interests that may diverge from yours.

George Glasier, our CEO, and Russell Fryer, one of our Directors, beneficially own, in the aggregate, over 58.5% of our common shares. As a result, these stockholders, acting together, will be able to influence many matters requiring stockholder approval, including the election of directors and approval of mergers and other significant corporate transactions. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control, and could deprive our stockholders of an opportunity to receive a premium for their common shares as part of a sale of our company and may affect the market price of our stock.

Further, Mr. Glasier and Mr. Fryer may have interests that diverge from those of other holders of our common shares. As a result, Mr. Glasier and Mr. Fryer may vote the shares they own or control or otherwise cause us to take actions that may conflict with your best interests as a stockholder, which could adversely affect our results of operations and the trading price of our common shares.

Through this control, Mr. Glasier and Mr. Fryer can control our management, affairs and all matters requiring stockholder approval, including the approval of significant corporate transactions, a sale of our company, decisions about our capital structure and the composition of our Board of Directors.

Item 2.	Financial Information

The following data should be read in conjunction with our consolidated financial statements and related notes thereto included elsewhere in this registration statement.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Overview

We are in the business of exploring, developing, mining and producing from our uranium and vanadium resource properties. Our mineral properties are located on the western Colorado and Utah plateau of south western Colorado and adjacent areas of the western United States. Following our acquisition of Black Range Minerals Limited, a mineral exploration and development company, our primary focus has been on bringing the fully permitted Sunday Mine Complex into production using the Ablation technology, development of the Hansen Project and the commercialization of the Ablation mining technology.

The Sunday Mine Complex is located in western San Miguel County, Colorado. The complex consists of the following five individual mines: the Sunday mine, the Carnation mine, the Saint Jude mine, the West Sunday mine and the Topaz mine. The operation of each of these mines requires a separate permit and all such permits have been obtained by Western and are currently valid. In addition, each of the mines has good access to a paved highway, electric power to existing declines, office/storage/shop and change buildings, and extensive underground haulage development with several vent shafts complete with exhaust fans.

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Recent Developments

Acquisition of Black Range Minerals Limited

On September 16, 2015, Western completed its acquisition of Black Range Minerals Ltd., an Australian company that was listed on the Australian Securities Exchange until the acquisition was completed. The purchase price of the acquisition was determined to be $14,669,667 through the issuance of 4,193,809 shares of common stock and stock options to purchase 271,996 shares of common stock. As part of the purchase, Western received mineral properties valued at $10,100,000, intellectual property on ablation of $9,488,051, a building with a fair value of $1,125,000 and restricted cash of $382,362. Also acquired in the purchase were liabilities owed by the Black Range Minerals Ltd. Which included accounts payable and accrued expenses of $396,145, a mortgage on the building of $1,051,000, a credit facility of $363,074 and a deferred exercise price payable of $500,000.

February 2015 Private Placement

On February 4, 2015, the Company completed a private placement raising gross proceeds of CAD $1,760,000 (US$1,453,602) through the issuance of 640,000 common shares at a price of CAD $2.75 (US$2.27) per common share. In connection with this private placement, the Company paid broker fees, legal fees and other expenses of US$99,809.

December 2015 Private Placement

On December 31, 2015, the Company commenced a non-brokered Canadian private placement, raising gross proceeds of $216,534 (“the Offering”) for the issuance of 101,009 common share units at a price of $2.14 per each common share unit, each unit consisting of one (1) common share plus one full common share purchase warrant – each full common share purchase warrant shall entitle the holder to purchase one common share at the exercise price of CAD $3.50 or US $2.52 as of December 31, 2015, for a term of five years from the closing date of the offering. Of the $216,534 raised, $198,298 was received in December of 2015 while the remaining $18,236 was received in February of 2016. As of December 31, 2015, the Company accounted for the $198,298 of proceeds as subscription payable.

Short Term Loans

On December 16, 2015, the Company successfully negotiated the extension of the $250,000 Siebels Note to June 13, 2016. The Company did not pay the $250,000 note obligation to Siebels on June 16, 2016. As of June 17, 2016, the Company is in default under the Siebels Note and is in negotiations with Siebels to cure the default.

On February 8, 2016, the Company successfully negotiated the extension of the $250,180 Nueco Note to June 13, 2016. The Company did not pay the $250,180 Nueco Note obligation on June 16, 2016. As of June 17, 2016, the Company is in default under the Nueco Note and is in negotiations with Nueco to cure the default.

April 2016 Private Placement

During April 2016, the Company initiated a private placement for the sale of units of its securities for a price per unit of $1.70 (CAD) (US$1.34). Each unit consists of one common share and one warrant to purchase a common share at $2.60 (CAD). The warrants are exercisable immediately upon issuance and expire five years after the date of issuance. During April and May 2016 the Company raised gross proceeds of CAD $791,090 (US$621,870) through the issuance of 465,347 units.

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Results of Operations

Three months ended March 31, 2016 as compared to the three months ended March 31, 2015

Summary

	For the Three Months Ended March 31,
	2016	2015
Expenses
Mining expenditures	$93,350	$41,680
Professional fees	35,107	76,232
General and administrative	36,257	29,686
Consulting fees	42,870	42,722
Loss from operations	(207,584)	(190,320)

Accretion and interest expense	20,080	13,320

Net loss	(227,664)	(203,640)

Other Comprehensive loss
Foreign exchange loss	(31,256)	(8,691)

Comprehensive Loss	$(258,920)	$(212,331)

Loss per share - basic and diluted	$(0.01)	$(0.02)

Our consolidated net loss for the three months ended March 31, 2016 and 2015 was $227,664 and $203,640 or $0.01 and $0.02 per share, respectively. The principal components of these quarter over quarter changes are discussed below.

1)	Mining expenditures for the three months ended March 31, 2016 were $93,350 as compared to $41,680 for the three months ended March 31, 2015. The increase in mining expenditures of $51,670, or 124% was principally attributable to ablation expense of $19,810, an increase in hydrological and mine services of approximately $5,000 and permit costs of $19,000. Mining expenditures include the costs of developing the ablation mining technology, permit costs and mine property maintenance costs.

2)	Professional fees for the three months ended March 31, 2016 were $35,107 as compared to $76,232 for the three months ended March 31, 2015. The decrease in professional fees of $41,125, or 54% was principally due to a reduction in legal fees related to the acquisition of Black Range, which was completed on September 16, 2015. Professional fees include legal, accounting and audit fees.

3)	General and administrative expenses for the three months ended March 31, 2016 were $36,257 as compared to $29,686 for the three months ended March 31, 2015. The increase in general and administrative expense of $6,571, or 22% was principally due to an increase in payroll expense of $19,000 upon the hiring of Mr. Siglin as the Company’s VP of Development, offset by decreases in other expenses and fees of $12,000.

4)	Consulting fees for the three months ended March 31, 2016 were $42,870 as compared to $42,722 for the three months ended March 31, 2015. The increase in consulting fees is $148, or 0%.

5)	Accretion and interest expense for the three months ended March 31, 2016 was $20,080 as compared to $13,320 for the three months ended March 31, 2015. The increase of accretion and interest expense of $6,760, or 51% was mainly attributable to the accretion and interest on the note payable to Siebels and the mortgage assumed in connection with the Black Range Transaction.

6)	Foreign exchange loss for the three months ended March 31, 2016 was $31,256 as compared to $8,691 for the three months ended March 31, 2015. The increase of the foreign exchange loss of $22,565, or 260% is primarily due to the decrease in the CAD to USD currency exchange rate along with the increase in the assets held in Canadian dollars and Australian dollars.

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Year ended December 31, 2015 as compared to the year ended December 31, 2014

Summary

	For the Year Ended December 31, 2015	For the Period March 10, 2014 (Inception) through December 31, 2014
Expenses
Mining expenditures	$457,212	$95,371
Professional fees	379,093	195,105
General and administrative	403,993	33,204
Consulting fees	233,022	15,037
Loss from operations	(1,473,320)	(338,717)

Accretion and interest expense	114,639	24,888

Net loss	(1,587,959)	(363,605)

Other Comprehensive gain (loss)
Foreign exchange gain (loss)	70,830	(2,186)

Comprehensive Loss	$(1,517,129)	$(365,791)

Loss per share - basic and diluted	$(0.12)	$(0.03)

Our consolidated net loss for the year ended December 31, 2015 and the period ended December 31, 2014 was $1,587,959 and $363,605 or $0.12 and $0.03 per share, respectively. The principal components of these year over year changes are discussed below.

1)	Mining expenditures for the year ended December 31, 2015 were $457,212 as compared to the mining expenditures of $95,371 for the year ended December 31, 2014. The increase in mining expenditures of $361,841, or 379% was principally attributable to ablation expense of $200,000 and hydrological and mine services of $120,000. Mining expenditures include the costs of developing the ablation mining technology, permit costs and mine property maintenance costs.

2)	Professional fees for the year ended December 31, 2015 were $379,093 as compared to the professional fees of $195,105 for the period ended December 31, 2014. Professional fees include audit fees and costs incurred in connection with the acquisition of Black Range. The increase in professional fees of $183,988, or 94% was principally due to legal fees of $221,452, accounting fees of $70,000 and audit fees of $50,000 off-set by 2014 expenses related to the merger with Western of $139,349.

3)	General and administrative for the year ended December 31, 2015 were $403,993 as compared to $33,204 for the period ended December 31, 2014. The increase in general and administrative of $370,789, or 1,117% was principally due to the impairment of the buildings of $94,000, transfer agent expenses of $58,000, CSE transaction costs of $53,000 and payroll expense of $40,000.

4)	Consulting fees for the year ended December 31, 2015 were $233,022 as compared to the financial and consulting service fees of $15,037 for the period ended December 31, 2014. The increase in consulting fees of $217,985, or 1,450% was mainly due to a $100,000 consulting agreement with Cross River and expenses of $49,192 to Rhodes Capital Corporation.

5)	Accretion and interest expense for the year ended December 31, 2015 was $114,639 as compared to the interest expense of $24,888 for the year ended December 31, 2014. The increase of accretion and interest expense of $89,751, or 361% was mainly attributable to the notes payable to EFHC, Nueco and Siebels, including accrued interest and accretion of note discount as well as the mortgage assumed in connection with the Black Range Transaction.

6)	Foreign exchange gain (loss) for the year ended December 31, 2015 was $70,830 as compared to ($2,186) for the year ended December 31, 2014. The change of $73,016 of a loss to a gain was mainly due to the CAD to USD currency rate being 0.8627 on December 31, 2014 compared to 0.7201 on December 31, 2015.

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Financial Position

Operating Activities

Net cash used in operating activities was $230,867 for the three months ended March 31, 2016, as compared with net cash used of $243,283 for the three months ended March 31, 2015. The decrease of $12,416 in net cash used is mainly due to the Company having an increased net loss in 2016.

Net cash used in operating activities was $1,199,308 for the year ended December 31, 2015, as compared with $380,631 for the year ended December 31, 2014. The increase of $818,677 in cash used is mainly due the Company having an increased net loss of $1,224,354 off-set by an increase in change in operating assets and liabilities of $282,827 and the impairment of the building of $94,000 in 2015.

Investing Activities

Net cash used in investing activities was $0 for the three months ended March 31, 2016, as compared to $128,149 for the three months ended March 31, 2015. The cash used in investing activities in 2015 consisted primarily of the advance to Black Range under the credit facility.

Net cash used in investing activities was $378,694 for the year ended December 31, 2015. Net cash used in investing activities was $945,374 for the year ended December 31, 2014. The decrease in cash used for investing activities is mainly due to the fact that in 2015 the only cash used for investing was the advance on the credit facility to Black Range, while in 2014 cash used was mainly due to the investment in restricted cash of $653,734 along with the acquisition on mining properties of $526,781, off-set by the cash acquired as part of the reverse takeover of $235,141.

Financing Activities

Net cash provided by financing activities for the three months ended March 31, 2016 was $118,236 as compared to $1,100,447 for the three months ended March 31, 2015. For 2016, the cash provided by financing activities consisted principally of the proceeds from the issuance of 8,417 common shares for $18,236 and the proceeds of $100,000 from the Siebels promissory note. The financing activities in 2015 were related to the sales of common stock in the February 2015 private placement for an aggregate of 640,000 shares valued at $1,353,793, offset by the payment of the Nueco Note of $253,346.

Net cash provided by financing activities for the year ended December 31, 2015 was $1,548,745 as compared to $1,501,100 for the year ended December 31, 2014. The financing activities in 2015 were related to the sales of common stock in the February 2015 and December 2015 private placements for an aggregate of 640,000 shares valued at $1,353,793, proceeds from subscriptions payable of $198,298 and proceeds of $250,000 from the Siebels note, off-set by a payment on the Nueco Note of $253,346. For 2014, the cash provided in financing activities was mainly from the proceeds from the issuance of 1,100,000 common shares for $1,499,000.

Liquidity and Capital Resources

The Company’s cash balance as of March 31, 2016 and December 31, 2015 were $70,595 and $214,482, respectively. The Company’s cash position is highly dependent on its ability to raise capital through the issuance of debt and equity and its management of expenditures for mining development and for fulfillment of its public reporting responsibilities. The Company expects to require additional capital in order to continue the development of the ablation mining technology. Management believes that in order to finance the development of the mining properties, the Company will be required to raise significant additional capital by way of debt and/or equity. This outlook is based on the Company’s current financial position and is subject to change if opportunities become available based on current exploration program results and/or external opportunities.

On December 31, 2015, the Company completed a private placement raising gross proceeds of CAD $300,000 through the subscription for 101,009 common shares at a price of CAD $2.97 (US$2.14) per common share, and warrants to purchase aggregate of 101,009 common shares at an exercise price of CAD $3.50. Of the total amount received, CAD $275,000 (US$198,298) was received in December of 2015 while the remainder was received in February of 2016. The warrants are exercisable immediately upon issuance and expire five years from the date of issuance. As of December 31, 2015, the Company accounted for the proceeds of $198,298 as subscriptions payable. During the three months ended March 31, 2016, the Company issued an aggregate of 101,009 shares of common stock in connection with this private placement.

During April 2016, the Company initiated a private placement for the sale of units of its securities for a price per unit of $1.70 (CAD). Each unit consists of one common share and one warrant to purchase a common share at $2.60 (CAD). The warrants are exercisable immediately upon issuance and expire five years after the date of issuance. During April and May 2016 the Company raised gross proceeds of CAD $791,090 (US$ 621,870) through the issuance of 465,347 units.

The proceeds of the Offering will be used for the costs of completion of the Black Range Minerals Limited transaction, the further development, permitting and licensing of the ablation technology, the costs of the OTCQX listing, mine planning and preparation, the additional hiring of specialized personnel, and for working capital purposes.

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In  connection with the acquisition of Black Range, Western assumed a mortgage secured by land, building and improvements with interest payable at 8.00% and payable in monthly payments of $11,085 with the final balance of $1,044,015 due as a balloon payment on January 16, 2016. The Company did not make the final balloon payment as scheduled, which resulted in the default of the mortgage. On May 26 2016, the building was returned to Rubis Land Co LLC and all financial amounts were forgiven. The Company is no longer in default and has no further obligations.

In March 2015, Western agreed to provide a secured credit facility to Black Range providing for loans up to AUD $450,000 (the “Credit Facility”). On September 1, 2015, the Credit Facility was increased by $100,000 to $550,000 and the term was extended to October 1, 2015. The terms of which included the following:

(1)	interest accrued at 8.00% per annum;

(2)	loans under the Credit Facility were secured by Black Range’s assets to the extent permitted by law and subject to any requisite third party consents; and

(3)	the loans under the Credit Facility were deemed satisfied in connection with the consummation of the Black Range Transaction.

On September 16, 2015, upon consummation of the Black Range Transaction, the Company assumed and subsequently settled the outstanding obligations under the Credit Facility.

On August 18, 2014, in connection with the purchase of the mining properties, the Company entered into a note payable with EFHC (the “EFHC Note”) for $500,000. The EFHC Note bears interest at a rate of 3.0% per annum and is secured by a first priority interest in the mining assets. All principal on the EFHC Note is due and payable on August 18, 2018 and interest on the EFHC Note is due and payable annually beginning August 18, 2015.

On August 18, 2014, also in connection with the purchase of the mining properties, the Company entered into a Note Assumption Agreement with EFHC and Nuclear Energy Corporation (“Nueco”), whereby the Company assumed all of the obligations of EFHC under its note payable with Nueco (the “Nueco Note”). The Nueco Note bears no stated interest rate and is secured by certain of the Company’s mining assets. The Nueco payment due on December 20, 2014 in the amount of $250,180 was made on January 5, 2015 without penalty other than additional interest at 6% per annum. As of December 31, 2015, the Nueco Note had a remaining obligation outstanding of $250,180, the due date of which was extended to January 13, 2016. In connection with the extension, the Company agreed to add interest from the date of October 13, 2015 until the date paid at the annual rate of one percent (1%) per annum.

On February 8, 2016, the Company and the lender agreed to further extend the maturity of the Nueco Note to June 13, 2016. In consideration for the extension the Company increased the principal by 10%, increased the interest rate to 6% per annum and paid a $5,000 fee that did not reduce the interest or principal. As of March 31, 2016 the Nueco Note had a principal obligation outstanding of $279,220. The Company did not pay the $250,180 Nueco Note obligation on June 13, 2016. As of June 17, 2016, the Company is in default under the terms of the Nueco Note and is in negotiations with Nueco to cure the default.

On September 30, 2015 the Company entered into a note payable with The Siebels Hard Asset Fund, Ltd (“Siebels Note”) for $250,000, which was fully funded on October 14, 2015. The Siebels Note bears interest at a rate of 16.0% per annum and matures on December 15, 2015. On December 16, 2015 the Company and the lender agreed to extend the maturity of the Siebels Note until June 16, 2016. In consideration for the extension of the repayment, the accrued interest at the time of extension of $8,333 was to be reclassified to principal, bringing the principal of the Siebels Note to $258,423. Also in consideration for the extension the interest rate was increased to 18% per annum. The Company did not pay the $250,000 note obligation to Siebels on June 16, 2016. As of June 17, 2016, the Company is in default under the Siebels Note and is in negotiations with Siebels to cure the default

On February 22, 2016, the Company entered into a note payable with The Siebels Hard Asset Fund, Ltd for $100,000. The note bears interest at a rate of 18.0% per annum and matured on April 22, 2016. On April 28, 2016, the Company repaid this note in full.

Going Concern

The Company has a working capital deficit of $2,727,934 and $2,711,800 as of March 31, 2016 and December 31, 2015, respectively and has incurred a net loss for the three months ended March 31, 2016 of $227,664 and for the year end December 31, 2015 of $1,587,959. The Company will require additional financing in order to pursue its business plans and discharge its liabilities as they come due. These conditions indicate the existence of material uncertainties that cast substantial doubt upon the Company's ability to continue as a going concern.

The accompanying consolidated financial statements, both audited and unaudited, have been prepared using United States Generally Accepted Accounting Principles (“US GAAP”) applicable to a going concern. Accordingly, they do not give effect to adjustments that would be necessary should the Company be unable to continue as a going concern. In this circumstance, the Company would be required to realize its assets and liquidate its liabilities and commitments in other than the normal course of business and at amounts different from those in the accompanying consolidated financial statements. Such adjustments could be material.

Off-Balance Sheet Arrangements

As at March 31, 2016, there were no off-balance sheet transactions. The Company has not entered into any specialized financial agreements to minimize its investment risk, currency risk or commodity risk.

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Critical Accounting Estimates and Policies

The preparation of these consolidated financial statements requires management to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and reported amounts of expenses during the reporting period.

Significant assumptions about the future and other sources of estimation uncertainty that management has made at the end of the reporting period, that could result in a material adjustment to the carrying amounts of assets and liabilities, in the event that actual results differ from assumptions made, include, but are not limited to, the following:

Mineral Properties and Intangible Assets

We review and evaluate the Company’s long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. Impairment is considered to exist if the total estimated future cash flows on an undiscounted basis are less than the carrying amount of the assets. An impairment loss is measured and recorded based on discounted estimated future cash flows or upon an estimate of fair value that may be received in an exchange transaction. Future cash flows are estimated based on estimated quantities of recoverable minerals, expected U3O8 prices (considering current and historical prices, trends and related factors), production levels, operating costs of production and capital and restoration and reclamation costs, based upon the projected remaining future uranium production from each project. The Company’s long-lived assets (which include its mineral assets and ablation intellectual property) were acquired during the end of 2014 and in 2015 in arms-length transactions. The Company determined that there were not sufficient changes in the market value of uranium on the spot market to justify an impairment. Estimates and assumptions used to assess recoverability of the Company’s long-lived assets and measure fair value of our uranium properties are subject to risk uncertainty. Changes in these estimates and assumptions could result in the impairment of its long-lived assets. In estimating future cash flows, assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of future cash flows from other asset groups.

Restoration and Remediation Costs (Asset Retirement Obligations)

Various federal and state mining laws and regulations require the Company to reclaim the surface areas and restore underground water quality for its mine projects to the pre-existing mine area average quality after the completion of mining.

Future reclamation and remediation costs, which include extraction equipment removal and environmental remediation, are accrued at the end of each period based on management's best estimate of the costs expected to be incurred for each project. Such estimates are determined by the Company's engineering studies which consider the costs of future surface and groundwater activities, current regulations, actual expenses incurred, and technology and industry standards.

In accordance with ASC 410, Asset Retirement and Environmental Obligations, the Company capitalizes the measured fair value of asset retirement obligations to mineral properties. The asset retirement obligations are accreted to an undiscounted value until the time at which they are expected to be settled. The accretion expense is charged to earnings and the actual retirement costs are recorded against the asset retirement obligations when incurred. Any difference between the recorded asset retirement obligations and the actual retirement costs incurred will be recorded as a gain or loss in the period of settlement.

At each reporting period, the Company reviews the assumptions used to estimate the expected cash flows required to settle the asset retirement obligations, including changes in estimated probabilities, amounts and timing of the settlement of the asset retirement obligations, as well as changes in the legal obligation requirements at each of its mineral properties. Changes in any one or more of these assumptions may cause revision of asset retirement obligations for the corresponding assets.

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Item 3.	Properties

Our principal executive offices are located at 700-10 King Street East, Toronto, Ontario, Canada M5C 1C3. We lease one office at that location, which contains approximately 100 square feet of office space.

1. Sunday Mines Complex 2. San Rafael 3. Sage	4. Dunn 5. Farmer Girl 6. Hansen/Taylor	7. Van #4 8. Yellow Cat 9. Farmer Girl

PROPERTIES

We have no proven or probable reserves. However, as a company incorporated in Canada we have provided below resources qualifying under National Instrument 43-101, for our Sunday Mines Complex and our San Rafael Uranium Project.

On September 16, 2015, in connection with the Black Range Transaction, the Company acquired additional mineral properties. The mining assets acquired through Black Range include leased land in the states of Colorado, Wyoming and Alaska. None of these mining assets are operational at this time. As these properties have not formally established proven or probable reserves, there may be greater inherent uncertainty as to whether or not any mineralized material can be economically extracted as originally planned and anticipated.

The Company’s mining properties acquired on August 18, 2014, include: San Rafael Uranium Project located in Emery County, Utah; The Sunday Mine Complex located in western San Miguel County, Colorado; The Van 4 Mine located in western Montrose County, Colorado; The Yellow Cat Project located in eastern Grand County, Utah; The Farmer Girl Mine project located in Montrose County, Colorado; The Sage Mine project located in San Juan County, Utah, and San Miguel County, Colorado USA, and the Dunn Project located in San Juan County, Utah.

The Company’s mining properties acquired on September 16, 2015, include Hansen, North Hansen, High Park, Hansen Picnic Tree, Taylor Ranch and Boyer Ranch, located in Fremont County, Colorado. The Company also acquired Jonesville Coal located in Palmer Recording District, Alaska and Keota located in Weld County, Wyoming.

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The near term plan for the Company’s resources is to mine initially at the Sunday Complex. The Sunday Mine Complex is an advanced stage property with a significant drilling and production history. Mining and drilling occurred contemporaneously from the 1950’s through the mid 1980’s. From the 1980’s to the present, mining and drilling occurred only sporadically, typically when uranium or vanadium prices were high. The last mining interval was from 2006 to 2009, and based on the available records, only in 2009 did any drilling take place since mid-1980. Past operators have generated abundant geologic and mining data and there are open faces underground that show mineralized zones.

Near term exploration is not needed because the underground infrastructure has been already developed.

1.	Sunday Mines Complex

The Property

The Sunday Mine Complex is located in western San Miguel County and is part of the Uravan Mineral Belt. The property is situated 25 miles north of Dove Creek, Colorado, on the north flake of Disappointment Valley and portions of Big Gypsum Valley. Energy Fuels Resources (USA) Inc. (“EFR”) acquired the property in June 2012 from Denison Mines Corp. The complex consists of five individual mines with declines located along a two mile stretch of the southern side of Big Gypsum Valley, with underground workings extending generally south, with associated vents and surface facilities. The mines are, from east to west: Sunday, Carnation, Saint Jude, West Sunday, and Topaz. The mines were last actively mined from 2007 to 2009.

The property consists of 221 unpatented claims on public land managed by the U.S. Bureau of Land Management (“BLM”) Tres Rios Field Office, covering approximately 3,800 acres. The area covers parts of sections 10, 13, 14, 15, 23, 24, and 26 T44N R18W, and sections 18, 19, 20, and 30 T44N R17W. Total annual BLM claim maintenance fee are approximately $34,255 due September 1st each year. The Sunday Complex is approximately 75 miles from the White Mesa Mill and 50 miles from the proposed Piñon Ridge Mill in Paradox Valley. The property has access to grid power and has a natural underground source of water due to an aquifer. As a mine that has produced in the recent past, the Sunday Mine Complex has a robust infrastructure. The roads are all-weather, electric power is grid-tied, surface facility structures that meet Colorado State standards exist, and water is present. Neither exploration plans nor a mining plan have been prepared for the project and each of the five associated mining permits are in Temporary Cessation status.

GMG, Sunshine, and Patsun claims (totaling twenty claims in the northeast portion of the property) carry a 12.5% royalty on all ore produced.

Accessibility

The property is best accessed from Colorado. Access from Colorado is via State Highway 141 east out of Naturita, CO for about 3.7 mi (6 km) until the 141/145 Highway junction, then about 22.4 mi (36 km) south on Hwy 141, then about 6.2 mi (10 km) northwest on County Road 20R (Gypsum Valley Road). The State Highway 141 is a paved all-weather road and the County Road 20R is a gravel road passable in all but the worst weather.

History

The Sunday Mine Complex consists of six different mines. These are the Topaz, West Sunday, Sunday, St. Jude, Carnation, and the GMG. The mines have had a number of owners and operators. Maps and documents made available to the author show that the following companies have been involved in the all or parts of the property prior to WUC acquisition of the SMC in April 2014: Matterhorn Mining (1950’s-1960’s, Climax Uranium 1960’s, Union Carbide Corporation (UCC) 1970’s-1980’s, Atlas Minerals (1980’s), Energy Fuels Nuclear (early 1990’s), International Uranium Corp. (1990’s-2000’s), Denison Mines (USA) (2000’s), and Energy Fuels (2010’s). The documents are incomplete as so this list may be as well. Since UCC days, the ownership has been clear. In 1983 Union Carbide transferred its mineral interests to UMETCO, a wholly-owned subsidiary. For the sake of consistency, the name Union Carbide will be used even if technically the ownership was UMETCO at the time.

Records made available to the author by WUC and a search of public documents on-line indicates exploration drilling starting on the property in the early 1950’s. Two Defense Minerals Exploration Administration (DMEA) reports, one on the Sunday area and the other on the Topaz area, indicated some drilling and minor surface extraction had occurred by the mid 1950’s (DMEA, 1953 & 1956). Additionally, historic maps of the area show the Sunday mines in operation in the 1950’s (Denison Mines, 2008).

The records & anecdotal evidence indicate that from the mid-1960’s until the early 1980’s, the SMC produced material from relatively steady ongoing mining operations. These ceased in 1984 when Union Carbide closed their Uravan mill. Since then, the property has been idle, with the exception of brief periods in the late 1980’s when UCC mined for a short time during a spike in vanadium prices, in the mid-1990’s with International Uranium Corporation and another one in 2006-2009 when Denison Mines extracted ore from the mine. During all three periods, the ore was processed at the White Mesa Mill located just south of Blanding, UT.

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Exploration and development drilling on the property was contemporaneous with the mining. The available database records show that at least 1,419 holes have been drilled on the property. This is an incomplete list, as an examination of the available maps and cross-sections show a number of holes that are not in the database. A best estimate for total distance drilled is about 850,100 ft (259,175 m). Anecdotal evidence and some maps also give evidence that underground long holes (test holes drilled from the mine workings anywhere from 50 ft (15 m) to 300 ft (91 m) long) were used extensively throughout the mined areas.

The 2-D digitized mine workings, done by Denison Mines show extensive stopping and drifting within parts of the SMC. Generational mime maps indicate that more mine workings exist than are shown in the digital database. A very conservative rough estimate of the linear mine workings based on the digital database is in excess of 50,000 ft (15,244 m) with many stopes. Figure 6.2.1 shows the known drill hole and mine working locations.

Based on the records and on field inspection, it is evident that the Property has a significant history of drill exploration and mine development.

Project Geology

Anthony R. Adkins, P. Geol., LLC was commissioned by Western Uranium Corporation to prepare an Independent Technical Report compliant with the Canadian National Instrument 43-101 on the Sunday Mine Complex Uranium (SMC) Project, an advanced-stage uranium property. The report was finalized on July 7, 2015 and filed on sedar.com on July 16, 2015.

Geologically, the main hosts for uranium-vanadium mineralization in the Sunday Mine Complex are fluvial sandstone beds assigned to the upper part of the Salt Wash Member of the Jurassic Morrison Formation, with minor production coming from conglomeratic sandstones assigned to the lower portion of the Brushy Basin Member of the Morrison Formation. Mineralization from both members is present at the property, with the mine production coming from the Salt Wash Member. Beds generally strike NW-SE and dip SW, with some exceptions within fault bounded blocks adjacent to Big Gypsum Valley.

The Sunday Mine Complex has NI 43-101 Compliant combined Measured and Indicated Resources of 203,217 tons grading at 0.25% U3O8 containing 1,007,803 lbs U3O8 and Inferred Resources of 264,604 tons grading at 0.36% containing 1,906,081 lbs U3O8.

Restoration and Reclamation

Each of the mines are permitted separately with the DRMS and are considered to be in temporary cessation status. The mines and their permitted acres and reclamation bonds are, from east to west, the Sunday (60 acres, $304,184), Carnation (9.8 acres, $33,409), Saint Jude (9.8 acres, $47,700), West Sunday (12.1 acres, $86,155), and Topaz (30 acres, $94,791).

Permitting Status

The air permits for the site are currently being renewed with APCD. A Stormwater permit is in place with the WQCD and a Stormwater Management Plan is in effect. However, a mine water treatment plant will need to be permitted for treating mine water, as there is currently 55 million gallons of water in the lower portion of the mine where most of the remaining resource is located. This will require a discharge permit with the DWQC and revisions to the Plan of Operations, EPP, and one of the DRMS mine permits. Special Use Permits are also in place with San Miguel County, which mainly address road maintenance and transportation issues with some limitations in effect on when and how many trucks may be used for ore haulage to the mill.

Major permits currently in place at the Sunday Complex include:

●	Sunday 112d Mine Permit M-1977-285 (DRMS)

●	St. Jude 110d Mine Permit M-1978-039-HR (DRMS)

●	West Sunday 112d Mine Permit M-1981-021 (DRMS)

●	Carnation 110d Mine Permit M-1977-416 (DRMS)

●	Topaz 112d Mine Permit M-1980-055-HR (DRMS)

●	West Sunday Plan of Operations COC 52049 (BLM)

●	Sunday, St. Jude and Carnation Plan of Operations COC-53227 (BLM)

●	Resolution #1997-18 Mine Permit (San Miguel County)

●	Resolution 2007-34 Topaz and Sunday Expansion (San Miguel County)

●	Resolution 2008-41 Increased Ore Haulage (San Miguel County)

●	Road & Bridge Special Construction Permit (SCP) 06-14 (San Miguel County)

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0
2,000
4,000
8,000
12,000
16,000
Feet
1:48,000
Topaz
West Sunday
St Jude
Sunday
Carnation
N

Montrose
Sunday Complex
San Miguel
Dolores

REVISIONS		Project: SUNDAY COMPLEX	
Date:	By:	County: San Miguel	State: Colorado
		Location: Portions of T44N R18W and T44N R17W	
		SUNDAY COMPLEX CLAIM LOCATION MAP	
Author: tjohnson	Date: 9/9/2013	Drafted By: tjohnson

2.	San Rafael

The Property

The San Rafael Uranium Project land position is comprised of a contiguous claim block covered by 136 BM unpatented federal lode mining claims and 10 Hollie unpatented federal lode mining claims, and the State Section 36 Mineral Lease area.

The San Rafael Project is located in the historic Tidwell District about 10 miles west of Green River, Utah. Most of the property is north of Interstate Highway 70 at the Hanksville exit.

Energy Fuels became operator of the San Rafael Project when it acquired Magnum Minerals in June 2009. It consisted of two core uranium deposits, the Deep Gold and the Down Yonder. In January 2011, EFR acquired the 10 Hollie claims from Titan Uranium. These claims covered the eastern portion of the Deep Gold deposit, greatly increasing resources. WUC acquired the property from Energy Fuels and currently holds the 146 claims in the project area and one Utah State lease where much of the Down Yonder deposit is located.

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The San Rafael Uranium Project is currently  being held as a property that is exploratory in nature with no identified reserves. Exploration and mining plans have not been prepared for the project. Western Uranium Corporation has not yet undertaken any development work at the property. Power and water sources have not yet been formally assessed.

Magnum’s acquisition of the claims and some of the data Magnum purchased encumbers the claims. This includes a 2% Net Smelter Return royalty to Uranium One, successor to Energy Metals for claims acquired by Magnum as earn-in to a JV, and a 2% net sales price royalty to Kelly Dearth on the BM claims and a 0.5% royalty on production from the State lease as a result of data purchased from Dearth. The State lease will carry the standard royalties of 8% on uranium and 4% on vanadium due to Utah. There is no royalty on the Hollie claims.

The unpatented claims are located on approximately 2,900 acres of land administered by the U.S. Bureau of Land Management in sections 13, 14, 23, 24, 25, 26, and 35, T21S, R14E, SLPM, Emery County, Utah. The State lease (ML-49311) covers all of section 36 (640 acre), T21S, R14E, SLPM. Holding cost is $640 per year for the lease and $22,630 due to BLM for claim maintenance fees prior to September 1 each year. The San Rafael Project is located approximately 152 miles from the White Mesa Mill at Blanding, Utah. It would be about 139 miles to the Pinon Ridge mill proposed by EFRC near Naturita, Colorado.

Accessibility

The property is located on the eastern side of the San Rafael Swell in east-central Utah, approximately 140 air miles southeast of Salt Lake City. The little desert community of Green River, Utah is located about ten miles to the east. In a general sense the San Rafael Uranium Project property position lies within a wedge shaped area, roughly bound along its northeast edge by US Highway 6-50 and along its southeast edge by Interstate 70.

Concerning additional local access features, U.S. Highway 6-50 crosses just north of the greater San Rafael Uranium Project area in a northwesterly direction and is roughly paralleled by the regional railroad line. Access to the property is generally good year around, except for periods of heavy snowstorms during December through February and increased monsoon rains and summer cloudburst storms during August through October. Access for drilling and other exploration activity is excellent, except during occasional heavy rainy periods which can create heavy flash flooding and roads mudding-up and becoming impassable.

History

The two core uranium deposits of the San Rafael Project, the Down Yonder and Deep Gold, were originally discovered by Continental Oil Company (Conoco) and Pioneer Uravan geologists in the late 1960s and 1970s to early 1980s, respectively. Exploration drilling was conducted just east of the core of the Tidwell Mineral Belt and north-northeast of the Acerson Mineral Belt. The area containing the deposits was considered to contain highly prospective paleo trunk stream channel trends. Some of the larger historic producing mines in the area were Atlas Minerals’ Snow, Probe, and Lucky Mines. The deposits in the San Rafael Project are pen concordant, channel-controlled, sandstone-hosted, trend type, with mineralization hosted in the upper sandstone sequence of the Salt Wash Member of the Upper Jurassic Morrison Formation.

In addition to Conoco, Pioneer Uravan, and Atlas Minerals, the US Atomic Energy Commission (AEC) and other companies (Union Carbide, Energy Fuels Nuclear, and others) conducted exploration drilling and mining in the area. Some of these companies performed historic resource estimates on both the Down Yonder and Deep Gold deposits, but, they are not considered compliant with NI 43-101 standards. These resource estimates are of historical importance, were generated by senior mining companies with significant uranium exploration and production experience and are considered as relevant checks to this updated Technical Report.

Approximately 450,000 feet of historic drilling, conventional and core, from about 450 holes, was conducted in the areas of the Deep Gold and Down Yonder deposits. Depth to mineralization at the Deep Gold deposit in Section 23 averages 800 feet, with hole depths averaging approximately 1,000 feet. The depth to mineralization at the Down Yonder deposit in Section 36 averages 970 feet, with hole depths averaging approximately 800 feet in Section 35 and about 1,100 feet in Section 36. Magnum purchased and otherwise acquired most of the available historic exploration data produced by the previous operators. A 100 hole, 100,000 foot drilling program is warranted to discover and define additional uranium resources. Total cost for this work would be $US 1.3 million to $US 1.5 million, based on an all-inclusive cost of $US 15/foot.

The Tidwell Mineral Belt and the San Rafael Uranium District have been the sites of considerable historic exploration drilling and production, with over 4 million pounds of uranium and 5.4 million pounds of vanadium produced. Production from the Snow, immediately up dip of the Deep Gold deposit, which produced for nine years, starting in March 1973 and ending in January, 1982 consisted of 650,292 pounds of U3O8 contained in 173,330 tons of material at an average grade of 0.188% U3O8 (Wilbanks, 1982).

Project Geology

O. Jay Gatten, P. Geol., LLC was commissioned by Western Uranium Corporation to prepare an Independent Technical Report compliant with the Canadian National Instrument 43-101 on the San Rafael Uranium Project (including the: Deep Gold Uranium Deposit and the Down Yonder Uranium Deposit), an advanced-stage uranium property. The report was finalized on November 19, 2014 and filed on sedar.com on November 20, 2015.

The uranium-vanadium deposits occur in the upper sandstones of the Salt Wash Member of the Morrison Formation.

The Indicated Mineral Resource for the San Rafael Project comprises a uranium resource of 758,000 tons grading at 0.225% U3O8 containing 3,404,600 lbs U3O8 and an Inferred Mineral Resource of 453,800 tons grading at 0.205% U3O8 containing 1,859,500 lbs U3O8.

25

Restoration and Reclamation

All exploration permits have been terminated and all bonds released. An EA was completed by BLM in 2008 for drilling up to 150 holes. A large area has been surveyed for cultural and paleontological resources which would expedite future exploration permits. No mine permitting activities have yet occurred.

Permitting Status

All exploration permits have been terminated and all bonds released. An EA was completed by BLM in 2008 for drilling up to 150 holes. A large area has been surveyed for cultural and paleontological resources which would expedite future exploration permits. No mine permitting activities have yet occurred.

0
2,000
4,000
8,000
12,000
16,000
Feet
1:48,000
T021S R014E
T021S R015E
T022S R014E
T022S R015E
ML 49311
N

San Rafael
6
70
70
Emery

REVISIONS

Date: By:

Project: SAN RAFAEL

County: Emery

State: Colorado, Utah

Location: Portions of T21S R14E Secs 13, 14, 23, 24, 25, 26, 35, 36

SAN RAFAEL

CLAIM LOCATION MAP

Author: tjohnson

Date: 8/15/2013

Drafted By: tjohnson

26

3.	Sage

The Property

On July 1, 2014 PRM concluded a deal with EFR to acquire 44 contiguous unpatented mining claims on the Utah side of the Colorado-Utah state line at the head of Summit Canyon at the south end of the Uravan Mineral Belt. The acquisition includes a Utah State Mineral Lease covering two nearby parcels (733 acres). The State lease will carry the standard royalties of 8% on uranium and 4% on vanadium due to Utah, plus a 1% override to Butt.

The 94 unpatented claims are located on approximately 1,942 acres land administered by the U.S. Bureau of Land Management in sections 34 and 35, T32S, R26E, SLPM, San Juan County, Utah and sections 25 and 26, T43N, R20W, NMPM, and sections 19, 29, 30, 31, and 32, T43N, R19W, NMPM San Miguel County, Colorado.  The State lease (ML-49301) covers all of section 16 (640 acre) and the fractional section 2 (93 acres), T33S, R26E, SLPM.  Holding cost is $733 per year for the lease and $14,570 due to BLM for claim maintenance fees prior to September 1 each year. The Sage Mine is located approximately 56 miles from the White Mesa Mill at Blanding, Utah.  It would be about 78 miles to the Piñon Ridge mill proposed by EFRC near Naturita, Colorado. The property has access to grid power, however, no source of industrial water has yet been identified. The Sage Mine Project is currently being held as a property that is exploratory in nature with no identified reserves. Exploration and mining plans have not been prepared for the project. Western Uranium Corporation has not yet undertaken any development work at the property. Power and water sources have not yet been formally assessed.

Accessibility

The Sage Plain Project property can be accessed from the north, south, and east on paved, all-weather county roads. The nearest towns with stores, restaurants, lodging, and small industrial supply retailers are Monticello, Utah, 26 road miles to the west, and Dove Creek, Colorado, 20 road miles to the southeast. Larger population centers with more supplies and services are available farther away at Moab, Utah (61 road miles to the north) and Cortez, Colorado (54 road miles to the southeast).

U.S. Highway 491 connects Monticello, Utah to Dove Creek and Cortez, Colorado. There are two routes north from this highway to the project. At one mile west of the Colorado/Utah state line (16 miles east of Monticello or 10 miles west of Dove Creek), San Juan County Road 370 goes north for 10 miles to the Calliham Mine portal site drive way. The mine portal is one-half mile east of Road 370, on a private road. An alternate route is to turn north on Colorado Highway 141(2 miles west of Dove Creek) for 9.5 miles to Egnar, Colorado, then turn west on San Miguel County Road H1. Road H1 for 1.2 miles before intersecting San Juan County Road 370. Road 370 would be taken north for 4 miles to the Calliham Mine portal site driveway. Road H1 from Egnar would also be used if one was traveling to the project on Highway 141from farther north in Colorado, such as Naturita, Colorado (a total of 62 miles away).

History

The property includes the historic producing Sage Mine and boarders the famous Deremo Mine and the Calliham Mine (combined historic production of over 8 million lbs. U3O8 and 70 million lbs. V2O5). The uranium-vanadium deposits occur in the upper and middle sandstones of the Salt Wash Member of the Morrison Formation.

WUC is in possession of historic mine and drill maps. About 200 historic holes were drilled on the claims at the Sage Mine. A considerable, but unknown amount of drilling occurred historically on the eastern (Colorado) part of the claims along the benches of Summit and Bishop Canyons. Historic production from several small mines occurred on the Colorado claims (Red Ant, Black Spider, etc.) More than 50 holes were drilled on the SITLA ML-49301 parcels.

The Sage Mine was developed, operated, and permitted by Atlas Minerals in the 1970s. It closed in 1982 and was ultimately sold and the permit transferred to Butt Mining Company under a Small Mine NOI. Jim Butt operated the mine for a short time in the early 1990s when vanadium prices were high; however, the mine has been idle since that time.

In the fall of 2011, Colorado Plateau Partners drilled seven holes totaling 4,873 feet at the Sage Mine property to confirm historic map data and explore for a possible east-west channel connecting the mine to a mineralized body to the west. The drilling was successful in meeting the objectives of confirming the accuracy of the historic data and verifying a historically defined mineralized body. One hole exploring a possible mineralized trend connecting the mine to the western mineralized body intercepted 2.0 feet of 0.407% eU3O8. Another hole intercepted mineralization greater than 1.0 foot of 0.16% eU3O8.

Prior to the Company’s acquisition of the Sage Mine property from Energy Fuels, Colorado Plateau Partners (a Joint Venture between Energy Fuels and Lynx-Royal) completed a NI 43-101 Technical Report on the Sage Plain Project (Technical Report on Colorado Plateau Partners LLC (Energy Fuel Resources Corporation/Lynx-Royal JV) Sage Plain Project, San Juan County, Utah and San Miguel County, Colorado by Douglas C. Peters, Certified Professional Geologist, Peters Geosciences Golden, Colorado December 16, 2011) (the “Sage Mine Energy Fuels Technical Report”).

27

The report stated that the Sage Mine portion of the Colorado Plateau Partners properties has resources in the combined Measured and Indicated categories of 100,000 tons containing 459,640 lbs U3O8 grading at 0.23%, plus Inferred Resources of 41,280 tons containing 122,265 lbs U3O8 grading at 0.15%. The Sage Mine Energy Fuels Technical Report resource is an historic estimate under NI 43-101.

The historic mineral resource estimate was calculated by a modified polygonal method. The Sage Mine area had drill spacing of 50-150 feet. At locations where drifting or stopping has removed portions of polygons, appropriate reductions to the resources assigned in those polygons were made. Mining assumptions were used in determining a cutoff grade for the resource estimates. The minimum mining thickness for this type of deposit is considered to be 2 feet. Uranium grades of 0.00% were used to dilute any intercept less than 1 foot of to meet the 2 feet minimum.

The Sage Mine Energy Fuels Technical Report filed by Colorado Plateau Partners estimates mineral resources and not reserves. That report does not use categories other than “mineral resources” and “mineral reserves”, and the Sage Mine property was reported as having no reserve quality mineralization. There is no more recent or available data on the Sage Mine project resource than that of the Energy Fuels Technical Report from Colorado Plateau Partners. In order to disclose the historic resource as current, the Company needs to have completed and filed an NI 43-101 technical report to sedar.com. A qualified person (as understood under NI 43-101) has not done sufficient work to classify the historical estimate as current mineral resources or mineral reserves, and the Company is not treating the historical estimate as current mineral resources or mineral reserves. In order to upgrade or verify the historical estimate provided by the Sage Mine Energy Fuels Technical Report, the Company would have to engage a qualified person to, among other things, take account of any exploration or other work on the Sage Mine since the date of the historical estimate and otherwise produce a report under NI 43-101.

Energy Fuels submitted an Exploration NOI to the BLM in March 2013 for the site thereby establishing a nominal permit for the facility. Permitting for mine expansion was started in 2012, but was discontinued due to other priorities. This work included installing 3 monitoring wells around a proposed portable water treatment plant (exploration permit E/037/0188; bond $16,020) and conducting baseline studies (archeology, biology, groundwater). Eight baseline groundwater sampling events have been completed, which will allow for submittal of a complete groundwater discharge permit application to DWQ. The Sage Mine Energy Fuels Technical Report resource provides an historic estimate. The Company has a high degree of confidence in the referenced NI 43-101 Technical Report which references the Company’s Sage Project.

Other than offsetting some of the historic drill holes and use of gamma logs where available, no verification of the historical data has been conducted. No core is available at the present time from the earlier exploration or production work.

It was Douglas C. Peter’s (author of the referenced NI 43-101 Technical Report) opinion that the uranium and vanadium data from drilling in 2011 and from historical information on analyses and downhole probing were adequate for the purposes of that technical report and for basic resource estimation using those data.

Project Geology

The Sage Plain and nearby Slick Rock and Dry Valley/East Canyon districts uranium vanadium deposits are a similar type to those elsewhere in the Uravan Mineral Belt. The location and shape of mineralized deposits are largely controlled by the permeability of the host sandstone. Most mineralization is in trends where Top Rim sandstones are thick, usually 40 feet or greater.

The Sage Plain District appears to be a large channel of Top Rim sandstone which trends northeast, as one of the major trunk channels that is fanning into distributaries in the southern portion of the Uravan Mineral Belt. The Calliham/Crain/Skidmore (Calliham Mine) and Sage Mine deposits, as well as nearby Deremo and Wilson/Silverbell mines appear to be controlled by meandering within this main channel.

The Morrison sediments accumulated as oxidized detritus in the fluvial environment. During early burial and diagenesis, the through-flowing ground water within the large, saturated pile of Salt Wash and Brushy Basin material remained oxidized, thereby transporting uranium in solution. When the uranium-rich waters encountered the zones of trapped reduced waters, the uranium precipitated. Vanadium may have been leached from the detrital iron-titanium mineral grains and subsequently deposited along with or prior to the uranium.

The thickness, the gray color, and pyrite and carbon contents of sandstones, along with gray or green mudstone, were recognized by early workers as significant and still serve as exploration guides. Much of the Top Rim sandstone in the Sage Plain Project area exhibits these favorable features; therefore, portions of the property with only widely spaced drill holes hold potential. However, without the historic drill data, it cannot be determined where sedimentary facies are located (e.g., channel sandstones thin and pinch-out, or sandstone grades and interfingers into pink and red oxidized sandstone and overbank mudstones). Furthermore, locations of interface zones of the oxidized and reduced environments are hard to predict. Until more historic data are obtained and/or more drilling occurs on the property away from the historic mines, these outlying areas remain exploration targets.

Restoration and Reclamation

An exploration bond is posted with the Utah Division of Oil Gas and Mining for the amount of $30,946.

Permitting Status

Although the mine is permitted (S/037/0058) and bonded ($30,946) for reclamation with the Utah Division of Oil Gas and Mining, it is not permitted for mining. Because of its location on BLM managed land, an Environmental Assessment will need to be prepared for the site by a third-party contractor once a Plan of Operations is submitted for the mine operation. An amendment to the Small Mine Reclamation NOI will also be needed with Utah Division of Oil Gas and Mining to allow for mine expansion.

28

Existing permits include:

Small Mine Reclamation permit with the Utah Division of Oil Gas and Mining.

Basis of Disclosure

The scientific and technical information provided in this Form 10 on the Sage Mine, as well all data and exploration information reported in this Form 10 on the Sage Mine, is based on the information reported in the Sage Mine Energy Fuels Technical Report.

0
2,000
4,000
8,000
12,000
16,000
Feet
1:48,000
T032S R026E
T043N R020W
T043N R019W
ML 49301
T033S R026E
T042N R020W
T042N R019W
ML 49301
N

Sage
Claims
Montrose
San Miguel
San Juan
Dolores
Montezuma

REVISIONS		Project: SAGE	
Date:	By:	County: San Miguel, San Juan	State: Colorado, Utah
		Location: Portions of T32S R26E in UT and T43N R20, 21W in CO	
		SAGE CLAIM LOCATION MAP	
		Author: tjohnson	Date: 8/16/2013 Drafted By: tjohnson

4.	Dunn

The Property

The 11 unpatented claims are located on approximately 220 acres of land administered by the BLM in sections 14 and 15, T32S, R25E, SLPM, San Juan County, Utah. The Dunn Mine is located approximately 55 miles from the White Mesa Mill at Blanding, Utah. It would be about 85 miles to the Piñon Ridge mill proposed near Naturita, Colorado. Holding costs of the 11 claims will be $1,705 due to BLM before September 1 each year.

29

The Dunn Project is currently being held as a property that is exploratory in nature with no identified reserves. Exploration and mining plans have not been prepared for the project. Western Uranium Corporation has not yet undertaken any development work at the property. Power and water sources have not yet been formally assessed.

Accessibility

The property lies in Bear Trap Canyon, a tributary at the head of East Canyon. This is midway between the EFR Rim Mine and the Calliham/Sage mine area. Access to the Dunn project is from West Summit Road (San Juan County Road 313), 10.8 miles north of the junction with U.S. Highway 491. West Summit Road is a two-lane paved road that is well maintained year round. At 10.8 miles, a graveled Class D County Road (unnamed), spurs off of West Summit Road, passes through the leased lands and terminates at the Dunn Portal at approximately 2.1 miles from the spur. The nearest town to the Dunn project is Monticello, Utah which is approximately 65 miles away. The closest commercial airport facilities are located in Cortez, Colorado, approximately 65 miles to the southeast, and Moab, Utah approximately 65 miles to the northwest; both airports have daily commercial flights to-and-from Denver International Airport.

History

The first discovery of uranium-vanadium mineralization within close proximity to the Dunn project was by Homestake Mining Company in the late 1960s at what would eventually become the Wilson Mine 4 miles to the east. Mineralization associated with the Dunn mine was discovered by Gulf Oil Corporation in the late 1960s, which was subsequently acquired by Homestake, followed by Atlas Minerals in the 1970’s. Between 1975 and 1983 Atlas completed 243 drill holes at the Dunn project with an average total depth of 724 feet. By 1981, Atlas had delineated a resource that could justify the construction of a 3,825 foot decline. The decline successfully reached the perimeter of delineated mineralization, but before any production-mining, Atlas ceased operations in 1983 when faced with financial setbacks that required them to divert funds.

In July, 2013, Energy Fuels Resources acquired the Dunn Mine property from American Strategic Minerals Corporation and Kyle Kimmerle.

Project Geology

The Dunn project occurs on structurally unaffected terrain between the gently folded Boulder Knoll anticline to the southwest and the more prominent salt-cored Lisbon Valley anticline to the northeast. The strata beneath the project are relatively flat, and no major faults or folds are expected to disrupt bedding or unit contacts.

Uranium-vanadium mineralization at the Dunn is hosted in the Salt Wash Member of the Jurassic Morrison formation which occurs at approximately 500 to 750 feet below the surface. The average depth to the mineralized sandstones within the Salt Wash Member is 650 feet from the surface.

The primary uranium mineral is uraninite with minor amounts of coffinite. The primary vanadium mineral is Montroseite.

Restoration and Reclamation.

No liabilities currently exist.

Permitting Status

No permits currently exist.

Basis of Disclosure

The scientific and technical information provided in this Form 10 on the Dunn Project American Strategic Mineral Corporation is based on information provided in a NI 43-101 Technical Report prepared by American Strategic Minerals Corporation (the previous owner of the Dunn Project) entitled Technical Report on American Strategic Minerals Corporation’s Dunn Project, San Juan County, Utah by Dr. David A. Gonzales, PhD, PG, Durango, Colorado March 23, 2012. Mr. Gonzales is a qualified person for purposes of NI 43-101. However, none of the data, other exploration information or other results reported in that report are being incorporated into this Form 10.

5.	Farmer Girl

The Property

Farmer Girl Mine project is located in the Vixen District of the Uravan Mineral Belt, on Martin Mesa, six miles northwest of Uravan, Colorado. The claims lie in sections 22, 23 and 27, T48N, R18W, NMPM, in Montrose County, Colorado. The area encompassed by the claims is approximately 450 acres. The land covered by the unpatented claims is administered by the U.S. Bureau of Land Management. The Farmer Girl portal is located at latitude 380 23’ 56” N, longitude 1080 50’ 07” W, at an elevation of 5,820 feet. The Farmer Girl claims are located approximately 140 miles from the White Mesa Mill at Blanding, Utah. It would be about 37 miles to the Piñon Ridge mill proposed by EFRC near Naturita, Colorado.

The Farmer Girl consists of 22 unpatented mining claims and 7 patented mining claims leased by WUC for an annual advance royalty fee of $15,000.

The Farmer Girl Mine Project is currently being held as a property that is exploratory in nature with no identified reserves. Exploration and mining plans have not been prepared for the project. Western Uranium Corporation has not yet undertaken any development work at the property. Power and water sources have not yet been formally assessed.

30

Accessibility

The Farmer Girl is accessed via traveling north from Naturita, Colorado for 24 miles on U.S. Highway 141. At the 24 mile point turn north-northwest onto the gravel R13 RD and follow it south for 2.5 miles until the spur with S13 RD. Wind up S13 RD for 1.5 miles to the south end of the property claims.

History

This district has seen production of radium, vanadium, and uranium ores since the 1920’s. The underground mine on the Farmer Girl property, and surrounding area, within one mile of the claim group perimeter, had produced 151,770 pounds U3O8 (average 0.29% U3O8) and 752,089 pounds V2O5, (average 1.47% V2O5) before 1971. Production was derived from fluvial sandstones, mostly in the lower part of the Salt Wash Member of the Morrison Formation of Jurassic age. Most of the middle part and all of the upper sandstones of the Salt Wash have been removed by erosion. The last production was in 1989, ceasing due to depressed uranium prices.

Prior to the Farmer Girl Property being acquired by WUC, Energy Fuels prepared a NI 43-101 Technical Report for the Farmer Girl Property. There are historic NI 43-101 compliant resources in the combined Measured and Indicated categories of 11,526 tons containing 74,215 lbs. U3O8 grading at 0.32% and 371,076 lbs. V2O5 grading at 1.61%. (This is reported in the Amended Technical Report on Energy Fuels Resources Corporation’s Farmer Girl Property, Montrose County, Colorado by M. Hassan Alief, Certified Professional Geologist, NI 43-101 Qualified Person, Alinco GeoServices, Inc. Lakewood, Colorado, December 16, 2008, the “Farmer Girl Energy Fuels Technical Report”). The Farmer Girl Energy Fuels Technical Report resources is an historic estimate for purposes of NI 43-101.

The resources reported in the Farmer Girl Energy Fuels Technical Report were calculated using the polygonal method. Polygons were usually drawn as perpendicular bisectors between drill holes. The drilling is random, therefore the polygons enclose varying areas ranging from about 1,500 square feet to nearly 8,000 square feet. For the in situ resource estimate, the thickness and grade assigned to each polygon equals that of the intercepts recorded in the center hole of the polygon. It must be emphasized that much of the information in the Energy Fuels data base were considered historical in nature, and had not been corroborated by twin-hole drilling, down-hole probes, or check assays of earlier cored material.

The historic resource reported in the Farmer Gird Energy Fuels Technical Report contains indicated and inferred mineral classifications and does not include reserves. That report does not use categories other than “mineral resources” and “mineral reserves”. There are no more recent estimates or data available to WUC than that of the historic resource calculation provided in the Farmer Gird Energy Fuels Technical Report. An NI 43-101 Technical Report needs to be completed by WUC to upgrade or verify the historic estimate as current mineral resources. A qualified person has not done sufficient work to classify the historical estimate as current mineral resources or mineral reserves and WUC is not treating the historical estimate as current mineral resources or mineral reserves. In order to so upgrade or verify the historic estimate in the Farmer Gird Energy Fuels Technical Report as current, the Company would have to engage a qualified person to prepare a NI 43-101 technical report that would, among other things, take account of any exploration or other work on the Farmer Girl Property since the date of the Farmer Gird Energy Fuels Technical Report and otherwise produce a report under NI 43-101. The Company has a high degree of confidence in the referenced NI 43-101 Technical Report which references the Company’s Farmer Girl Project.

Assays of cuttings from rotary rigs are notoriously understated due to contamination from the wall rock. Assays from the five foot samples the driller takes while drilling have historically resulted in lower numbers than the gamma probe calculation. This may be caused by the dilution of mineralized horizons that are less than five feet thick and even for horizons thicker than five feet the dilution caused by cuttings from wall rock and from overlying units sloughing down into the drill zone may result in lower grade than reported by gamma tool.

No verification of the historical data has been conducted on the earlier exploration or production work, and EFRC does not currently possess geologic or radiometric logs from any of the holes drilled by previous operators.

Project Geology

The Farmer Girl and other Vixen district uranium-vanadium deposits are typical of the Uravan Mineral Belt type. Most of the Mineral Belt area consists of oxidized sediments of the Morrison Formation, exhibiting red, hematite-rich rocks. Individual deposits are localized in the areas of reduced, gray sandstone and gray or green mudstone.

The uranium and vanadium bearing minerals occur as fine grained coatings on the detrital grains that fill pore spaces between the sand grains, and replace carbonaceous material and some detrital grains. The primary uranium mineral is uraninite with minor amounts of coffinite. Montroseite is the primary vanadium mineral along with vanadium clays and hydromica.

Restoration and Reclamation

There are no active permits at the property.

Permitting Status

There are no active permits at the property.

Basis of Disclosure

The scientific and technical information provided in this Form 10 on the Farmer Girl Property, as well all data and exploration information reported in this Form 10 on the Sage Mine, is based on the information reported in the Farmer Girl Energy Fuels Technical Report.

31

0 1,000 2,000 4,000 6,000 8,000
Feet
1:24,000
Beehive
Red
Canyon
RIVER
T048N R018W
Prospect
Mines
Shaft
Wildcat No 8 Mine
M1
M2
M3
M4
M6
M7
M8
M9
M10
M11
M12
M13
F6
70
15
14
16
21
23
26
27
28
M A R T I N
M E S A
Natural Arch
Gravel
4WD
N

Grand
Mesa
Farmer Girl
Claims
San Juan
Montrose
90

REVISIONS		Project: FARMER GIRL	
Date:	By:	County: Montrose	State: Colorado
		Location: Portions of T48N R18W Secs 21, 22, 23, 27	

FARMER GIRL

CLAIM LOCATION MAP

Author: tjohnson | Date: 8/14/2013 | Drafted By: tjohnson

6.	Hansen/Taylor

The Property

Within the Project area, Black Range has mining agreements, owns fee minerals, holds options to purchase fee mineral rights, holds federal unpatented mining claims and mineral leases with the State of Colorado, and has in place surface access agreements, including:

- 2 x private Mineral Leases

- 2 x State Mineral Leases (UR3324 and UR3322)

- 2 x options to purchase 100% of the Hansen and Picnic Tree Deposits

- 108 Federal unpatented mining claims

The Hansen/Taylor Ranch Project is currently being held as a property that is exploratory in nature with no identified reserves. Neither exploration plans nor a mining plan exist for the project. Black Range Minerals has not undertaken development work at the property since groundwater well installation in 2013. Power and water sources have not yet been formally assessed.

32

Accessibility

The Project is located in Fremont County, in South Central Colorado approximately 30 miles northwest of the city of Canon City. Canon City is the closest population center, and had a population of 16,400 in 2010. The largest metropolitan area in close proximity to the Project is Colorado Springs which is located approximately 46 miles northeast of Canon City and has a population of approximately 416,000. Figure 1 shows the locations of these population centers with respect to the Project.

For ground travel, Canon City is best accessed from Denver/Colorado Springs via I-25 south to State Highway 115 which intersects Highway 50 just east of Canon City. For air travel, alternatives include the Colorado Springs Municipal Airport (COS), which is a 16-gate facility served by 14 airlines and Denver’s International Airport (DEN), which is 149 miles from Canon City. There is a small airport, Fremont County Airport (CNE), located in Canon City, which is open to private flights. The property has access to grid power; however, no source of industrial water has been identified yet.

History

Uranium mineralization was discovered in the Tallahassee Creek District in 1954 by two groups of prospectors. Between 1954 and 1972, 16 small open pit and underground mines were operated in the district. Discoveries, and most producing mines and production were in the Tallahassee Creek Conglomerate, with one mine, the Smaller Mine, producing from the Echo Park Formation. Exploration efforts were minimal until Rampart Exploration Company (Rampart), under contract to Cyprus, explored the Taylor Ranch area beginning in 1974 and discovered the Hansen Uranium Deposit along with other uranium deposits in the district. Cyprus took the Hansen and Picnic Tree deposits through a positive final feasibility analysis in 1980 for an open-pit mining and conventional uranium milling operation, and secured all necessary operating permits in 1981. The collapse of the uranium market led to Cyprus abandoning the project which lay dormant until Black Range Minerals began activities in late 2006.

Black Range Mineral’s Taylor Ranch Project, CO, consists of a combination of private, BLM and State Section minerals, and private, BLM and State Section surface rights. Ownership of the private minerals and surface has mainly been by local ranchers. Western Nuclear held a portion of the property briefly in 1968. Cyprus gained control of mineral and surface rights during the period 1975-1978.

In 1993, Cyprus sold their Tallahassee Creek holdings to Noah (Buddy) and Diane Taylor who had managed ranching activities on the property for Cyprus. The Taylors were not able to make the final payment to Cyprus and sold the southern portion of their holdings including the Hansen and Picnic Tree deposits to New Mexico and Arizona Land (now NZ Minerals) in 1996 who, in 1998, sold the property to South T-Bar Ranch, a subsidiary of Colorado developer Land Properties, while reserving a 49% interest in the minerals.

This part of Cyprus’ prior holdings was subdivided, mainly into 35-acre parcels. Beginning in December 2006, through various purchases, leases and option agreements, Black Range Minerals has obtained mineral rights to most of the original Cyprus holdings. Black Range Minerals has 22 options to purchase surface rights in the Hansen area (an additional 12 would cover 100% of the Hansen area), but these options expire at the end of 2012 and will have to be re-negotiated. These surface owners are financially motivated to lease or sell their surface rights to Black Range as the surface owners own 51% of the mineral rights on the Hansen Deposit.

Prior to the Hansen/Taylor Project being acquired by WUC, a mineral resource for the Hansen/Taylor Ranch Project for Black Range Minerals Limited. Black Range Reported a JORC compliant indicated uranium resource of 31,516,000 tons grading at 0.062% U3O8 containing 39,366,000 lbs U3O8 and an inferred uranium resource of 44,058,000 tons grading at 0.058% U3O8 containing 51,042,000 lbs U3O8. This historic resource estimate was originally reported to Black Range Minerals Limited by Tetra Tech in four resource memos (collectively, the Tetra Tech Reports): 1) High Park Kriging Resources – Taylor Ranch Uranium Project, April 25, 2008; 2) North Hansen, Boyer Kriging Resources – Taylor Ranch Uranium Project, April 29, 2009; 3) Technical Memorandum – Boyer, Hansen and Picnic Tree Area Kriging Resources – Taylor Ranch Uranium Project, August 24, 2009; and 4) Technical Memorandum – Boyer, Hansen and Picnic Tree Area Kriging Resources – Taylor Ranch Uranium Project (Updated 2010), August 12, 2010. These memos were originally prepared by Rex Bryan of Tetra Tech, a qualified person under NI 43-101. The results reported in the Tetra Tech Reports are historical estimates under NI 43-101.

There is high confidence in the geologic interpretation of the historic Black Range Minerals resource provided in the Tetra Tech Reports. The deposit is stratified and laterally consistent drill hole logging and surface mapping supports this conclusion. The data source for geologic interpretation is primarily drill hole logs and surface mapping. The model currently assumes minimal post mineralization faulting. Deposit domains were confined by corresponding geologic units. Continuity of geology is on a regional sedimentary scale and is regular. Grade continuity is subject to deposition of carbonaceous material and oxidation reduction interfaces of palaeo-groundwater carrying mobilized uranium. Commonly accepted multi-pass kriging methods were used to estimate the mineral resources. Uranium domains were modeled using wireframe solids, resources were quantified outside the solids with drastically reduced search ranges. Estimates were checked and compared to historic estimates. Blocks were sized as a tradeoff between mineralized shapes and general mining selectivity. The block heights are four to six times the half foot sample collection but block lengths and widths are several times smaller than the drill spacing in order to adequately fit the mineralized shapes. It is assumed that due to the soft sedimentary nature of the mineral zone, good selectivity can be achieved.

The historic Black Range Minerals resource reported in the Tetra Tech Reports uses JORC indicated and inferred resource categories and does not contain reserves. That report does not use categories other than “mineral resources” and “mineral reserves”. There are no more recent estimates or data available to WUC or Black Range Minerals. In order to verify this estimate, the Company would need to prepare a NI 43-101 Technical Report to disclose the mineral resources as current. This would involve, among other things verifying the results under NI 43-101 standards and potentially conducted new or additional analyses under NI 43-101 standards, as well as taking into account any exploration or other work conducted on this property since the latest of the Tetra Tech Reports. A qualified person (as defined under NI 43-101) has not completed sufficient work to classify this historical estimate as current under that rule, and the Company is not treating this historical estimate as current.

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Project Geology

The deposits that make up the Project are tabular sandstone deposits associated with redox interfaces. The mineralisation is hosted in Tertiary sandstones and/or clay bearing conglomerates within an extinct braided stream, fluvial system or palaeo channel. Mineralisation occurred post sediment deposition when oxygenated uraniferous groundwater moving through the host rocks came into contact with redox interfaces, the resultant chemical change caused the precipitation of uranium oxides. The most common cause of redox interfaces is the presence of carbonaceous material that was deposited simultaneously with the host sediments. In parts of the Project the palaeochannel has been covered by Tertiary volcanic rocks and throughout the Project basement consists of Pre-Cambrian plutonics and metamorphic rocks. The volcanic and Pre-Cambrian rocks are believed to be the source of the uranium.

Restoration and Reclamation.

BRM has a bond of $154,936 with the DRMS covering exploration activities for the project.

Permitting Status

The project currently has an exploration permit through the Colorado Division of Reclamation, Mining and Safety as well as a Conditional Use Permit with the Fremont County Planning and Zoning Department.

Basis of Disclosure

The scientific and technical information provided in this Form 10 on the Hansen/Taylor Ranch Project, as well all data and exploration information reported in this Form 10 on the Hansen/Taylor Ranch Project, is based on the information reported in the Tetra Tech Reports.

Non - Material Properties

7.	Van #4

The Property

The Van#4 is located in the Uravan Mineral Belt on Monogram Mesa in Montrose County, Colorado. The property had been held by Denison and its predecessors for many years. The property consists of 80 unpatented mining claims covering the mine site and long-known deposit to the east, plus two large claim groups to the north, east, and south with exploration potential.

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The 80 unpatented claims are located on approximately 1,900 acres land administered by the U.S. Bureau of Land Management in sections 27, 28, 29, 33, and 34, T48N, R17W, NMPM, and some in section 3, T47N, R17W, Montrose County, Colorado. The Van#4 Mine is located approximately 112 miles from the White Mesa Mill at Blanding, Utah.  It would be about 10 miles to the Piñon Ridge mill near Naturita, Colorado. The Holding costs of the 80 claims will be $12,400 due to BLM before September 1 each year. There are no royalties encumbering these claims.

The property includes the Van#4 shaft and associated surface facilities, which need renovation. The mine is connected to the Ura decline on claims in Bull Canyon to the southwest, not owned by WUC. It has been on standby for many years. Denison completed reclamation of two of the ventilation holes in 2008 and 2010. The property has access to grid power; however, no source of industrial water has been identified yet. The Van 4 mine is currently being held as a property that is exploratory in nature. Exploration and mining plans have not been prepared for the project and the mine permit is in Temporary Cessation status. Western Uranium Corporation has not yet undertaken any development work at the property. Power and water sources have not yet been assessed.

Accessibility

The Van#4 mine is accessible via Montrose County Roads year round.

History

The Van#4 was initially permitted in the late 1970s and early 1980s by Union Carbide as part of a number of small mines named the Thunderbolt Group. Energy Fuels Nuclear, Inc. (EFN) acquired the mine in 1984 and then transferred the mine and permits to International Uranium Corporation (IUC) in 1997. IUC re-permitted the mine with DRMS (then known as the Division of Minerals and Geology) in 1999 because the previous permit had included other mines in the area that were not acquired by IUC.  Mine Permit M-1997-032 with DRMS is currently in good standing and bonded for $75,057. Amendment AM-1, which incorporated the approved EPP, was issued on May 30, 2012. The permit has been transferred over the years from IUC to Denison Mines (USA) Corp. to Energy Fuels Resources (USA) Inc. and now to WUC by way of PRM.

Project Geology

The uranium-vanadium deposits occur in the upper and middle sandstones of the Salt Wash Member of the Morrison Formation. Deposits in this part of the Uravan Mineral Belt have a moderate V2O5: U3O8 ratio. WUC is in possession of much historic mine and drill data (former Union Carbide/Umetco property), as well as up-to-date mine maps.  Denison drilled most recently (summer 2008) 21 wide-spaced exploration holes in sections 27 and 34. All have been reclaimed and the permit terminated.

Restoration and Reclamation.

There is a reclamation bond held by the Colorado DRMS for $75,057.

Permitting Status

Permit compliance is currently limited to an annual stormwater inspection; stormwater improvement work was completed in 2010 and 2012. The air permit with APCD was recently allowed to lapse, as the company does not have any immediate development or operation plans for the mine. The mine does not have EPA approval for radon emissions; however, this approval may not be needed to restart mining, as the life-of-mine production will likely be less than 100,000 tons. The DRMS mining permit was put into Temporary Cessation in February, 2014. Existing major permits at the mine include:

●	BLM Plan of Operations COC-62522 (same as DRMS Permit M-97-032)

●	DRMS 110d (Small Mine, DMO) Mine Permit M-97-032

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8.	Yellow Cat

The Property

The Yellow Cat property is located in eastern Grand County, Utah. The property is situated 23 miles north of Moab, Utah, and approximately 5 miles south of I-70 between Thompson and Crescent Junction.

Pinon Ridge Milling, LLC, a subsidiary of Western Uranium Corporation (WUC) owned two State Leases and the Ethan claims, and acquired the other portions in July 2014 from Energy Fuels Limited.

The property consists of 85 unpatented claims on public land managed by the BLM Moab Field Office and five Utah State Leases; in total covering approximately 4,660 acres. The area covers parts of sections 25, 26, 27, 34, 35, and 36 T22S R21E, sections 30 and 32 T22S R22E, and sections 1 and 2 T23S R21E. Total annual BLM claim maintenance fee are approximately $13,175 due September 1st each year. Utah State Leases total $4,340 per year. The Yellow Cat property is approximately 125 miles from the White Mesa Mill and 105 miles from the proposed Piñon Ridge Mill in Paradox Valley.

The five Utah State Leases carry a royalty of 8% on uranium and 4% on vanadium due to Utah.

The Yellow Cat Project is currently being held as a property that is exploratory in nature with no identified reserves. Neither exploration plans nor a mining plan have been prepared for the project. Western Uranium Corporation has not yet undertaken any development work at the property. Power and water sources have not yet been formally assessed.

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Accessibility

The center of the mining claims can be accessed via traveling east from Thompson, Utah, on interstate 70 for 5 miles until exit 193. Drive south on BLM 163 for 6.3 miles until you see a turn onto BLM 146. In 2.4 miles you will be in the center of the BLM claims for this property.

History

This entire Yellow Cat area was extensively drilled in the 1940’s and 1950’s by the AEC. Historic drilling by Pioneer Uravan identified a moderate-sized deposit in the Salt Wash on the property. Approximately 571,000 lbs. of U3O8 has historically been produced from the district. The deposit was accessed by the Ringtail Shaft which has since been reclaimed.

Project Geology

The Ringtail Shaft on the property is collared in the Brushy Basin Member of the Salt Wash Formation, with Burro Canyon and Dakota Sandstone forming gentle ridges to the north. The maximum depth from surface to the deposits is 800 feet in northern portion of the property and lessens to the south. The uranium-vanadium deposits are hosted in the fluvial sandstones of the Salt Wash. The mineralization is primarily in sandstone lenses in the middle portion of the Salt Wash, which displays the favorable criteria typical of the Uravan Mineral Belt.

Restoration and Reclamation.

There are no current exploration permits or liabilities on the property.

Permitting Status

There are no current exploration permits or liabilities on the property.

OTHER

Ferris Haggerty

The Property

A reclamation liability remains at this Wyoming copper project. No leases or land use remain. The Ferris Haggarty project is a reclamation-only project.

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Accessibility

The reclamation project is accessible 4 to 6 months out of the year due to snow and closed access. Take Wyoming Highway west from Encampment, Wyoming for approximately 11 miles. Once across the divide, to the northeast there is a pullout for Medicine Bow National Forest recreation. Follow 4 wheel drive route 412 (Continental Divide Trail) for approximately 5 miles to the Haggerty creek watershed. Turn southwest onto a steep 4 wheel drive rout and travel for approximately 1.5 miles until you are at the property.

History

The Ferris-Haggerty Mine Site was one of the richest components of the Grand Encampment Mining District in Carbon County, Wyoming. The site was first exploited by Ed Haggerty, a prospector from Whitehaven, England, in 1897, when he established the Rudefeha Mine on a rich deposit of copper ore. Haggerty was backed by George Ferris and other investors, of whom all but Ferris dropped out. The partners sold an interest to Willis George Emerson, who raised investment funding for improvements to the mine. These facilities included a 16-mile (26 km) aerial tramway from Grand Encampment over the Continental Divide to the smelter in Encampment and a 4-mile (6.4 km) pipeline to the mine. The mine's assets were eventually acquired by the North American Copper Company for $1 million. By 1904 the mine had produced $1.4 million in copper ore, and was sold to the Penn-Wyoming Copper Company. However, even with copper prices peaking in 1907, the company had difficulty making a profit from the remove mine site. The company was over-capitalized and under-insured, and was suffered devastating fires at the mine site in March 1906 and May 1907 which halted production. Business disputes and a fall in copper prices prevented re-opening of the mine even after it was rebuilt. Machinery was salvaged after a foreclosure in 1913. A total of $2 million in copper ore was extracted from the mine during its life.

Project Geology

The Deposit is a tabular injection of magmatic metal differentiation product at the margins of an ultramafic intrusive of early Archean age (2.2 billion years ago). This intrusive was injected into pre-existing high silicious sandstones and shales of massive thickness (+2,000 ft). Mineralization at the Ferris-Haggarty mine consists of disseminated pyrite and chalcopyrite grains that occur along bedding planes of the host quartzite. However, the massive ore body mined at the Ferris-Haggarty was described by Spencer (1904) to lie along quartzite-Schist contacts and to cross cut foliation. Based on the historic description, the ore may have been remobilized from the host quartzite during regional metamorphism and emplaced along the quartzite-schist contact by way of permeable fractures. The impermeable hanging wall schist may have formed a natural barrier to the ore solutions and produced an unusually rich ore body.

Restoration and Reclamation

We must get grass to grow on the drill pad disturbance areas from drilling which took place in 2007. These drill pads are located at 10,000 feet above sea level on the north face of a mountain on the Continental Divide.

A $10,000 reclamation bond remains with the Wyoming DEQ. Upon completing reclamation, the Company will receive the bond money back.

Alaska Properties

The Property.

A reclamation liability remains at this Alaska coal project. No leases or land use remain. The Jonesville Coal Project is a reclamation-only project.

Accessibility

The project is within the Wishbone Hill mining district 60 miles northeast of Anchorage, Alaska, a location with excellent road access, power lines within approximately 0.5 miles and existing right of ways for both power and railroad right up to the historic portal area A port with coal loading facilities is located approximately 65 road miles away at Point Mackenzie. Access from Anchorage is via the Glenn Highway, exiting at Mile 61 onto the Jonesville Road, a paved secondary road, for 1.75 miles, then onto a gravel road for 0.7 miles to the mine site. The Jonesville Road is presently maintained by the State of Alaska Department of Transportation and Public Facilities (DOTPH); the gravel road is not state-maintained, but renewed activity at the mine will, according to the DOTPH, result in renewed state maintenance. The Jonesville Coal project is a reclamation-only project.

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History

Historic mining from the Jonesville property from 1916 to 1968 produced six million tons of high-volatile B bituminous coal used extensively by the Alaska Railroad and for power generation on military bases and in Anchorage. Studies have shown the quality of the washed coal to be a low-sulfur (0.3- 0.4%), high BTU (+12,000) product that is characterized as an excellent steam or thermal coal.

Project Geology

Coal measures on the lease include 20 identified coal beds within the Tertiary-age Chickaloon Formation, nine of which exhibit thicknesses of greater than five feet in various areas of the property, with two of the nine averaging 12 and 18 feet in thickness. The coal beds are found in an asymmetric syncline, the axis of which dips gently to the west, with beds on the south limb dipping at about 20 degrees north and the same beds on the north limb dipping about 35 degrees south. Based on borehole data, coal beds flatten to the southwest along a broadening synclinal axis. Historic mining was largely restricted to the north limb because mining methods employed at that time were found to be more economic in steeper dipping portions of the lease, resulting in the flatter dipping areas which are more favorable for modern mechanized mining methods being left largely undisturbed.

Restoration and Reclamation.

The project is currently bonded for $360,200, where $210,200 was put up in cash by the company and the remainder is as a surety bond from a former property lessee.

INFRASTRUCTURE

The Company’s carrying value of property, plant and equipment is as follows:

IP – Ablation Technology - $9,488,051 The Company holds an exclusive license to use ablation mining technology (“AMT”), a proven technology that we anticipate will improve the efficiency of the sandstone hosted uranium mining process, although there are some uncertainties about whether the anticipated benefits will be realized. See Item 1, “Business – The Ablation Process.” Ablation is a low cost, purely physical method of concentrating mineralization of uranium ore by applying a grain-size separation process to ore slurries. AMT has been initially tested in order to understand the hydro and mechanical separation processes. The Company used a prototype ablation test system to test several different samples of uranium ore. In all cases, uranium ore that was entered into the AMT test system appeared to concentrate most of the uranium into the post ablated material consisting of a fraction of the original mass, leaving most of the post ablated materials which did not contain any uranium.

During July 2015, Western Uranium Corporation submitted an application to the CDPHE - Hazardous Materials and Waste Management Division, Radiation Management for a license to operate the Ablation Mining Technology and the Company is currently awaiting the decision as to the type of license, if any, which may be required. The information submitted by Western is currently being reviewed and the CDPHE is currently collecting public comments until July 8, 2016. Upon receiving the determination from the CDPHE, Western will determine its next steps in seeking full permitting for operation. Additional permitting requirements include a technical amendment to the existing mine plans for the Sunday Mine Complex and the related Bureau of Land Management Plan of Operations and Environmental Assessment. Additional requirements for the system to operate at a mine site include connecting a water source and a power source.

Mineral Properties $11,645,218 – The Company holds mineral properties as outlined below.

Pinon Ridge Properties

On August 18, 2014, the Company purchased mining assets from Energy Fuels Holding Corp. ("EFHC") in an arm's length transaction. The mining assets include both owned and leased land in the states of Utah and Colorado. All of the mining assets represent properties which have previously been mined to different degrees for uranium. As some of the properties have not formally established proven or probable reserves, there may be greater inherent uncertainty as to whether or not any mineralized material can be economically extracted as originally planned and anticipated.

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The consideration paid for the Pinon Ridge mining assets included the following:

Cash paid at closing	$526,781
Reclamation liability assumed (Note 11)	109,749
Notes payable (Note 10)	902,665
$1,539,195

The total consideration above was recorded on the consolidated balance sheet as “mineral properties.” In addition, the Company was required to fund certificates of deposit representing permit bonds required to operate the mines, which represent pledges to secure the Company’s reclamation of each mine. These certificates of deposit are recorded on the Company’s consolidated balance sheet as “restricted cash.”

The Company’s mining properties acquired on August 18, 2014, include: San Rafael Uranium Project located in Emery County, Utah; The Sunday Mine Complex located in western San Miguel County, Colorado; The Van 4 Mine located in western Montrose County, Colorado; The Yellow Cat Project located in eastern Grand County, Utah; The Farmer Girl Mine project located in Montrose County, Colorado; The Sage Mine project located in San Juan County, Utah; and the Dunn project located in San Juan and San Miguel counties, Colorado.

Black Range Properties

On September 16, 2015, in connection with the Black Range Transaction, the Company acquired additional mineral properties. The mining assets acquired through Black Range include leased land in the states of Colorado, Wyoming and Alaska. None of these mining assets were operational at the date of acquisition. As these properties have not formally established proven or probable reserves, there may be greater inherent uncertainty as to whether or not any mineralized material can be economically extracted as originally planned and anticipated.

The Company’s mining properties acquired on September 16, 2015, include Hansen, North Hansen, High Park, Hansen Picnic Tree, Taylor Ranch and Boyer Ranch, located in Fremont County, Colorado. The Company also acquired Jonesville Coal located in Palmer Recording District, Alaska and Keota located in Weld County, Wyoming.

Land, building and improvements of $1,050,810.

In connection with the Black Range Transaction, Western assumed a mortgage secured by land, building and improvements at 1450 North 7 Mile Road, Casper, Wyoming, with interest payable at 8.00% and payable in monthly payments of $11,085 with the final balance of $1,044,015 due as a balloon payment on January 16, 2016. The Company did not pay the mortgage on its due date. It became in default. The Company is currently in negotiations with its mortgage holder to exchange the mortgage for the land, building and improvements it is secured by.

INSURANCE

As the properties are not in production, they are not covered by various types of insurance including property and casualty, liability and umbrella coverage. We have not experienced any material uninsured or under insured losses related to our properties in the past and believe our approach sufficient given the inactivity.

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Item 4.	Security Ownership of Certain Beneficial Owners and Management and Related Stockholders Matters

The following table sets forth information with respect to the beneficial ownership of our class of common shares as of June 17, 2016, by:

●	each person, or group of affiliated persons, known to us to beneficially own more than 5% of our outstanding common shares;

●	each of our directors and executive officers; and

●	all of our directors and executive officers as a group.

The amounts and percentages of common shares beneficially owned are reported on the basis of regulations of the U.S. Securities and Exchange Commission (the “SEC”) governing the determination of beneficial ownership of securities. The information relating to our 5% beneficial owners is based on information we received from such holders. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of a security, or investment power, which includes the power to dispose of or to direct the disposition of a security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person's ownership percentage, but not for purposes of computing any other person's percentage. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Except as otherwise set forth in the footnotes to the table below, the address of persons listed below is c/o Western Uranium Corporation, 700-10 King Street East, Toronto, Ontario, Canada M5C 1C3. Unless otherwise indicated in the footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated common shares.

Name of Beneficial Owner	Number of Common Shares	Percentage of Outstanding Common Shares (1)

5% or Greater Stockholders
George Glasier	4,873,333	29.0%
Baobab Asset Management (2)	4,576,800	27.2%
The Siebels Hard Asset Fund(3)	2,041,284	12.2%

Directors and Named Executive Officers
George Glasier	4,873,333	29.0%
Russell Fryer (2)	4,576,800	27.2%
Andrew Wilder (4)	328,737	2.0%
Michael Skutezky	3,600	* %

All executive officers and directors as a group (4 persons)	9,782,470	58.2%

*Represents holdings of less than 1% of common shares outstanding.

(1)	Based on 16,797,089 common shares outstanding on June 17, 2016, and, with respect to each individual holder, rights to acquire our common shares exercisable within 60 days of June 17, 2016

(2)	Consists of 4,576,800 common shares registered in the name of Baobab Asset Management, of which Russell Fryer is the beneficiary.

(3)	Consists of 2,032,867 common shares and 8,417 common shares issuable upon the exercise of a warrant. The address of the Siebels Hard Asset Fund is Ugland House, South Church Street, George Town, KY1-1105 Cayman.

(4)	Consists of 328,737 common shares registered in the name of Bedford Bridge Fund, of which Andrew Wilder is the beneficiary.

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Item 5.	Directors and Executive Officers

The following table sets forth information regarding the members of our board of directors (the “Board”) and our executive officers.

Name	Age	Position(s)

Mr. George Glasier	72	President, Chief Executive Officer and Director

Mr. Andrew Wilder	45	Chief Financial Officer and Director

Mr. Michael R. Skutezky	68	Chairman of the Board of Directors

Mr. Russell Fryer	50	Director

Executive Officers

George Glasier, J.D., our Director, President and Chief Executive Officer, founded Western Uranium Corporation on March 10, 2015. He has over thirty years’ experience in the uranium industry in the United States, with extensive experience in sales and marketing; project development and permitting uranium processing facilities. He is the founder of Energy Fuels Inc. (Volcanic Metals Exploration Inc.) and served as its Chief Executive Officer and President from January 2006 to March 2010. He was responsible for assembling a first-class management team, acquiring a portfolio of uranium projects, and leading the successful permitting process that culminated in the licensing of the Piñon Ridge uranium mill; planned for construction in Western Montrose County, Colorado. He began his career in the uranium industry in the late 1970’s with Energy Fuels Nuclear, which built and operated the White Mesa Mill near Blanding, Utah, becoming the largest uranium producer in the United States.

Andrew Wilder serves as a Director and Chief Financial Officer of Western Uranium Corporation. He is the Founder and Chief Executive Officer of Cross River Advisors LLC (“Cross River”), a firm that provides capital, strategic business development and operations to alternative asset managers and operating companies. Prior to founding Cross River, Mr. Wilder co-founded and was the Chief Operating Officer for Kiski Group, an advisory firm organized in 2009 to help institutions develop their alternative manager platforms by helping vet managers and offer infrastructure solutions in areas of investment and business risk management. In 2001, Mr. Wilder co-founded and served as Chief Operating Officer and Chief Financial Officer of North Sound Capital LLC, a long/short equity hedge fund manager. North Sound launched with $15 million in July of 2001 and reached $3 billion AUM and 65 employees within 5 years. Mr. Wilder was responsible for building and overseeing all aspects of the business ex-research. In 2003, Mr. Wilder also co-founded Columbus Avenue Consulting, an independent fund administration business with 90 clients and $7 billion in AUA when it was subsequently sold in 2012. Mr. Wilder’s prior career included heading operations for C. Blair Asset Management, a $500 million long/short equity hedge fund, and serving as a Manager in audit of Deloitte & Touche (in their Cayman Islands and Toronto practices). Mr. Wilder received the Chartered Accountant (Canada) designation, holds the CFA designation, and received an MBA from the University of Toronto and a BA from the University of Western Ontario.

Non-Employee Directors

Michael Skutezky serves as a Director and Chairman of Western Uranium Corporation. After a career at Royal Bank as Assistant General Counsel, Mr. Skutezky experienced the management side of the business as Senior Vice-President of National Trust Company and as Senior Vice-President and General Counsel of the Romanian subsidiary of Telesysteme International Wireless Corporation. Mr. Skutezky was General Counsel & Corporate Secretary of Century Iron Mines Corporation, a company listed on the TSX. He is currently a lawyer practicing in Toronto, Ontario. Mr. Skutezky is Chairman of Rhodes Capital Corporation, a private merchant bank providing services to the resource and technology sector. Mr. Skutezky graduated from Bishop’s University, Lennoxville (Québec) in 1969 with a Bachelor’s degree in History and Business and from Dalhousie University Law School, Halifax (Nova Scotia) in 1972 with a Bachelor’s degree in law (LLB). He is member of the Law Society of Upper Canada and the Nova Scotia Barristers’ Society, the International Bar Association and the Canadian Bar Association.

Russell Fryer serves as a Director for Western Uranium Corporation. Mr. Fryer has 25 years’ experience investing in developed and developing markets with a focus on mining and natural resources. With a background in engineering, Mr. Fryer has advised mining companies in pre-production and production stages of mineral output. Mr. Fryer is a director of Ecometals Limited. Previously, Mr. Fryer was a Managing Director at Macquarie Bank. Before Macquarie, Mr. Fryer managed investor capital in the natural resources sector at Baobab Asset Management and North Sound Capital. Throughout his career, Mr. Fryer has also worked with investment banking firms such as Robert Fleming, HSBC and Deutsche Bank. Mr. Fryer holds a Bachelor of Business Administration degree from Newport University in Johannesburg, South Africa along with an Advance Degree in International Taxation from Rand Afrikaans University, also in Johannesburg, South Africa.

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Term of Office

All of our directors hold office until the next annual general meeting of the shareholders or until their successors are elected and qualified. Our officers are appointed by our Board of Directors and hold office until their earlier death, retirement, resignation or removal.

Each current director has served as a member of the board of directors since November 20, 2014. Mr. Glasier has served as President and Chief Executive Officer since November 20, 2014. Mr. Wilder has served as Chief Financial Officer since March 1, 2015.

Family Relationships

There are no family relationships among our executive officers and directors.

Board Committees

There are currently no committees of the board of directors. All functions of the board of directors are performed by the board of directors as a whole.

Item 6.	Executive Compensation

Summary Compensation Table

The following table sets forth information regarding compensation earned by our named executive officers:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	TOTAL ($)
Mr. George Glasier,	2015	-	-	-	-	-	-
President and Chief Executive Officer	2014	-	-	-	-	-	-

Mr. Andrew Wilder, Chief Financial Officer (1)	2015 2014	-	-	-	-	$119,500	$119,500

(1)	Mr. Wilder is the Founder and Chief Executive Officer of Cross River Advisors LLC (“Cross River”), a Connecticut company. Cross River provides accounting and management services to the Company. During the years ended December 31, 2015 and 2014, the Company incurred consulting fees of $119,500 and $0, respectively, to Cross River. Mr. Wilder received no compensation from the Company other than fees received through Cross River.

Employment Agreements

We have no employment agreements with our executive officers.

Other Employee Compensation

We currently have no equity or non-equity incentive plans in effect, and our named executive officers currently do not hold any unexercised options for the purchase of our common shares.

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Director Compensation

The following tables set forth a summary of the compensation earned by each director who is not a named executive officer and who served on the Board during 2015 for the fiscal year ended December 31, 2015.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Total ($)
Michael Skutezky (1)	$43,657	-	-	-
Russell Fryer	-	-	-	-

(1)	Mr. Skutezky is the Chairman of Rhodes Capital Corporation (“Rhodes Capital”). Rhodes Capital provides consulting services to the Company. During the year ended December 31, 2015, the Company incurred $43,657 to Rhodes Capital, consisting of $37,332 in consulting fees and $6,325 in director fees for Mr. Skutezky’s services.

Item 7.	Certain Relationships and Related Transactions, and Director Independence

Transactions with Related Persons

Rhodes Capital Corporation, controlled by Michael Skutezky, a member of the Board of Directors, earned consulting fees totaling $9,245 and $9,670 for the three months ended March 31, 2016 and 2015, respectively. Mr. Skutezky also earned director fees totaling $1,541 and $1,578 during the three months ended March 31, 2016 and March 31, 2015. For the years ended December 31, 2015 and 2014 the Company incurred fees of $43,657 and $0, respectively, for consulting and director services. As of March 31, 2016 and December 31, 2015, the Company has $4,623 and $5,074, respectively, in accounts payable and accrued liabilities owing to this director.

Pursuant to a consulting agreement, Cross River Advisors LLC (“Cross River”), a US limited liability company, entered into a contract with the Company effective January 1, 2015 to provide financial and consulting services at an annual consultant fee of $100,000. The contract had a term of one year. On October 21, 2015, the Company entered into an additional agreement with this same company to provide additional services to the Company, for the term of October through December of 2015, for a monthly fee of $6,500. On January 1, 2016, the Company entered into an agreement with a different US limited liability company owned by the same director to provide financial and other consulting services at $8,333 per month. During the three months ended March 31, 2016 and 2015, the Company incurred fees of $25,000 and $25,000 to these companies. During the years ended December 31, 2015 and 2014, the Company incurred fees of $119,500 and $0 to these companies. At March 31, 2016 and December 31, 2015, the Company had $6,500 and $14,833, respectively, included in accounts payable and accrued liabilities payable to these companies.

In connection with the acquisition of Black Range on September 16, 2015, (1) common shares issued to the former shareholders of Black Range included 33,333 common shares issued to George Glasier, our President, Chief Executive Officer and a director, and (2) liabilities assumed in the acquisition of Black Range included the assumption of an obligation in the amount of $500,000 also payable to George Glasier, contingent upon the commercialization of the ablation technology.

Director Independence

We are not currently listed on any national securities exchange that has a requirement that the majority of our Board of Directors be independent. However, when applying the standards for director independence established by NYSE MKT, none of our directors would qualify as an independent director.

Item 8.	Legal Proceedings

Management is not aware of any material legal proceedings that are pending or that have been threatened against us or our subsidiaries or any of our respective properties, and none of our directors, officers, affiliates or record or beneficial owners of more than 5% of our common shares, or any associate of any such director, officer, affiliate or shareholder, is (i) a party adverse to us or any of our subsidiaries in any legal proceeding or (ii) has an adverse interest to us or any of our subsidiaries in any legal proceeding.

The Company is subject to periodic inspection by certain regulatory agencies for the purpose of determining compliance by the Company with the conditions of its licenses. In the ordinary course of business, minor violations may occur; however, these are not expected to result in material expenditures or have any other material adverse effect on the Company.

Item 9.	Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters

From March 15, 2016 through May 22, 2016, out our common shares traded on the OTC Pink Marketplace under the trading symbol, “WSTRF”. On May 23, 2016, our common shares began trading on the OTCQX Best Marketplace under the same symbol. To date the shares have been thinly traded, with the most recent closing bid price being $1.5424 on June 17, 2016.

44

Beginning on November 20, 2014, our common shares have been listed on the CSE under the symbol "WUC".

The following table sets forth the range of high and low bid information for our common shares for the periods indicated, as quoted on the CSE.

This is in Canadian currency	Price Range ($ CAN)
	Low	High
Year ended December 31, 2015
First Quarter (March 31, 2015)	$3.50	$4.75
Second Quarter (June 30, 2015)	$2.50	$4.50
Third Quarter (September 30, 2015)	$4.00	$5.00
Fourth Quarter (December 31, 2015)	$2.00	$3.50

Year ended December 31, 2016
First Quarter (March 31, 2016)	$1.20	$2.40
Second Quarter (from April 1 – June 14, 2016)	$1.50	$2.00

Stockholders

According to our transfer agent, as of June 17, 2016 there were approximately 3,496 holders of record of our common shares.

Dividends

We have not declared or paid any dividends on our common shares and do not anticipate paying cash dividends in the foreseeable future. We plan to retain any future earnings for use in our business operations. Any decisions as to future payment of cash dividends will depend on our earnings and financial position and such other factors as the Board deems relevant.

Equity Compensation Plan Information

The Company had no equity compensation plans or options outstanding as of December 31, 2015.

Item 10.	Recent Sales of Unregistered Securities (since April 28, 2013)

●	On November 20, 2014, the equivalent of 118,820 post-consolidation shares were issued in a private placement at $2.05 (CAD$2.32) per share, raising gross proceeds of approximately $250,000. The shares were sold in a private transaction to four U.S. accredited investors in reliance on Rule 506(b) of Regulation D under the Securities Act of 1933. A Form D was filed for this placement.

●	On November 20, 2014, the Company issued 11,000,000 post-consolidation common shares to the members of Pinion Ridge Mining LLC (“PRM”) in exchange for their membership interests in PRM. As a result of this transaction, PRM became an indirect, wholly owned subsidiary of the Company. The Company issued shares to a total of eight U.S. persons in the transaction. The Company relied on the exemption from registration in Section 4(a)(2) of the Securities Act of 1933 for shares issued in the United States and Rule 903 of Regulation S under the Securities Act of 1933 for shares issued outside of the United States.

●	On December 15, 2014, 396,924 common shares were deemed issued by the Company to its shareholders pursuant to a consolidation of the Company’s outstanding common shares on the basis of 1 post-consolidation share for each 800 pre-consolidation shares outstanding. These shares were issued pursuant to a share consolidation reorganization that was approved by shareholders of the Company (then known as Homeland Uranium Inc.) at a meeting held on December 15, 2014. The Company relied on the exemption in Section 3(a)(9) of the Securities Act of 1933, which applies when a security is exchange by an issuer with its existing security holders where no commission or other remuneration is paid or given directly or indirectly for soliciting the exchange.

●	On February 4, 2015, the Company completed a private placement raising gross proceeds of approximately $1,425,000 through the issuance of 640,000 common shares at a price of CAD $2.75 per common share. In connection with this private placement, the Company paid broker fees, legal fees and other expenses of $99,809. The Company issued shares to a total of seven U.S. accredited investors in this placement, and a Form D was filed. The Company relied on the exemption provided by Rule 506(b) of Regulation D for subscribers in the United States and Rule 903 of Regulation S for subscribers outside of the United States.

45

●	On September 16, 2015, the Company issued a total of 4,193,809 common shares in connection with the company’s acquisition of all of the shares of Black Range Minerals Limited, an Australian company. That transaction was completed in Australia as a statutory Scheme of Arrangement under section 411(1) of the Corporations Act (Cth) of Australia, procedures which included approval of the transaction by the Federal Court of Australia. For U.S. purposes, the Company relied on the exemption from the registration requirements of the Securities Act of 1933 provided by Section 3(a)(10).

●	In January 2016, the Company completed a private placement raising gross proceeds of CAD $300,000 (approximately US$216,000) through the issuance of 101,009 common shares at a price of CAD $2.97 (US$2.14) per common share. A total of eight U.S. accredited investors participated in the placement, and a Form D was filed. The Company relied on the exemption in Rule 506(b) of Regulation D for subscribers who were resident in the United States and Rule 903 of Regulation S for subscribers who were resident outside of the United States.

●	During April 2016 the Company completed a private placement raising gross proceeds of CAD $791,090 (US$621,870) through the issuance of 465,347 common shares at a price of CAD $1.70 (US$1.34) per common share, and warrants to purchase an aggregate of 465,347 common shares at an exercise price of CAD $2.60 per share for five years. The warrants are exercisable immediately and expire on April 30, 2021. A total of seven U.S. accredited investors participated in the placement. The Company filed Form D with respect to this placement. The Company relied on Rule 506(b) of Regulation D for subscribers in the United States and Rule 903 of Regulation S for subscribers outside of the United States.

Item 11.	Description of Registrant’s Securities to Be Registered

General

The Company’s Certificate of Incorporation authorizes it to issue unlimited common shares with no par value.

The following description is a summary of the material provisions and terms of our capital stock and is qualified by reference to our Certificate of Incorporation and the amendments thereto and our Amended and Restated By-laws, which are filed as exhibits to this registration statement.

Common Shares

As of June 17, 2016, there were 16,797,089 common shares issued and outstanding.

The holders of the Company’s common shares are entitled to one vote per share. Holders of common shares are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of legally available funds. Upon the liquidation, dissolution, or winding up of the Company, holders of common shares are entitled to share ratably in all assets of the Company that are legally available for distribution. As of March 31, 2016 and December 31, 2015 and 2014, an unlimited number of common shares were authorized for issuance.

Item 12.	Indemnification of Directors and Officers

Ontario Law

Under the Business Corporations Act (Ontario), we are permitted to indemnify our directors and officers (as well as certain other parties) against costs, charges and expenses (including settlement costs) reasonably incurred in respect of any civil, criminal, administrative, investigative or other proceeding in which they are involved because of their association with us. We are likewise authorized to provide monetary advances for those costs. Further, our directors and officers are entitled to obtain indemnification from us in similar circumstances provided that a court or other competent authority does not rule that the director or officer has committed a fault (or has omitted to do anything that she or he ought to have done).

However, this indemnification is not available to the extent that directors or officers fail to act honestly and in good faith with a view to our best interests. Also, in the case of any criminal or administrative proceeding that is enforced by a monetary penalty, indemnification will only be available for such a penalty if the director or officer had reasonable grounds for believing that her or his conduct was lawful.

Under the Business Corporations Act (Ontario), indemnification is available in the case of a derivative action (maintained against a director or officer on behalf of us) if approved by the court.

Also, under the Business Corporations Act (Ontario), we may (but are not required to) purchase and maintain insurance for the benefit of our directors and officers.

46

Bylaws

Further to the indemnification authorization granted under the Business Corporations Act (Ontario), sections 6.04 and 6.05 of our By-laws include the following provisions with regard to indemnification and limitation of liability of directors and officers:

6.04 Indemnity:

Every person who at any time is or has been a director or officer of the Corporation or who at any time acts or has acted at the request of the Corporation as a director or officer of a body corporate or other corporate entity of which the Corporation is or was a shareholder or creditor, and the heirs and legal representatives of every such person, shall at all times be indemnified by the Corporation in every circumstance where the [Ontario Business Corporations] Act [the “Act”] so permits or requires. In addition and without prejudice to the foregoing and subject to the limitations in the Act regarding indemnities in respect of derivative actions, every person who at any time is or has been a director or officer of the Corporation or properly incurs or has properly incurred any liability on behalf of the Corporation or who at any time acts or has acted at the request of the Corporation (in respect of the Corporation or any other person), and his or her heirs and legal representatives, shall at all times be indemnified by the Corporation against all costs, charges and expenses, including an amount paid to settle an action or satisfy a fine or judgment, reasonably incurred by him or her in respect of or in connection with any civil, criminal or administrative action, proceeding or investigation (apprehended, threatened, pending, under way or completed) to which he or she is or may be made a party, or in which he or she is or may become otherwise involved, by reason of being or having been such a director or officer or by reason of so incurring or having so incurred such liability or by reason of so acting or having so acted (or by reason of anything alleged to have been done, omitted or acquiesced in by him or her in any such capacity or otherwise in respect of any of the foregoing), and all appeals therefrom, if:

(a)  he or she acted honestly and in good faith with a view to the best interests of the Corporation; and

(b)  in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing his or her conduct was lawful.

Nothing in this section shall affect any other right to indemnity to which any person may be or become entitled by contract or otherwise, and no settlement or plea of guilty in any action or proceeding shall alone constitute evidence that a person did not meet a condition set out in clause (a) or (b) of this section or any corresponding condition in the Act. From time to time the board may determine that this section shall also apply to the employees of the Corporation who are not directors or officers of the Corporation or to any particular one or more or class of such employees, either generally or in respect of a particular occurrence or class of occurrences and either prospectively or retroactively. From time to time the board may also revoke, limit or vary the continued such application of this section.

6.05 Limitation of Liability:

So long as he or she acts honestly and in good faith with a view to the best interests of the Corporation, no person referred to in section 6.04 of this by-law (including, to the extent it is then applicable to them, any employees referred to therein) shall be liable for any damage, loss, cost or liability sustained or incurred by the Corporation, except where so required by the Act.

In order to support these indemnification obligations, a directors and officers liability insurance policy with company securities claims coverage was put in place on December 16, 2014 which provides aggregate limit of liability coverage in the amount of $5,000,000.

Item 13.	Financial Statements and Supplementary Data

The consolidated financial statements required to be included in this registration statement appear immediately following the signature page to this registration statement beginning on page F-1.

Item 14.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Not applicable.

47

Item 15.	Financial Statements and Exhibits

(a) The following financial statements are being filed as part of this Registration Statement.

Page No.
Western Uranium Corporation for the Three Months Ended March 31, 2016 and 2015
Condensed Consolidated Balance Sheets as of March 31, 2016 (Unaudited) and December 31, 2015	F-1
Condensed Consolidated Statements of Operations and other Comprehensive Loss for the three months ended March 31, 2016 and 2015 (Unaudited)	F-2
Condensed Consolidated Statement of Shareholders' Equity for the three months ended March 31, 2016 (Unaudited)	F-3
Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2016 and 2015 (Unaudited)	F-4
Notes to the Condensed Consolidated Financial Statements	F-5

Consolidated Financial Statements of Western Uranium Corporation and Subsidiaries
Report of Independent Registered Public Accounting Firm	F-13
Consolidated Balance Sheets as of December 31, 2015 and 2014	F-14
Consolidated Statements of Operations and Other Comprehensive Loss for the years ended December 31, 2015 and for the period March 10, 2014 (Inception) through December 31, 2014	F-15
Consolidated Statements of Shareholders' Equity for the years ended December 31, 2015 and for the period March 10, 2014 (Inception) through December 31, 2014	F-16
Consolidated Statements of Cash Flows for the years ended December 31, 2015 and for the period March 10, 2014 (Inception) through December 31, 2014	F-17
Notes to Consolidated Financial Statements	F-19

(b) The following exhibits are being provided as required by Item 601 of Regulation S-K (§229.601 of this chapter).

Exhibit No.	Description

2.1**	Share Exchange Agreement between Pinon Ridge Mining LLC, Homeland Uranium Inc., Homeland Uranium (Utah), et al., dated November 6, 2014.+

2.2**	Merger Implementation Agreement between Black Range Minerals Limited and Western Uranium Corporation, dated March 20, 2015.

2.3**	Credit Facility between Western Uranium Corporation and Black Range Minerals Limited, dated March 20, 2015.

3.1**	Certificate of Incorporation, as amended.

3.2**	Amended and Restated By-laws.

10.1**	Form of Note payable to The Siebels Hard Asset Fund Ltd., dated September 30, 2015, including Extension Agreement dated December 16, 2015.

10.2**	Form of Note payable to The Siebels Hard Asset Fund Ltd, dated February 22, 2016.

10.3**	Form of Note payable to Energy Fuel Holdings Corp., dated August 18, 2014.

10.4**	Form of Note payable to Nuclear Energy Corporation LLC, dated October 13, 2011, including Extension Agreement dated January 5, 2016.

10.5**	Form of WUC Warrant.

10.6*	Call Option Agreement

10.7*	Consulting Agreement between Cross River Advisors LLC and Western Uranium Corporation dated January 1, 2015

10.8*	Consulting Agreement between Cross River Advisors LLC and Western Uranium Corporation dated October 16, 2015

10.9*	Consulting Agreement between Bedford Bridge Fund LLC and Western Uranium Corporation dated January 1, 2016

10.10*	Consulting Agreement between Rhodes Capital Corporation and Western Uranium Corporation dated January 1, 2015

21.1**	List of Subsidiaries.

+ Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of the omitted schedules and exhibits to the SEC upon request.

* Filed herewith

**Previously submitted on April 29, 2016

48

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Western Uranium Corporation

Date: June 21, 2016	By:	/s/ George Glasier
Mr. George Glasier
President and Chief Executive Officer

Date: June 21, 2016	By:	/s/ Andrew Wilder
Mr. Andrew Wilder
Chief Financial Officer

49

WESTERN URANIUM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Stated in $USD)

	As of
	March 31,	December 31,
	2016	2015
	(unaudited)
Assets
Current assets:
Cash	$70,595	$214,482
Prepaid expenses	65,785	119,656
Marketable securities	3,082	2,880
Other current assets	24,419	15,774
Total current assets	163,881	352,792

Land, buildings and improvements	1,031,000	1,050,810
Restricted cash	1,036,286	1,036,286
Mineral properties	11,645,218	11,645,218
Ablation intellectual property	9,488,051	9,488,051

Total assets	$23,364,436	$23,573,157

Liabilities and Shareholders' Equity

Liabilities
Current liabilities:
Accounts payable and accrued liabilities	$715,633	$825,101
Mortgage payable	1,051,000	1,051,000
Deferred contingent consideration	500,000	500,000
Subscription payable	-	198,298
Current portion of notes payable	625,182	490,193
Total current liabilities	2,891,815	3,064,592

Reclamation liability	222,069	220,129
Deferred tax liability	4,063,330	4,063,330
Notes payable, net of discount and current portion	454,486	449,984

Total liabilities	7,631,700	7,798,035

Shareholders' Equity
Common stock, no par value, unlimited authorized shares, 16,331,742 and 16,230,733 shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively	17,874,576	17,658,042
Accumulated deficit	(2,179,228)	(1,951,564)
Accumulated other comprehensive income	37,388	68,644
Total shareholders' equity	15,732,736	15,775,122
Total liabilities and shareholders' equity	$23,364,436	$23,573,157

The accompanying notes are in integral part of these condensed consolidated financial statements.

F-1

WESTERN URANIUM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE LOSS

(Stated in $USD)

(unaudited)

	For the Three Months Ended March 31,
	2016	2015
Expenses
Mining expenditures	$93,350	$41,680
Professional fees	35,107	76,232
General and administrative	36,257	29,686
Consulting fees	42,870	42,722
Loss from operations	(207,584)	(190,320)

Interest expense	20,080	13,320

Net loss	(227,664)	(203,640)

Other comprehensive loss
Foreign exchange loss	(31,256)	(8,691)

Comprehensive Loss	$(258,920)	$(212,331)

Loss per share - basic and diluted	$(0.01)	$(0.02)

Weighted average shares outstanding, basic and diluted	16,327,302	11,795,146

The accompanying notes are in integral part of these condensed consolidated financial statements.

F-2

WESTERN URANIUM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

(Stated in $USD)

(unaudited)

	Common Shares		Accumulated	Accumulated Other Comprehensive
	Shares	Amount	Deficit	Income	Total

Balance at January 1, 2016	16,230,733	$17,658,042	$(1,951,564)	$68,644	$15,775,122
Issuance of 101,009 shares of common stock	101,009	216,534			216,534
Foreign exchange loss	-	-	-	(31,256)	(31,256)
Net loss	-	-	(227,664)	-	(227,664)

Balance at March 31, 2016	16,331,742	$17,874,576	$(2,179,228)	$37,388	$15,732,736

The accompanying notes are in integral part of these condensed consolidated financial statements.

F-3

WESTERN URANIUM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Stated in $USD)

(unaudited)

	For the Three Months Ended March 31,
	2016	2015
Cash Flows From Operating Activities:
Net loss	$(227,664)	$(203,640)
Reconciliation of net loss to cash used in operating activities:
Accretion of reclamation liability	1,940	-
Amortization of debt discount on notes payable	39,491	9,930
Change in foreign exchange on marketable securities	(202)	-
Change in operating assets and liabilities:
Prepaid expenses and other current assets	45,226	(1,970)
Mining assets	19,810	-
Accounts payable and accrued liabilities	(109,468)	(47,603)
Net cash used in operating activities	(230,867)	(243,283)
Cash Flows From Investing Activities:
Investment in restricted cash	-	(144)
Advance on Credit Facility to Black Range	-	(128,005)
Net cash used in investing activities	-	(128,149)
Cash Flows From Financing Activities:
Payment of Nueco Note	-	(253,346)
Proceeds from the sale of common stock in private placements, net of offering costs	18,236	1,353,793
Proceeds from Siebels Note	100,000	-
Net cash provided by financing activities	118,236	1,100,447
Effect of foreign exchange rate on cash	(31,256)	(8,691)
Net (decrease) increase in cash	(143,887)	720,324
Cash - beginning	214,482	172,909

Cash - ending	$70,595	$893,233
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$-	$-

Taxes	$-	$-

Non-cash financing activities:
Shares issued from subscription payable	$198,298	$-

The accompanying notes are in integral part of these condensed consolidated financial statements.

F-4

WESTERN URANIUM CORPORATION

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Stated in $USD)

Unaudited

NOTE 1 – BUSINESS

Nature of operations

Western Uranium Corporation ("Western” or the “Company") was incorporated in December 2006 under the Ontario Business Corporations Act. On November 20, 2014, the Company completed a listing process on the Canadian Securities Exchange ("CSE"). As part of that process, the Company acquired 100% of the members' interests of Pinon Ridge Mining LLC ("PRM"), a Delaware limited liability company. The transaction constituted a reverse takeover ("RTO") of Western by PRM. Subsequent to obtaining appropriate shareholder approvals, the Company reconstituted its Board of Directors and senior management team. Effective September 16, 2015, Western completed its acquisition of Black Range Minerals Limited (“Black Range”).

The Company has registered offices at 10 King Street East, Suite 700, Toronto, Ontario, Canada, M5C 1C3 and its common shares are listed on the CSE under the symbol "WUC." On April 22, 2016, the Company’s common stock began trading on the OTC Pink, and subsequently, on May 23, 2016, the Company’s common stock was approved for the commencement of trading on the OTCQX Best Market. Its principal business activity is the acquisition and development of uranium resource properties in the states of Utah and Colorado in the United States of America ("USA").

Note 2 – Liquidity and going concern

The Company has incurred continuing losses from its operations, and as of March 31, 2016 has an accumulated deficit of $2,179,228. As of March 31, 2016, the Company has a working capital deficit of $2,727,934.

Since inception, the Company has met its liquidity requirements principally through the issuance of notes and the sale of its common stock.

The Company’s ability to continue its operations and to pay its obligations when they become due is contingent upon the Company obtaining additional financing. Management’s plans include seeking to procure additional funds through debt and equity financings and to initiate the processing of ore to generate operating cash flows.

There are no assurances that the Company will be able to raise capital on terms acceptable to the Company or at all, or that cash flows generated from its operations will be sufficient to meet its current operating costs and required debt service. If the Company is unable to obtain sufficient amounts of additional capital, it may be required to reduce the scope of its planned product development, which could harm its financial condition and operating results, or it may not be able to continue to fund its ongoing operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Pursuant to the Company’s capital raising objectives, during April and May 2016 the Company raised CAD $791,090 (US $621,870) in a private placement (see note 12).

F-5

WESTERN URANIUM CORPORATION

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Stated in $USD)

Unaudited

Note 3 – SUMMARY OF Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. Operating results for the three months ended March 31, 2016 are not necessarily indicative of the results that may be expected for the year ending December 31, 2016. These condensed financial statements should be read in conjunction with the consolidated financial statements for the year ended December 31, 2015 and related notes thereto included elsewhere in the prospectus of which these financial statements are a part.

The accompanying condensed consolidated financial statements include the accounts of Western and its wholly-owned subsidiaries, Western Uranium Corp., Pinon Ridge Mining LLC, Black Range Minerals Limited, Black Range Copper Inc., Ranger Resources Inc., Black Range Minerals Inc., Black Range Minerals Colorado LLC, Black Range Minerals Wyoming LLC, Haggerty Resources LLC, Ranger Alaska LLC, Black Range Minerals Utah LLC, Black Range Minerals Ablation Holdings Inc. and Black Range Development Utah LLC. All significant inter-company transactions and balances have been eliminated upon consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and revenues and expenses during the period reported. By their nature, these estimates are subject to measurement uncertainty and the effect on the financial statements of changes in such estimates in future periods could be significant. Significant areas requiring management's estimates and assumptions include determining the fair value of transactions involving common stock, assessment of the useful life and evaluation for impairment of intangible assets, valuation and impairment assessments on mineral properties, deferred contingent consideration, the reclamation liability, valuation of stock-based compensation, valuation of available-for-sale securities and valuation of long-term debt and asset retirement obligations. Other areas requiring estimates include allocations of expenditures, depletion and amortization of mineral rights and properties and depreciation of property, plant and equipment. Actual results could differ from those estimates.

Foreign Currency Translation

The reporting currency of the Company, including its subsidiaries, is the United States dollar. The financial statements of subsidiaries located outside of the U.S. are measured in their functional currency, which is the local currency. The functional currency of the parent is the Canadian dollar. Monetary assets and liabilities of these subsidiaries are translated at the exchange rates at the balance sheet date. Income and expense items are translated using average monthly exchange rates. Non-monetary assets are translated at their historical exchange rates. Translation adjustments are included in accumulated other comprehensive loss in the consolidated balance sheets.

F-6

WESTERN URANIUM CORPORATION

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Stated in $USD)

Unaudited

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

Fair Values of Financial Instruments

The fair value of financial instruments in the Company’s consolidated financial statements at March 31, 2016 and December 31, 2015 are as follows:

	Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Quoted Prices for Similar Assets or Liabilities in Active Markets (Level 2)	Significant Unobservable Inputs (Level 3)
Marketable securities at March 31, 2016	$3,082	$-	$-

Marketable securities at December 31, 2015	$2,880	$-	$-

Loss per Share

Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed using the weighted average number of common shares and, if dilutive, potential common shares outstanding during the period. Potential common shares consist of the incremental common shares issuable upon the exercise of stock options and warrants (using the treasury stock method). The computation of basic loss per share for the three month periods ended March 31, 2016 and 2015 excludes potentially dilutive securities. The computations of net loss per share for each period presented is the same for both basic and fully diluted.

Potentially dilutive securities outlined in the table below have been excluded from the computation of diluted net loss per share because the effect of their inclusion would have been anti-dilutive.

	For the Three Months Ended March 31,
	2016	2015
Warrants to purchase common stock	101,009	-
Options to purchase common stock	271,996	-
Total potentially dilutive securities	373,005	-

Note 4 – RECENT ACCOUNTING PRONOUNCEMENTS

On March 30, 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-09, “Compensation – Stock Compensation (Topic 718)”. This update requires that all excess tax benefits and tax deficiencies arising from share-based payment awards should be recognized as income tax expense or benefit on the income statement. The amendment also states that excess tax benefits should be classified along with other income tax cash flows as an operating activity. In addition, an entity can make an entity-wide accounting policy election to either estimate the number of awards expected to vest or account for forfeitures as they occur. The provisions of this update are effective for annual and interim periods beginning after December 15, 2016. The Company is currently evaluating the impact the adoption of this standard will have on its financial statements.

In April 2016, the FASB issued Accounting Standards Update ASU No. 2016-10 “Revenue from Contracts with Customers (Topic 606)”, “Identifying Performance Obligations and Licensing” (“ASU 2016-10”). ASU 2016-10 clarifies the following two aspects of Topic 606: identifying performance obligations and the licensing implementation guidance, while retaining the related principles for those areas. The provisions of this update are effective for annual and interim periods beginning after December 15, 2017, with early application permitted. The Company is currently evaluating the impact the adoption of this standard will have on its financial statements.

F-7

WESTERN URANIUM CORPORATION

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Stated in $USD)

Unaudited

Note 4 – RECENT ACCOUNTING PRONOUNCEMENTS, continued

In May 2016, the FASB issued Accounting Standards Update ASU No. 2016-12 “Revenue from Contracts with Customers (Topic 606)”, “Narrow-Scope Improvements and Practical Expedients” (“ASU 2016-12”). The core principal of ASU 2016-12 is the recognition of revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The provisions of this update are effective for annual and interim periods beginning after December 15, 2017, with early application permitted. The Company is currently evaluating the impact the adoption of this standard will have on its financial statements.

Note 5 – Mineral Assets, Ablation Intellectual Property and Other Property

On August 18, 2014, the Company purchased mining assets in an arm's length transaction. The mining assets include both owned and leased land in the states of Utah and Colorado. All of the mining assets represent properties which have previously been mined to different degrees for uranium. As some of the properties have not formally established proven or probable reserves, there may be greater inherent uncertainty as to whether or not any mineralized material can be economically extracted as originally planned and anticipated.

The Company’s mining properties acquired on August 18, 2014, include: San Rafael Uranium Project located in Emery County, Utah; The Sunday Mine Complex located in western San Miguel County, Colorado; The Van 4 Mine located in western Montrose County, Colorado; The Yellow Cat Project located in eastern Grand County, Utah; The Farmer Girl Mine project located in Montrose County, Colorado; The Sage Mine project located in San Juan County, Utah, and San Miguel County, Colorado USA.

On September 16, 2015, Western completed its acquisition of Black Range. In connection with the acquisition of Black Range, Western acquired the net assets of Black Range. These net assets consist principally of interests in a complex of uranium mines located in Colorado (the “Hansen-Taylor Complex”) and a 100% interest in a 25 year license for ablation mining technologies and related patents from Ablation Technologies, LLC. The Hansen-Taylor Complex is principally a sandstone-hosted deposit that was discovered in 1977 which was permitted for mining in 1981. Ablation is a low cost, purely physical method of concentrating mineralization of uranium ore by applying a grain-size separation process to ore slurries.

The Company’s mining and mining related assets consist of the following:

	As of:
	March 31, 2016	December 31, 2015
Land, building and improvements	$1,031,000	$1,050,810
Mineral properties	11,645,218	11,645,218
Ablation intellectual property	9,488,051	9,488,051

On May 26, 2016, the Company exchanged all of the land, building and improvements in exchange for the forgiveness of the mortgage (see Note 8).

F-8

WESTERN URANIUM CORPORATION

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Stated in $USD)

Unaudited

NOTE 6 – Accounts Payable and Accrued Liabilities

	As of March 31,	As of December 31,
	2016	2015
Trade accounts payable	$387,258	$520,530
Accrued liabilities	328,375	304,571
	$715,633	$825,101

NOTE 7 – Notes Payable

On August 18, 2014, in connection with the purchase of the mining properties, the Company entered into a note payable with Energy Fuels Holding Corporation (“EFHC”) (the “EFHC Note”) for $500,000. The EFHC Note bears interest at a rate of 3.0% per annum and is secured by a first priority interest in certain of the Company’s mining assets. On the date of the purchase, the Company recorded the EFHC Note net of a discount for interest of $73,971 at a rate of 4% per annum, resulting in a total effective interest rate of 7% per annum. The discount is being amortized using the effective interest method over the life of the loan. All principal on the EFHC Note is due and payable on August 18, 2018 and interest on the EFHC Note is due and payable annually beginning August 18, 2015.

On August 18, 2014, also in connection with the purchase of the mining properties, the Company entered into a Note Assumption Agreement with EFHC and Nuclear Energy Corporation (“Nueco”), whereby the Company assumed all of the obligations of EFHC under its note payable with Nueco (the “Nueco Note”). The Nueco Note bears no stated interest rate and is secured by certain of the Company’s mining assets. On the date of the purchase, the Company recorded the Nueco Note net of a discount for interest of $23,724 at a rate of 7% per annum. The discount is being amortized using the effective interest method over the life of the loan. The Nueco payment due on December 20, 2014 in the amount of $250,180 was made on January 5, 2015 without penalty other than additional interest at 6% per annum. As of December 31, 2015, the Nueco Note had a remaining obligation outstanding of $250,180, the due date of which was extended to January 13, 2016. In connection with the extension, the Company agreed to add interest from the date of October 13, 2015 until the date paid at the annual rate of one percent (1%) per annum. On February 8, 2016, the Company and the lender agreed to further extend the maturity of the Nueco Note to June 2016. In consideration for the extension the Company increased the principal amount by 10% (or $25,384), increased the interest rate to 6% per annum and paid a $5,000 fee that did not reduce the interest or principal.

On September 30, 2015 the Company entered into a note payable (“Siebels Note”) with The Siebels Hard Asset Fund, Ltd. (“Siebels”) for $250,000, which was fully funded on October 14, 2015. The Siebels Note bears interest at a rate of 16.0% per annum and was to mature on December 15, 2015. On December 16, 2015 the Company and the lender agreed to extend the maturity of the Siebels Note until June 16, 2016. In consideration for the extension of the repayment, the accrued interest at the time of extension of $8,333 was reclassified to principal, bringing the principal of the Siebels Note to $258,423. Also in consideration for such extension the interest rate was increased to 18% per annum. These amendments were accounted for as a note modification, whereby no gain or loss was recognized.

F-9

WESTERN URANIUM CORPORATION

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Stated in $USD)

Unaudited

Note 7 – Notes Payable, continued

On February 22, 2016, the Company entered into a second note payable with Siebels for $100,000. The note bore interest at a rate of 18.0% per annum and matured on April 22, 2016. On April 28, 2016, the Company repaid this note in full.

Notes payable consisted of:

		As of March 31, 2016
	Principal	Discount	Balance, Net of Discount	Current	Non-Current
EFHC	$500,000	$45,514	$454,486	$-	$454,486
Nueco	279,220	15,084	264,136	264,136	-
Siebels	361,046	-	361,046	361,046	-
Total	$1,140,266	$60,598	$1,079,668	$625,182	$454,486

During the three months ended March 31, 2016 and 2015, the Company’s interest expense on notes payable was $20,080, and $13,320, respectively, including the amortization of debt discounts.

		As of December 31, 2015
	Principal	Discount	Balance, Net of Discount	Current	Non-Current
EFHC	$500,000	$50,016	$449,984	$-	$449,984
Nueco	250,180	-	250,180	250,180	-
Siebels	240,013	-	240,013	240,013	-
Total	$990,193	$50,016	$940,177	$490,193	$449,984

NOTE 8 – Mortgage

In connection with the acquisition of Black Range, Western assumed a mortgage secured by land, building and improvements at 1450 North 7 Mile Road, Casper, Wyoming, with interest payable at 8.00% and payable in monthly payments of $11,085 with the final balance of $1,044,015 due as a balloon payment on January 16, 2016. The Company did not make the final balloon payment as scheduled. Subsequently, on May 26, 2016, the Company executed agreements with the mortgage holder whereby in an equal exchange the mortgage was exchanged for the land, building and improvements with which it was secured.

Note 9 – reclamation liability

The reclamation liabilities of the US mines are subject to legal and regulatory requirements, and estimates of the costs of reclamation are reviewed periodically by the applicable regulatory authorities. The reclamation liability represents the Company’s best estimate of the present value of future reclamation costs in connection with the mineral properties. The Company determined the gross reclamation liabilities at March 31, 2016 and December 31, 2015 of the mineral properties to be approximately $1,036,142. During the three months ended March 31, 2016 and 2015, the accretion of the reclamation liabilities was $1,940 and $2,000, respectively. The Company expects to begin incurring the reclamation liability after 2054 and accordingly, has discounted the gross liabilities over a thirty year life using a discount rate of 5.4% to a net discounted value as at March 31, 2016 of $220,069. The gross reclamation liabilities as of March 31, 2016 are secured by certificates of deposit in the amount of $1,036,286.

F-10

WESTERN URANIUM CORPORATION

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Stated in $USD)

Unaudited

Note 10 – share capital and other equity instruments

Private placements

On December 31, 2015, the Company completed a private placement raising gross proceeds of CAD $300,000 through the subscription for 101,009 common shares at a price of CAD $2.97 (US$2.14) per common share, and warrants to purchase aggregate of 101,009 common shares at an exercise price of CAD $3.50. This offering closed on December 31, 2015. Of the total amount received, CAD $275,000 (US$198,298) was received in December of 2015 while the remainder CAD $25,000 (US $18,236) was received in the three months ended March 31, 2016. The warrants are exercisable immediately upon issuance and expire five years from the date of issuance. As of December 31, 2015, the Company accounted for the proceeds of $198,298 as subscriptions payable.

During the three months ended March 31, 2016, the Company issued 101,009 shares of common stock in connection with this private placement.

The securities issued pursuant to the Private Placement are subject to a four month plus one day lock up period.

Stock Options

In connection with the acquisition of Black Range, the Board of Directors granted options for the purchase of 271,996 shares of the Company’s common stock to certain of the former directors, employees and consultants of Black Range. On the date of grant, these options were fully vested, had a weighted average exercise price of CAD $6.39 (US$4.82) and a weighted average remaining contractual life of 3.52 years and had a grant date fair value of $1.59 per share. As of March 31, 2016, these stock options had a remaining contractual life of 3.27 years and had no intrinsic value. These stock options became exercisable on January 17, 2016.

Warrant

As of March 31, 2016, there were warrants outstanding to purchase an aggregate of 101,009 shares of the Company’s common stock at an exercise price of CAD $3.50 (US $2.70) per share. These warrants have a weighted average remaining life of 4.77 years.

Note 11 – Mining Expenditures

	For the Three Months Ended March 31,
	2016	2015
Permits	$49,186	$28,725
Maintenance	37,854	12,955
Contract Labor	2,560	-
Royalties	3,750	-
	$93,350	$41,680

F-11

WESTERN URANIUM CORPORATION

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Stated in $USD)

Unaudited

NOTE 12 – Related Party Transactions (Including Key Management Compensation)

The Company has transacted with related parties pursuant to service arrangements in the ordinary course of business, as follows:

An entity controlled by a member of the Board of Directors earned consulting fees totaling $9,245 and $9,670 for the three months ended March 31, 2016 and 2015, respectively. The same director earned director fees totaling $1,541 and $1,578 during the three months ended March 31, 2016 and 2015. As of March 31, 2016 and December 31, 2015, the Company has $4,623 and $5,074, respectively, in accounts payable and accrued liabilities owing to this director.

Pursuant to a consulting agreement, a US limited liability company owned by a person who is a director and the Company’s CFO entered into a contract with the Company effective January 1, 2015 to provide financial and consulting services at an annual consultant fee of $100,000. The contract had a term of one year. On October 21, 2015, the Company entered into an additional agreement with this same company to provide additional services to the Company, for the term of October through December 2015 for a monthly fee of $6,500. On January 1, 2016, the Company entered into an agreement with a different US limited liability company owned by the same director to provide financial and other consulting services at $8,333 per month. During the three months ended March 31, 2016 and 2015, the Company incurred fees of $25,000 and $25,000 to these companies. At March 31, 2016 and December 31, 2015, the Company had $6,500 and $14,833, respectively, included in accounts payable and accrued liabilities payable to these companies.

In connection with the acquisition of Black Range on September 16, 2015, Western assumed an obligation in the amount of $500,000 payable to Western’s CEO and director contingent upon the commercialization of the ablation technology.

NOTE 13 – SUBSEQUENT EVENTS

Private Placements

During April 2016, the Company initiated a private placement offering for the sale of units of its securities for a price per unit of $1.70 (CAD) (US$1.34). Each unit consists of one share of the Company’s common stock and one warrant to purchase a share of common stock at $2.60 (CAD) per share, with a term of five years. The securities issued pursuant to the Private Placement are subject to a four month plus one day lock up period. During April and May 2016 the Company raised gross proceeds of CAD $791,090 (US $621,870) through the issuance of 465,347 units.

OTC QX Listing

On May 23, 2016, Western Uranium shares began trading on the OTCQX Best Market under the symbol “WSTRF”.

F-12

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Western Uranium Corporation

We have audited the accompanying consolidated balance sheets of Western Uranium Corporation (the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of operations and other comprehensive loss, changes in shareholders’ equity and cash flows for the year ended December 31, 2015 and for the period from incorporation (March 10, 2014) to December 31, 2014.  These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. Western Uranium Corporation is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Western Uranium Corporation, as of December 31, 2015 and 2014, and the consolidated results of its operations and its cash flows for the year ended December 31, 2015 and for the period from incorporation (March 10, 2014) to December 31, 2014 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has incurred continuing losses from operations and is dependent upon future sources of equity or debt financing in order to fund its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Chartered Professional Accountants
Licensed Public Accountants

Mississauga, Ontario

April 29, 2016

F-13

WESTERN URANIUM CORPORATION

 CONSOLIDATED BALANCE SHEETS

(Stated in $USD)

	As of December 31,
	2015	2014
Assets
Current assets:
Cash	$214,482	$172,909
Prepaid expenses	119,656	98,682
Marketable securities	2,880	3,448
Other current assets	15,774	24,273
Total current assets	352,792	299,312

Land, buildings and improvements	1,050,810	-
Restricted cash	1,036,286	653,734
Mineral properties	11,645,218	1,543,218
Ablation intellectual property	9,488,051	-

Total assets	$23,573,157	$2,496,264

Liabilities and Shareholders' Equity

Liabilities
Current liabilities:
Accounts payable and accrued liabilities	$825,101	$186,681
Mortgage payable	1,051,000	-
Deferred contingent consideration	500,000	-
Subscription payable	198,298	-
Current portion of notes payable	490,193	503,979
Total current liabilities	3,064,592	690,660

Reclamation liability	220,129	113,772
Deferred tax liability	4,063,330	-
Notes payable, net of discount and current portion	449,984	423,041

Total liabilities	7,798,035	1,227,473

Shareholders' Equity
Common stock, no par value, unlimited authorized shares, 16,230,733 and 11,396,924 shares issued and outstanding as of December 31, 2015 and 2014, respectively	17,658,042	1,634,582
Accumulated deficit	(1,951,564)	(363,605)
Accumulated other comprehensive income (loss)	68,644	(2,186)
Total shareholders' equity	15,775,122	1,268,791
Total liabilities and shareholders' equity	$23,573,157	$2,496,264

The accompanying notes are in integral part of these consolidated financial statements.

F-14

WESTERN URANIUM CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE LOSS

(Stated in $USD)

	For the Year Ended December 31, 2015	For the Period March 10, 2014 (Inception) through December 31, 2014
Expenses
Mining expenditures	$457,212	$95,371
Professional fees	379,093	195,105
General and administrative	403,993	33,204
Consulting fees	233,022	15,037
Loss from operations	(1,473,320)	(338,717)

Interest expense	114,639	24,888

Net loss	(1,587,959)	(363,605)

Other comprehensive gain (loss)
Foreign exchange gain (loss)	70,830	(2,186)

Comprehensive Loss	$(1,517,129)	$(365,791)

Loss per share - basic and diluted	$(0.12)	$(0.03)

Weighted average shares outstanding, basic and diluted	13,206,726	10,637,612

The accompanying notes are in integral part of these consolidated financial statements.

F-15

WESTERN URANIUM CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

(Stated in $USD)

	Common Shares		Accumulated	Accumulated Other Comprehensive
	Shares	Amount	Deficit	Income	Total

Balance at March 10, 2014	-	$-	$-	$-	$-
Issuance of founders' shares	9,900,000	2,100	-	-	2,100
Sale of 1,100,000 common shares on July 1, 2014 in private placement	1,100,000	1,499,000	-	-	1,499,000
Reverse merger with Western Uranium Corporation	396,924	133,482	-	-	133,482
Foreign exchange loss	-	-	-	(2,186)	(2,186)
Net loss for period	-	-	(363,605)	-	(363,605)

Balance at December 31, 2014	11,396,924	1,634,582	(363,605)	(2,186)	1,268,791

Sale of 640,000 common shares on February 4, 2015 in private placement, net of expenses of $99,809	640,000	1,353,793	-	-	1,353,793
Issuance of 4,193,809 common shares to sellers of Black Range	4,193,809	14,237,331	-	-	14,237,331
Issuance of options to purchase 271,996 shares of common stock, in connection with the acquisition of Black Range	-	432,336	-	-	432,336
Foreign exchange gain	-	-	-	70,830	70,830

Net loss for the year		-	(1,587,959)	-	(1,587,959)

Balance at December 31, 2015	16,230,733	$17,658,042	$(1,951,564)	$68,644	$15,775,122

The accompanying notes are in integral part of these consolidated financial statements.

F-16

WESTERN URANIUM CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Stated in $USD)

	For the Year Ended December 31, 2015	For the Period March 10, 2014 (Inception) through December 31, 2014
Cash Flows From Operating Activities:
Net loss	$(1,587,959)	$(363,605)
Reconciliation of net loss to cash used in operating activities:
Impairment of property and equipment	94,000	-
Accretion of reclamation liability	30,674	-
Amortization of debt discount on notes payable	16,503	18,807
Change in foreign exchange on marketable securities	568	88
Change in operating assets and liabilities:
Prepaid expenses and other current assets	6,821	(87,530)
Accounts payable and accrued liabilities	240,085	51,609
Net cash used in operating activities	(1,199,308)	(380,631)
Cash Flows From Investing Activities:
Purchases of property and equipment	(19,810)	-
Investment in restricted cash	-	(653,734)
Acquisition of RTO transaction - cash acquired	-	235,141
Acquisition of mining properties	-	(526,781)
Acquisition of Black Range - cash acquired	4,190	-
Advance on Credit Facility to Black Range	(363,074)	-
Net cash used in investing activities	(378,694)	(945,374)
Cash Flows From Financing Activities:
Payment of Nueco Note	(253,346)	-
Proceeds from the sale of common stock in private placements, net of offering costs	1,353,793	1,499,000
Proceeds from subscription payable	198,298	-
Proceeds from Siebels Note	250,000	-
Share issuance upon incorporation	-	2,100
Net cash provided by financing activities	1,548,745	1,501,100
Effect of foreign exchange rate on cash	70,830	(2,186)
Net increase in cash	41,573	172,909
Cash - beginning	172,909	-

Cash - ending	$214,482	$172,909

The accompanying notes are in integral part of these consolidated financial statements.

F-17

WESTERN URANIUM CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Stated in $USD)

	For the Year Ended December 31, 2015	For the Period March 10, 2014 (Inception) through December 31, 2014
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$15,000	$-

Taxes	$-	$-

Supplemental disclosure of non-cash investing and financing activities:
Purchase of Black Range and other mining assets:
Net assets purchased:
Current assets	$23,486	$-
Mineral properties	10,100,000	1,539,195
Ablation intellectual property	9,488,051	-
Restricted cash	382,362	-
Land, buildings and improvements	1,125,000	-
Accounts payable and accrued liabilities	(396,145)	-
Mortgage and notes payable	(1,051,000)	(902,665)
Credit Facility - Western	(363,074)	-
Deferred tax liability	(4,063,330)	-
Reclamation liability	(75,683)	(109,749)
Deferred exercise price payable	(500,000)	-
Total purchase price consideration	$14,669,667	$526,781

Less: cash paid to purchase the mining assets	-	(526,781)
Non-cash consideration	$14,669,667	$-

Non-cash consideration consisted of:
Fair value of 4,193,809 shares of Western common stock issued to the former stockholders of Black Range	$14,237,331	$-
Fair value of options to purchase 271,996 shares of Western common stock issued to directors and consultants of Black Range	432,336	-
Non-cash consideration	$14,669,667	$-

The accompanying notes are in integral part of these consolidated financial statements.

F-18

WESTERN URANIUM CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Stated in $USD)

NOTE 1 - Business

Nature of operations

Western Uranium Corporation ("Western” or the “Company") was incorporated in December 2006 under the Ontario Business Corporations Act. On November 20, 2014, the Company completed a listing process on the Canadian Securities Exchange ("CSE"). As part of that process, the Company acquired 100% of the members' interests of Pinon Ridge Mining LLC ("PRM"), a Delaware limited liability company. The transaction constituted a reverse takeover ("RTO") of Western by PRM (see below and note 5). Subsequent to obtaining appropriate shareholder approvals, the Company reconstituted its Board of Directors and senior management team. Effective September 16, 2015, Western completed its acquisition of Black Range Minerals Limited (“Black Range”) (see below and note 6).

The Company has registered offices at 10 King Street East, Suite 700, Toronto, Ontario, Canada, M5C 1C3 and its common shares are listed on the CSE under the symbol "WUC" and on April 22, 2016, the Company’s common stock began trading on the OTC Pink. Its principal business activity is the acquisition and development of uranium resource properties in the states of Utah and Colorado in the United States of America ("USA").

Reverse Takeover Transaction

On November 20, 2014, Western, through its wholly-owned US subsidiary Western Uranium Corporation, which was incorporated in Utah (“Western US”), acquired 100% of the members' interests of PRM. The transaction formed the basis for the Company obtaining a public listing on the CSE. To effect the transaction, Western issued 11,000,000 post-consolidation common shares in exchange for all the issued and outstanding securities of PRM.

PRM is a Delaware limited liability company with an indefinite term, which was formed on March 10, 2014 for the purpose of purchasing and operating uranium mines in Utah and Colorado. On August 18, 2014, the Company closed on the purchase of certain mining properties from Energy Fuels Holding Corp. (“EFHC”).

The transaction constituted an RTO of Western and has been accounted for as PRM acquiring Western. It has been treated as an issuance of shares by PRM for the net monetary assets of Western.

The transaction therefore has been accounted for as a capital transaction, with PRM being identified as the accounting acquirer. The resulting consolidated financial statements have been presented as a continuance of PRM's financial statements. The results of operations, cash flows and the assets and liabilities of Western have been included in these consolidated financial statements since November 20, 2014, the acquisition date (see note 5).

Acquisition of Black Range Minerals Limited

On September 16, 2015, Western completed its acquisition of Black Range, an Australian company that was listed on the Australian Securities Exchange until the acquisition was completed (the “Black Range Transaction”) (see note 6).

Note 2 – Liquidity and going concern

The Company has incurred continuing losses from its operations, and as of December 31, 2015 has an accumulated deficit of $1,951,564. As of December 31, 2015, the Company has a working capital deficit of $2,711,800.

Since inception, the Company has met its liquidity requirements principally through the issuance of notes and the sale of its common stock.

The Company’s ability to continue its operations and to pay its obligations when they become due is contingent upon the Company obtaining additional financing. Management’s plans include seeking to procure additional funds through debt and equity financings and to initiate process of ore to generate operating cash flows.

The Company has been actively seeking a combination of funding.

F-19

WESTERN URANIUM CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Stated in $USD)

Note 2 – Liquidity and going concern, continued

There are no assurances that the Company will be able to raise capital on terms acceptable to the Company or at all, or that cash flows generated from its operations will be sufficient to meet its current operating costs and required debt service. If the Company is unable to obtain sufficient amounts of additional capital, it may be required to reduce the scope of its planned product development, which could harm its financial condition and operating results, or it may not be able to continue to fund its ongoing operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Pursuant to the Company’s capital raising objectives, on April 28, 2016 the Company completed a private placement raising gross proceeds of CAD $680,760 (US$543,456) through the issuance of 400,447 common shares at a price of CAD $1.70 (US$1.36) per common share, and warrants to purchase an aggregate of 400,447 common shares at an exercise price of CAD $1.70 per share. The warrants are exercisable immediately and expire on April 30, 2021.

Note 3 – SUMMARY OF Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

These consolidated financial statements are presented in United States dollars and have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”).

The accompanying consolidated financial statements include the accounts of Western and its wholly-owned subsidiaries, Western Uranium, Corp., Pinon Ridge Mining LLC, Black Range Minerals Limited, Black Range Copper Inc., Ranger Resources Inc., Black Range Minerals Inc., Black Range Minerals Colorado LLC, Black Range Minerals Wyoming LLC, Haggerty Resources LLC, Ranger Alaska LLC, Black Range Minerals Utah LLC, Black Range Minerals Ablation Holdings Inc. and Black Range Development Utah LLC. All significant inter-company transactions and balances have been eliminated upon consolidation.

Exploration Stage

The Company has established the existence of mineralized materials for certain uranium projects. The Company has not established proven or probable reserves, as defined by the United States Securities and Exchange Commission (the “SEC”) under Industry Guide 7, through the completion of a “final” or “bankable” feasibility study for any of its uranium projects.

In accordance with U.S. GAAP, expenditures relating to the acquisition of mineral rights are initially capitalized as incurred while exploration and pre-extraction expenditures are expensed as incurred until such time the Company exits the Exploration Stage by establishing proven or probable reserves. Expenditures relating to exploration activities such as drill programs to search for additional mineralized materials are expensed as incurred. Expenditures relating to pre-extraction activities such as the construction of mine wellfields, ion exchange facilities and disposal wells are expensed as incurred until such time proven or probable reserves are established for that uranium project, after which subsequent expenditures relating to mine development activities for that particular project are capitalized as incurred.

Companies in the Production Stage as defined under Industry Guide 7, having established proven and probable reserves and exited the Exploration Stage, typically capitalize expenditures relating to ongoing development activities, with corresponding depletion calculated over proven and probable reserves using the units-of-production method and allocated to future reporting periods to inventory and, as that inventory is sold, to cost of goods sold. The Company is in the Exploration Stage which has resulted in the Company reporting larger losses than if it had been in the Production Stage due to the expensing, instead of capitalizing, of expenditures relating to ongoing mill and mine development activities. Additionally, there would be no corresponding amortization allocated to future reporting periods of the Company since those costs would have been expensed previously, resulting in both lower inventory costs and cost of goods sold and results of operations with higher gross profits and lower losses than if the Company had been in the Production Stage. Any capitalized costs, such as expenditures relating to the acquisition of mineral rights, are depleted over the estimated extraction life using the straight-line method. As a result, the Company’s consolidated financial statements may not be directly comparable to the financial statements of companies in the Production Stage.

F-20

WESTERN URANIUM CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Stated in $USD)

Note 3 – SUMMARY OF Significant Accounting Policies, continued

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and revenues and expenses during the period reported.  By their nature, these estimates are subject to measurement uncertainty and the effect on the financial statements of changes in such estimates in future periods could be significant. Significant areas requiring management's estimates and assumptions include determining the fair value of transactions involving common stock, assessment of the useful life and evaluation for impairment of intangible assets, valuation and impairment assessments on mineral properties, deferred contingent consideration, the Reclamation liability, valuation of stock-based compensation, valuation of available-for-sale  securities and valuation of long-term debt and asset retirement obligations. Other areas requiring estimates include allocations of expenditures, depletion and amortization of mineral rights and properties and depreciation of property, plant and equipment. Actual results could differ from those estimates.

Foreign Currency Translation

The reporting currency of the Company, including its subsidiaries, is the United States dollar. The financial statements of subsidiaries located outside of the U.S. are measured in their functional currency, which is the local currency.  The functional currency of the parent is the Canadian dollar. Monetary assets and liabilities of these subsidiaries are translated at the exchange rates at the balance sheet date. Income and expense items are translated using average monthly exchange rates. Non-monetary assets are translated at their historical exchange rates. Translation adjustments are included in accumulated other comprehensive loss in the consolidated balance sheets.

Segment Information

We determined our reporting units in accordance with FASB ASC 280, "Segment Reporting" ("ASC 280"). We evaluate a reporting unit by first identifying its operating segments under ASC 280. We then evaluate each operating segment to determine if it includes one or more components that constitute a business. If there are components within an operating segment that meet the definition of a business, we evaluate those components to determine if they must be aggregated into one or more reporting units. If applicable, when determining if it is appropriate to aggregate different operating segments, we determine if the segments are economically similar and, if so, the operating segments are aggregated. We have one operating segment and reporting unit. We operate in one reportable business segment; we are in the business of exploring, developing, mining and the production of our uranium and vanadium resource properties, including the utilization of the Company’s ablation technology in our mining processes. We are organized and operated as one business. Management reviews its business as a single operating segment, using financial and other information rendered meaningful only by the fact that such information is presented and reviewed in the aggregate.

Cash and Cash Equivalents

The Company considers all highly-liquid instruments with an original maturity of three months or less at the time of issuance to be cash equivalents.

Restricted Cash

Certain cash balances are restricted as they relate to deposits with banks that have been assigned to state reclamation authorities in the United States to secure various reclamation guarantees with respect to mineral properties in Utah, Alaska and Colorado. As these funds are not available for general corporate purposes and secure the long term reclamation liability (see note 11), they have been separately disclosed and classified as long-term.

Marketable Securities

The Company classifies its marketable securities as available-for-sale securities, which are carried at their fair value based on the quoted market prices of the securities with unrealized gains and losses reported as accumulated comprehensive income (loss), a separate component of shareholders’ equity. Realized gains and losses on available-for-sale securities are included in net earnings in the period earned or incurred.

Fair Values of Financial Instruments

The carrying amounts of cash and cash equivalents, marketable securities, accounts payable and accrued expenses, mortgage payable, and notes payable. The carrying amounts of cash and cash equivalents, accounts payable and accrued liabilities approximate fair value due to the short-term nature of these instruments. Marketable securities are adjusted to fair value each balance sheet date, based on quoted prices; which are considered level 1 inputs. The reclamation deposits, which are reflected in restricted cash on the consolidated balance sheet, are deposits mainly invested in certificates of deposit at major financial institutions  and their fair value was estimated to approximate their carrying value. The Company's operations and financing activities are conducted primarily in United States dollars and as a result, the Company is not subject to significant exposure to market risks from changes in foreign currency rates. The Company is exposed to credit risk through its cash and restricted cash, but mitigates this risk by keeping these deposits at major financial institutions.

F-21

WESTERN URANIUM CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Stated in $USD)

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

ASC 820 “Fair Value Measurements and Disclosures” provides the framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements).

Fair value is defined as an exit price, representing the amount that would be received upon the sale of an asset or payment to transfer a liability in an orderly transaction between market participants. Fair value is a market-based measurement that is determined based on assumptions that market participants would use in pricing an asset or liability. A three-tier fair value hierarchy is used to prioritize the inputs in measuring fair value as follows:

Level 1 Quoted prices in active markets for identical assets or liabilities.

Level 2 Quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable, either directly or indirectly.

Level 3 Significant unobservable inputs that cannot be corroborated by market data.

The fair value of financial instruments in the Company’s consolidated financial statements at December 31, 2015 and 2014 are as follows:

	Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Quoted Prices for Similar Assets or Liabilities in Active Markets (Level 2)	Significant Unobservable Inputs (Level 3)
Marketable securities at December 31, 2015	$2,880	$-	$-

Marketable securities at December 31, 2014	$3,448	$-	$-

Securities Available-For-Sale and Held to Maturity

The Corporation classifies its securities as held to maturity or available-for-sale. Investments in debt securities that the Corporation has the positive intent and ability to hold to maturity are classified as securities held to maturity and are carried at amortized cost. All other securities are classified as securities available-for-sale. Securities available-for-sale may be sold prior to maturity in response to changes in interest rates or prepayment risk, for asset/liability management purposes, or other similar factors. These securities are carried at fair value with unrealized holding gains or losses reported in a separate component of shareholders’ equity , net of the related tax effects.

Mineral Properties

Acquisition costs of mineral properties are capitalized as incurred while exploration and pre-extraction expenditures are expensed as incurred until such time the Company exits the Exploration Stage by establishing proven or probable reserves, as defined by the SEC under Industry Guide 7, through the completion of a “final” or “bankable” feasibility study. Expenditures relating to exploration activities are expensed as incurred and expenditures relating to pre-extraction activities are expensed as incurred until such time proven or probable reserves are established for that project, after which subsequent expenditures relating to development activities for that particular project are capitalized as incurred.

F-22

WESTERN URANIUM CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Stated in $USD)

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

Mineral Properties, continued

Where proven and probable reserves have been established, the project’s capitalized expenditures are depleted over proven and probable reserves upon commencement of production using the units-of-production method. Where proven and probable reserves have not been established, such capitalized expenditures are depleted over the estimated production life upon commencement of extraction using the straight-line method. The Company has not established proven or probable reserves for any of its projects.

The carrying values of the mineral properties are assessed for impairment by management on a quarterly basis or when indicators of impairment exist.

Impairment of Long-Lived Assets

We review and evaluate its long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. Impairment is considered to exist if the total estimated future cash flows on an undiscounted basis are less than the carrying amount of the assets. An impairment loss is measured and recorded based on discounted estimated future cash flows or upon an estimate of fair value that may be received in an exchange transaction. Future cash flows are estimated based on estimated quantities of recoverable minerals, expected U3O8 prices (considering current and historical prices, trends and related factors), production levels, operating costs of production and capital and restoration and reclamation costs, based upon the projected remaining future uranium production from each project. The Company’s long-lived assets (which include its mineral assets and ablation intellectual property)  were acquired during the end of 2014 and in 2015 in arms-length transactions. The Company determined that there were not sufficient changes in the market value of uranium on the spot market to justify an impairment. Estimates and assumptions used to assess recoverability of the Company’s  long-lived assets and measure fair value of our uranium properties are subject to risk uncertainty. Changes in these estimates and assumptions could result in the impairment of its long-lived assets. In estimating future cash flows, assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of future cash flows from other asset groups.

Income Taxes

The Company utilizes an asset and liability approach for financial accounting and reporting for income taxes. The provision for income taxes is based upon income or loss after adjustment for those permanent items that are not considered in the determination of taxable income. Deferred income taxes represent the tax effects of differences between the financial reporting and tax basis of the Company’s assets and liabilities at the enacted tax rates in effect for the years in which the differences are expected to reverse.

The Company evaluates the recoverability of deferred tax assets and establishes a valuation allowance when it is more likely than not that some portion or all the deferred tax assets will not be realized. Management makes judgments as to the interpretation of the tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liability. In management’s opinion, adequate provisions for income taxes have been made. If actual taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary.

F-23

WESTERN URANIUM CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Stated in $USD)

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

Income Taxes, continued

Tax benefits are recognized only for tax positions that are more likely than not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely to be realized upon settlement. A liability for “unrecognized tax benefits” is recorded for any tax benefits claimed in the Company’s tax returns that do not meet these recognition and measurement standards. As of December 31, 2015 and 2014, no liability for unrecognized tax benefits was required to be reported.

The Company’s policy for recording interest and penalties associated with tax audits is to record such items as a component of general and administrative expense. There were no amounts accrued for penalties and interest for the years ended December 31, 2015 and 2014. The Company does not expect its uncertain tax position to change during the next twelve months. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

The Company has identified its federal tax return and its state tax returns in Colorado and Utah as its “major” tax jurisdictions, and such returns for the years 2013 through 2015 remain subject to examination.

Restoration and Remediation Costs (Asset Retirement Obligations)

Various federal and state mining laws and regulations require the Company to reclaim the surface areas and restore underground water quality for its mine projects to the pre-existing mine area average quality after the completion of mining.

Future reclamation and remediation costs, which include extraction equipment removal and environmental remediation, are accrued at the end of each period based on management's best estimate of the costs expected to be incurred for each project. Such estimates are determined by the Company's engineering studies which consider the costs of future surface and groundwater activities, current regulations, actual expenses incurred, and technology and industry standards.

In accordance with ASC 410, Asset Retirement and Environmental Obligations, the Company capitalizes the measured fair value of asset retirement obligations to mineral properties. The asset retirement obligations are accreted to an undiscounted value until the time at which they are expected to be settled. The accretion expense is charged to earnings and the actual retirement costs are recorded against the asset retirement obligations when incurred. Any difference between the recorded asset retirement obligations and the actual retirement costs incurred will be recorded as a gain or loss in the period of settlement.

At each reporting period, the Company reviews the assumptions used to estimate the expected cash flows required to settle the asset retirement obligations, including changes in estimated probabilities, amounts and timing of the settlement of the asset retirement obligations, as well as changes in the legal obligation requirements at each of its mineral properties. Changes in any one or more of these assumptions may cause revision of asset retirement obligations for the corresponding assets.

F-24

WESTERN URANIUM CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Stated in $USD)

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

Deferred Financing Costs

Deferred financing costs represent costs incurred for the future issuance of debt. Once the associated debt instrument is issued, these costs would be recorded as a debt discount and amortized using the effective interest method over the term of the related debt instrument. Upon the abandonment of a pending financing transaction, the related deferred financing costs would be charged to general and administrative expense.

The Company may also issue warrants or other equity instruments in connection with the issuance of debt instruments. The equity instruments are recorded at their relative fair market value on the date of issuance which results in a debt discount which is amortized to interest expense using the effective interest method.

Stock-Based Compensation

The Company follows ASC 718, Compensation - Stock Compensation, which addresses the accounting for stock-based payment transactions, requiring such transactions to be accounted for using the fair value method. Awards of shares for property or services are recorded at the more readily measurable of the fair value of the stock and the fair value of the service. The Company uses the Black-Scholes option-pricing model to determine the grant date fair value of stock-based awards under ASC 718. The fair value is charged to earnings depending on the terms and conditions of the award, and the nature of the relationship of the recipient of the award to the Company. The Company records the grant date fair value in line with the period over which it was earned. For employees and management, this is typically considered to be the vesting period of the award. For consultants the fair value of the award is recorded over the term of the service period, and unvested amounts are revalued at each reporting period over the service period. The Company estimates the expected forfeitures and updates the valuation accordingly.

Loss per Share

The Company reports loss per share in accordance with ASC 260, “Earnings per Share”. Basic loss per share is computed by dividing net loss by the weighted average number of common stock outstanding during each period. Diluted loss per share is computed by dividing net loss by the weighted average number of shares of common stock and other potentially dilutive securities outstanding during the year. Potentially dilutive securities for the year ended December 31, 2015, includes options for purchase of 271,996 (2014 – Nil) shares of common stock. These instruments are not included in the calculation of the weighted average number of shares outstanding because their effect is anti-dilutive.

Note 4 – RECENT ACCOUNTING PRONOUNCEMENTS

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update ("ASU") No. 2014-09, "Revenue from Contracts with Customers" (Topic 606), which supersedes the revenue recognition requirements in ASC Topic 605, "Revenue Recognition," and most industry-specific guidance. This ASU is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The ASU also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments, and assets recognized from costs incurred to obtain or fulfill a contract. The amendments in the ASU must be applied using one of two retrospective methods and are effective for annual and interim periods beginning after December 15, 2016. On July 9, 2015, the FASB modified ASU 2014-09 to be effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. As modified, the FASB permits the adoption of the new revenue standard early, but not before the annual periods beginning after December 15, 2016. A public organization would apply the new revenue standard to all interim reporting periods within the year of adoption. The Company will evaluate the effects, if any, that adoption of this guidance will have on its consolidated financial statements.

F-25

WESTERN URANIUM CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Stated in $USD)

Note 4 – RECENT ACCOUNTING PRONOUNCEMENTS, continued

In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”. This standard is intended to define management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern and to provide related footnote disclosures. Under U.S. GAAP, financial statements are prepared under the presumption that the reporting organization will continue to operate as a going concern, except in limited circumstances. Financial reporting under this presumption is commonly referred to as the going concern basis of accounting. The going concern basis of accounting is critical to financial reporting because it establishes the fundamental basis for measuring and classifying assets and liabilities. Currently, U.S. GAAP lacks guidance about management’s responsibility to evaluate whether there is substantial doubt about the organization’s ability to continue as a going concern or to provide related footnote disclosures. This ASU provides guidance to an organization’s management, with principles and definitions that are intended to reduce diversity in the timing and content of disclosures that are commonly provided by organizations today in the financial statement footnotes. The amendments are effective for annual periods ending after December 15, 2016, and interim periods within annual periods beginning after December 15, 2016. Early application is permitted for annual or interim reporting periods for which the financial statements have not previously been issued. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial position and results of operations.

In April 2015, the FASB issued ASU No. 2015-03, "Simplifying the Presentation of Debt Issuance Costs, (“ASU 2015-03”). This standard amends existing guidance to require the presentation of debt issuance costs in the balance sheet as a deduction from the carrying amount of the related debt liability instead of a deferred charge. It is effective for annual reporting periods beginning after December 15, 2015, but early adoption is permitted. The Company has adopted ASU 2015-03 effective with the issuance of its consolidated financial statements as of December 31, 2015 and 2014.

In August 2015, the FASB issued ASU No. 2015-15, “Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements” – Amendments to SEC Paragraphs Pursuant to Staff Announcement at June 18, 2015, which clarified the SEC staff’s position on presenting and measuring debt issuance costs incurred in connection with line-of-credit arrangements. ASU 2015-15 should be adopted concurrent with the adoption of ASU 2015-03. The Company is evaluating the impact the adoption of these standards will have on its consolidated financial statements.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments - Overall (Subtopic 740): Recognition and Measurement of Financial Assets and Financial Liabilities. This ASU is effective for annual and interim reporting periods beginning after December 15, 2017. ASU 2016-01 enhances the reporting model for financial instruments to provide users of financial statements with more decision-useful information. The Company is evaluating the impact the adoption of this ASU will have on the  consolidated financial statements.

On February 25, 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This update will require organizations that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. The new guidance will also require additional disclosures about the amount, timing and uncertainty of cash flows arising from leases. The provisions of this update are effective for annual and interim periods beginning after December 15, 2018. The Company is evaluating the impact the adoption of this ASU will have on the  consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, “Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting”. The amendments are effective for public companies for annual periods beginning after December 15, 2016, and interim periods within those annual periods. Several aspects of the accounting for share-based payment award transactions are simplified, including: (a) income tax consequences; (b) classification of awards as either equity or liabilities; and (c) classification on the statement of cash flows. The Company is evaluating the impact the adoption of this ASU will have on the  consolidated financial statements.

F-26

WESTERN URANIUM CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Stated in $USD)

NOTE 5 - REVERSE TAKEOVER TRANSACTION (“RTO”)

On November 20, 2014, Western, through its wholly owned US subsidiary Western US, acquired 100% of the members' interests of PRM, a private Delaware Limited Liability Company with mining interests in the states of Utah and Colorado. The transaction formed the basis for the Company obtaining a public listing on the CSE. To effect the transaction, Western issued (i) 9,900,000 common shares to the Company’s founders and (ii) 1,100,000 common shares to the shareholders that purchased shares in the November 2014 private placement.

Although the transaction resulted in PRM legally becoming a wholly-owned subsidiary of Western, the transaction constituted a RTO of Western and has been accounted for as a RTO transaction. As Western did not qualify as a business this RTO transaction does not constitute a business combination. It has been treated as an issuance of shares by PRM for the net monetary assets of Western and a recapitalization of Western.

The transaction therefore has been accounted for as a capital transaction, with PRM being identified as the accounting acquirer and the equity consideration measured at fair value. The historical financial statements of the Company are the historical financial statements of PRM. The results of operations, cash flows and the assets and liabilities of HUI have been included in these consolidated financial statements since November 20, 2014, the acquisition date.

The following details the allocation of the purchase price consideration:

Cash	$231,152
Other assets	42,950
Accounts payable and accrued liabilities	(140,620)
Total fair value of assets acquired	$133,482

Fair value of consideration issued	$133,482

The purchase price consideration consisted of 396,924 shares of common stock and warrants to purchase 106,250 shares of common stock issued to the former shareholders of HUI.

The Company incurred transaction costs of $139,349 in the process of acquiring the CSE listing, including legal and accounting fees and listing expenses.

Note 6 - acquisition of black range

On September 16, 2015, Western completed its acquisition of Black Range, an Australian company that was listed on the Australian Securities Exchange until the acquisition was completed. The acquisition terms were pursuant to a definitive Merger Implementation Agreement entered into between Western and Black Range. Pursuant to the agreement, Western acquired all of the issued shares of Black Range by way of Scheme of Arrangement under the Australian Corporation Act 2001 (Cth) (the "Black Range Transaction"), with Black Range shareholders being issued shares of Western on a 1 for 750 basis. On August 25, 2015, the Black Range Transaction was approved by the shareholders of Black Range and on September 4, 2015, Black Range received approval by the Federal Court of Australia. In addition, Western issued to certain employees, directors and consultants options to purchase Western common stock. Such stock options were intended to replace Black Range stock options outstanding prior to the Black Range Transaction on the same 1 for 750 basis.

In connection with the Black Range Transaction, Western acquired the net assets of Black Range. These net assets consist principally of interests in a complex of uranium mines located in Colorado (the “Hansen-Taylor Complex”) and a 100% interest in a 25 year license for ablation mining technologies and related patents from Ablation Technologies, LLC. The Hansen-Taylor Complex is principally a sandstone-hosted deposit that was discovered in 1977 which was permitted for mining in 1981. Ablation is a low cost, purely physical method of concentrating mineralization of uranium ore by applying a grain-size separation process to ore slurries.

F-27

WESTERN URANIUM CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Stated in $USD)

Note 6 - acquisition of black range, CONTINUED

As Black Range did not qualify as a business, the Black Range Transaction does not constitute a business combination. It has been treated as an issuance of shares and stock options by Western for the net monetary assets of Black Range.

The transaction therefore has been accounted for as an asset purchase, with Western being identified as the accounting acquirer and the equity consideration measured at fair value. The results of operations, cash flows and the assets and liabilities of Black Range have been included in these consolidated financial statements since September 16, 2015, the acquisition date.

The following details the preliminary allocation of the purchase price consideration to the assets and liabilities acquired:

Cash	$4,190
Prepaid permit and other costs	19,296
Mineral properties	10,100,000
Ablation intellectual property	9,488,051
Land, buildings and improvements	1,125,000
Restricted cash	382,362
Accounts payable and accrued liabilities	(396,145)
Mortgage payable	(1,051,000)
Credit Facility	(363,074)
Deferred exercise price payable	(500,000)
Deferred tax liability	(4,063,330)
Reclamation liability	(75,683)
Total	$14,669,667

Purchase price consideration:
Fair value of 4,173,299 shares of Western common stock issued to the former stockholders of Black Range	$14,167,703
Fair value of 20,510 shares of Western common stock issued to directors and consultants of Black Range	69,628
Fair value of 271,996 Western stock options issued to directors and consultants of Black Range	432,336
$14,669,667

Mortgage

In connection with the Black Range Transaction, Western assumed a mortgage secured by land, building and improvements at 1450 North 7 Mile Road, Casper, Wyoming, with interest payable at 8.00% and payable in monthly payments of $11,085 with the final balance of $1,044,015 due as a balloon payment on January 16, 2016. The Company did not pay the mortgage on its due date, consequently it is in default. The Company is currently in negotiations with its mortgage holder to exchange the mortgage for the land, building and improvements it is secured by.

F-28

WESTERN URANIUM CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Stated in $USD)

NOTE 6 - acquisition of black range, continued

Credit facility

In March 2015, Western agreed to provide a secured credit facility to Black Range providing for loans up to AUD $450,000 (the “Credit Facility”). On September 1, 2015, the Credit Facility was increased by $100,000 to $550,000 and the term was extended to October 1, 2015. The terms of which included the following:

(1)	interest accrued at 8.00% per annum;

(2)	loans under the Credit Facility were secured by Black Range’s assets to the extent permitted by law and subject to any requisite third party consents; and

(3)	the loans under the Credit Facility were deemed satisfied in connection with the consummation of the Black Range Transaction.

On September 16, 2015, upon consummation of the Black Range Transaction, the Company assumed and subsequently settled the outstanding obligations under the Credit Facility.

Deferred Contingent Consideration

Prior to the Black Range Transaction, George Glasier, the Company’s CEO,  who is also a director, (“Seller”) transferred his interest in a former joint venture with Ablation Technologies, LLC to Black Range. In connection with the transfer, Black Range issued 25 million shares of Black Range common stock to Seller and committed to pay $500,000 to Seller within 60 days of the first commercial application of the ablation technology. Western assumed this contingent payment obligation in connection with the Black Range Transaction. At September 16, 2015 this contingent obligation was determined to be probable as the Company projected to begin commercial use of the ablation technology on or before September 30, 2016. Since the amount of the obligation is certain ($500,000), in connection with the Black Range Transaction, the Company recognized the $500,000 as an assumed liability.

Reclamation Liabilities

In connection with the Black Range Transaction, the Company assumed the reclamation liabilities imposed by law on the mineral properties. The Company has estimated that the gross reclamation liability as of September 16, 2015 and December 31, 2015 was $382,386, and expects to begin incurring the liability after 2055. The Company discounted the liability for time at a discount rate of 5.4% and calculated the net discounted value to be $78,683, such amount is subject to revisions. The gross reclamation liability is secured by certificates of deposit.

Options to Acquire Additional Interests within the Hansen-Taylor Complex

In connection with the Black Range Transaction, the Company assumed two options to acquire additional mineral interests within the Hansen-Taylor Complex.

Pursuant to the option and exploration agreement between Black Range and STB Minerals LLC (“STB”) dated February 18, 2011, and as amended and extended, expiring on July 28, 2017, an exclusive option to acquire STB’s 51% mineral interest in the Hansen Deposit requiring upon exercise, a payment of $2,000,000 in cash and the issuance of shares of the Company’s common stock equal in value to $3,750,000. 180 days following this initial cash payment and issuance of shares, the Company is required to issue additional shares of the Company’s common stock equal in value to $3,750,000. Additionally, the Company will pay STB a perpetual royalty of 1.5%.

Pursuant to an amended and restated option agreement dated July 17, 2009, between Black Range and NZ Minerals, LLC (“NZ”), the Company has the right to acquire NZ’s 24.5% mineral interest in the Hansen Deposit. At any time before the earlier of twenty years from the date of the option agreement or commencement of commercial scale production, the Company is required to pay $2,000,000 in cash and to issue shares of the Company’s common stock equal in value to $2,000,000. Additionally, the Company will pay to NZ a perpetual royalty of 1.176%.

F-29

WESTERN URANIUM CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Stated in $USD)

NOTE 7 - LAND, BUILDING AND IMPROVEMENTS

Land, building and improvements, net, consists of the following:

	As of December 31, 2015	As of December 31, 2014
Land, building and improvements	$1,050,810	$-
Less: Accumulated Depreciation	-	-
	$1,050,810	$-

The Company’s land, building and improvements consisted of a single building, which as of December 31, 2015, was held for sales. Accordingly, the Company has not recorded depreciation expense. As the building is held for sale, at December 31, 2015, it was recorded at net realizable value. Accordingly, during the year ended December 31, 2015, the Company recognized an impairment loss on the building held for sale of $94,000.

NOTE 8 - Mineral Properties

Pinon Ridge Properties

On August 18, 2014, the Company purchased mining assets from Energy Fuels Holding Corp. ("EFHC") in an arm's length transaction. The mining assets include both owned and leased land in the states of Utah and Colorado. All of the mining assets represent properties which have previously been mined to different degrees for uranium. As some of the properties have not formally established proven or probable reserves, there may be greater inherent uncertainty as to whether or not any mineralized material can be economically extracted as originally planned and anticipated.

The consideration paid for the mining assets included the following:

Cash paid at closing	$526,781
Reclamation liability assumed (Note 11)	109,749
Notes payable (Note 10)	902,665
$1,539,195

Mineral Properties

The total consideration above was recorded on the consolidated balance sheet as “mineral properties.” In addition, the Company was required to fund certificates of deposit representing permit bonds required to operate the mines, which represent pledges to secure the Company’s reclamation of each mine. These certificates of deposit are recorded on the Company’s consolidated balance sheet as “restricted cash.”

The Company’s mining properties acquired on August 18, 2014, include: San Rafael Uranium Project located in Emery County, Utah; The Sunday Mine Complex located in western San Miguel County, Colorado; The Van 4 Mine located in western Montrose County, Colorado; The Yellow Cat Project located in eastern Grand County, Utah; The Farmer Girl Mine project located in Montrose County, Colorado; The Sage Mine project located in San Juan County, Utah, and San Miguel County, Colorado USA.

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WESTERN URANIUM CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Stated in $USD)

NOTE 8 - Mineral Properties - CONTINUED

Black Range Properties

On September 16, 2015, in connection with the Black Range Transaction, the Company acquired additional mineral properties. The mining properties acquired through Black Range include leased land in the states of Colorado, Utah, Wyoming and Alaska. None of these mining properties were operational at the date of acquisition. As these properties have not formally established proven or probable reserves, there may be greater inherent uncertainty as to whether or not any mineralized material can be economically extracted as originally planned and anticipated.

The Company’s mining properties acquired on September 16, 2015, include Hansen, North Hansen, High Park, Hansen Picnic Tree, Taylor Ranch, Boyer Ranch, located in Fremont County, Colorado. The Company also acquired Jonesville Coal located in Palmer Recording District, Alaska and Keota located in Weld County, Wyoming.

NOTE 9 - Accounts Payable and Accrued Liabilities

	As of December 31,	As of December 31,
	2015	2014
Trade accounts payable	$520,530	$48,706
Accrued liabilities	304,571	137,975
	$825,101	$186,681

Note 10 - Notes Payable

On August 18, 2014, in connection with the purchase of the mining properties, the Company entered into a note payable with EFHC (the “EFHC Note”) for $500,000. The EFHC Note bears interest at a rate of 3.0% per annum and is secured by a first priority interest in the mining assets. On the date of the purchase, the Company recorded the EFHC Note net of a discount for interest of $73,971 at a rate of 4% per annum, resulting in a total effective interest rate of 7% per annum. The discount is being amortized using the effective interest method over the life of the loan. All principal on the EFHC Note is due and payable on August 18, 2018 and interest on the EFHC Note is due and payable annually beginning August 18, 2015.

On August 18, 2014, also in connection with the purchase of the mining properties, the Company entered into a Note Assumption Agreement with EFHC and Nuclear Energy Corporation (“Nueco”), whereby the Company assumed all of the obligations of EFHC under its note payable with Nueco (the “Nueco Note”). The Nueco Note bears no stated interest rate and is secured by certain of the Company’s mining assets. On the date of the purchase, the Company recorded the Nueco Note net of a discount for interest of $23,724 at a rate of 7% per annum. The discount is being amortized using the effective interest method over the life of the loan. The Nueco payment due on December 20, 2014 in the amount of $250,180 was made on January 5, 2015 without penalty other than additional interest at 6% per annum. As of December 31, 2015, the Nueco Note had a remaining obligation outstanding of $250,180, the due date of which was extended to January 13, 2016. In connection with the extension, the Company agreed to add interest from the date of October 13, 2015 until the date paid at the annual rate of one percent (1%) per annum.

On February 8, 2016, the Company and the lender agreed to further extend the maturity of the Nueco Note to June 2016. In consideration for the extension the Company increased the principal by 10%, increased the interest rate to 6% per annum and paid a $5,000 fee that did not reduce the interest or principal.

On September 30, 2015 the Company entered into a note payable with The Siebels Hard Asset Fund, Ltd (“Siebels Note”) for $250,000, which was fully funded on October 14, 2015. The Siebels Note bears interest at a rate of 16.0% per annum and matures on December 15, 2015. On December 16, 2015 the Company and the lender agreed to extend the maturity of the Siebels Note until June 16, 2016. In consideration for the extension of the repayment, the accrued interest at the time of extension of $8,333 was to be reclassed to principal, bringing the principal of the Siebels Note to $258,423. Also in consideration for the extension the interest rate was increased to 18% per annum.

F-31

WESTERN URANIUM CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Stated in $USD)

Note 10 - Notes Payable, continued

Notes payable consisted of:

	As of December 31, 2015
	Principal	Discount	Balance, Net of Discount	Current	Non-Current
EFHC	$500,000	$50,016	$449,984	$-	$449,984
Nueco	250,180	-	250,180	250,180	-
Siebels	240,013	-	240,013	240,013	-
Total	$990,193	$50,016	$940,177	$490,193	$449,984

	As of December 31, 2014
	Principal	Discount	Balance, Net of Discount	Current	Non-Current
EFHC	$500,000	$62,083	$437,917	$14,876	$423,041
Nueco	500,360	11,257	489,103	489,103	-
Total	$1,000,360	$73,340	$927,020	$503,979	$423,041

During the year ended December 31, 2015 and 2014, the Company’s interest expense on notes payable was $114,639, and $24,888, respectively, including the amortization of debt discounts.

Note 11 - reclamation liability

The reclamation liabilities of the US mines are subject to legal and regulatory requirements, and estimates of the costs of reclamation are reviewed periodically by the applicable regulatory authorities. The reclamation liability represents the Company’s best estimate of the present value of future reclamation costs in connection with the mineral properties (see note 8). The Company determined the gross reclamation liabilities at December 31, 2015 and December 31, 2014 of the mineral properties to be approximately $1,036,142 and $653,734, respectively. During the year ended December 31, 2015 the accretion of the reclamation liabilities amounted to $2,066. The Company expects to begin incurring the reclamation liability after 2055, and accordingly, has discounted the gross liabilities over a thirty year life using a discount rate of 5.4% to a net discounted value as at December 31, 2015 of $220,129. The gross reclamation liabilities of $1,036,142 are secured by certificates of deposit in the amount of $1,036,286. (see note 3)

Note 12 - share capital and other equity instruments

Authorized Capital

The holders of the Company’s common stock are entitled to one vote per share. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of legally available funds. Upon the liquidation, dissolution, or winding up of the Company, holders of common stock are entitled to share ratably in all assets of the Company that are legally available for distribution. As of December 31, 2015 and 2014, an unlimited number of common shares were authorized for issuance.

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WESTERN URANIUM CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Stated in $USD)

Note 12 - share capital and other equity instruments, CONTINUED

Western Uranium Share Capital

As part of the RTO transaction (see note 5) that closed on November 20, 2014, the following share capital transactions occurred (after giving effect to a 800 to 1 share consolidation):

●	396,924 common shares to the former shareholders of HUI;

●	9,900,000 common shares to the Company’s founders; and

●	1,100,000 common shares to the shareholders that purchased shares in the November 2014 private placement.

The RTO transaction was accounted for as a recapitalization of the Company’s equity. In connection with the RTO transaction, the Company has restated its statement of shareholders’ equity on a recapitalization basis so that all equity accounts are now presented as if the recapitalization had occurred at the beginning of the earliest period presented.

Warrants

Former shareholders of HUI received 106,250 warrants exercisable until February 26, 2015 at a price of CAD $8.00 per post-consolidation. Given the limited time until expiry and the spread between the exercise price and trading price on the initial CSE listing of CAD $3.00, no value was ascribed to these warrants as part of the RTO transaction. The warrants all expired unexercised on February 26, 2015.

Private placements

On February 4, 2015, the Company completed a private placement raising gross proceeds of CAD $1,760,000 (US$1,453,602) through the issuance of 640,000 common shares at a price of CAD $2.75 (US$2.27) per common share. In connection with this private placement, the Company paid broker fees, legal fees and other expenses of US$99,809.

On December 31, 2015, the Company completed a private placement raising gross proceeds of CAD $300,000 through the subscription for 101,009 common shares at a price of CAD $2.97 (US$2.14) per common share, and warrants to purchase aggregate of 101,009 common shares at an exercise price of CAD $3.50. Of the total amount received, CAD $275,000 (US$198,298) was received in December of 2015 while the remainder was received in February of 2016. The warrants are exercisable immediately upon issuance and expire five years from the date of issuance. At December 31, 2015, the Company accounted for these proceeds of $198,298 as subscriptions payable.

Stock Options

In connection with the Black Range Transaction, the Board of Directors granted options for the purchase of 271,996 shares of the Company’s common stock to certain of the former directors, employees and consultants of Black Range. On the date of grant, these options were fully vested, had a weighted average exercise price of CAD $6.39 (US$4.82) and a weighted average remaining contractual life of 3.52 years. As of December 31, 2015, these stock options had no intrinsic value. Holders of these stock options have agreed to not exercise these options until after January 16, 2016.

The fair value of these stock options was credited to share capital as a component of acquisition consideration for the Black Range Transaction.

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WESTERN URANIUM CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Stated in $USD)

Note 12 - share capital and other equity instruments, CONTINUED

Stock Options

The Company utilized the Black-Scholes option pricing model to determine the fair value of these stock options, using the assumptions as outlined below. The remaining term was used as the expected life.

Stock Price	$3.39
Weighted Average Exercise Price	$4.82
Number of Options Granted	271,996
Dividend Yield	0%
Expected Volatility	75%
Weighted Average Risk-Free Interest Rate	0.82 – 1.38%
Expected life (in years)	2.3 – 4.2

Note 13 - Mining Expenditures

	For the year Ended December 31,
	2015	2014
Permits	$122,397	$38,857
Maintenance	319,482	24,386
Lease abandonment	-	17,500
Contract Labor	5,003	8,271
Royalties	10,330	6,357
	$457,212	$95,371

NOTE 14 - INCOME TAXES

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

	As of December 31,
Deferred tax assets:	2015	2014
Net operating loss carryovers	$3,739,799	$5,174,895
Marketable securities	23,298	23,086
Accrued expenses	91,526	-
Deferred tax assets, gross	3,854,623	5,197,981

Less: valuation allowance	(531,983)	(5,197,981)
Deferred tax assets, net	3,322,640	-

Deferred tax liabilities:
Property and equipment	(7,385,970)	-
Deferred tax liabilities	(7,385,970)	-

Deferred tax assets (liabilities), net	$(4,063,330)	$-

F-34

WESTERN URANIUM CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Stated in $USD)

NOTE 14 - INCOME TAXES, CONTINUED

The change in the Company’s valuation allowance is as follows:

	For the Years Ended December 31,
	2015	2014
Beginning of year	$5,197,981	$-
(Decrease) increase in valuation allowance	(4,665,998)	5,197,981
End of year	$531,983	$5,197,981

A reconciliation of the provision for income taxes with the amounts computed by applying the statutory Federal income tax rate to income from operations before the provision for income taxes is as follows:

	For the Years Ended December 31,
	2015	2014
U.S. federal statutory rate	(34.0%)	(34.0%)
State and foreign taxes	(3.2%)	(3.2%)
Permanent differences
Tax effect of Reverse Merger	0.0%	30.4%
Non-deductible expenses	3.6%	2.1%
Valuation allowance	33.6%	4.7%
Effective income tax rate	0.0%	0.0%

The Company has net operating loss carryovers of approximately $10,053,223 for federal and state income tax purposes, which begin to expire in 2026. The ultimate realization of the net operating loss is dependent upon future taxable income, if any, of the Company. Based on losses from inception, the Company determined that as of December 31, 2015 it is more likely than not that the Company will not realize benefits from the deferred tax assets. The Company will not record income tax benefits in the financial statements until it is determined that it is more likely than not that the Company will generate sufficient taxable income to realize the deferred income tax assets. As a result of the analysis, the Company determined that a valuation allowance against the deferred tax assets was required of $531,983 and $5,197,981 as of December 31, 2015 and 2014, respectively.

Internal Revenue Code Section (“IRC”) 382 imposes limitations on the use of net operating loss carryovers when the stock ownership of one or more 5% stockholders (stockholders owning 5% or more of the Company’s outstanding capital stock) has increased on a cumulative basis over a period of three years by more than 50 percentage points. Management cannot control the ownership changes occurring. Accordingly, there is a risk of an ownership change beyond the control of the Company that could trigger a limitation of the use of the loss carryover. As of December 31, 2015, the Company had not completed an analysis as to whether or not such ownership change has occurred. If such ownership change under IRC section 382 had occurred, such change would substantially limit the Company’s ability in the future to utilize its net operating loss carryforwards.

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WESTERN URANIUM CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Stated in $USD)

NOTE 15 - Related Party Transactions (Including Key Management Compensation)

The Company has transacted with related parties pursuant to service arrangements in the ordinary course of business, as follows:

An entity controlled by a member of the Board of Directors earned consulting fees totalling $49,192 and $0 for the year ended December 31, 2015 and 2014, respectively. The same director earned director fees totalling $6,325 and  $0 during the years ended December 31, 2015 and 2014. As of December 31, 2015 and 2014, the Company has $5,074 and $0, respectively, in accounts payable and accrued liabilities owing to this director.

Pursuant to a consulting agreement, a US limited liability company owned by a person who is a director and the company’s CFO entered into a contract with the Company effective January 1, 2015 to provide financial and consulting services at an annual consultant fee of $100,000. The contract has a term of one year and is subject to a 90 day cancellation notice by either party plus normal termination clauses for breach of contract. On October 21, 2015, the Company entered into a second agreement with this company to provide marketing and other consulting services at $6,500 per month. During the years ended December 31, 2015 and 2014, the Company incurred fees of $119,500 and  $0 to this company. At December 31, 2015 and 2014, the Company has $14,833 and $0, respectively, included in accounts payable and accrued liabilities payable to the consultant.

In connection with the acquisition of Black Range on September 16, 2015, Western assumed an obligation in the amount of $500,000 payable to Western’s CEO and director contingent upon the commercialization of the ablation technology.

NOTE 16 - SUBSEQUENT EVENTS

Notes Payable

On February 22, 2016, the Company entered into a note payable with The Siebels Hard Asset Fund, Ltd for $100,000. The note bears interest at a rate of 18.0% per annum and matured on April 22, 2016. On April 28, 2016, the Company repaid this note in full.

See Note 10 for disclosure of the extension of the Nueco Note.

April 2016 Private Placement

During April 2016, the Company completed a private placement raising gross proceeds of CAD $680,760 (US$543,456) through the issuance of 400,447 common shares at a price of CAD $1.70 (US$1.36) per common share, and warrants to purchase an aggregate of 400,447 common shares at an exercise price of CAD $1.70 per share. The warrants are exercisable immediately and expire on April 30, 2021.

F-36